UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check appropriate box:

☒   Preliminary Proxy Statement

☐   Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐   Definitive Proxy Statement

☐   Definitive Additional Materials

☐   Soliciting Material under Rule 14a-12

Northland Cable Properties Eight Limited Partnership

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☐    No fee required.

☒    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

Units of limited partnership interest.

(2) Aggregate number of securities to which transaction applies:

 19,087 Units of limited partnership interest

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying .0001007 by $3,030,000 (the purchase price of the transaction).

(4) Proposed maximum aggregate value of transaction:

  $3,030,000

(5) Total fee paid:

  $305.12

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☒ Fee paid previously with preliminary materials:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount Previously Paid:

(2)      Form, Schedule or Registration Statement No.:

(3)      Filing Party:

(4)      Date Filed:

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PRELIMINARY COPY

NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP

101 Stewart Street, Suite 700

Seattle, Washington 98101

[______ __], 2015

To our Limited Partners:

Enclosed is a proxy statement accompanied by a proxy card in connection with a special meeting of the limited partners of Northland Cable Properties Eight Limited Partnership (“NCP-Eight”) to be held on [_________ __], 20[__]. The special meeting, and any postponements or adjournments, will be held at 101 Stewart Street, Suite 700, Seattle, Washington 98101. Only limited partners of record as of [__________ __], 20[__]will be entitled to notice of and to vote at the special meeting. The meeting is called for the following purposes:

1.      FIRST PROPOSAL: To authorize NCP-Eight and its general partner to sell substantially all of NCP-Eight’s assets to Northland Cable Television, Inc. (sometimes referred to as the “Buyer”) for the total amount of $3,030,000, pursuant to the terms of an asset purchase agreement dated as of December 28, 2015 between NCP-Eight and Buyer, (sometime referred to herein as the “sales transaction”);

2.      SECOND PROPOSAL: To authorize an amendment to the Amended and Restated Agreement of Limited Partnership of NCP-Eight dated August 10, 1989, which we refer to sometimes as the “partnership agreement,” to exclude the sales transaction from the independent appraisal procedures that would otherwise be required under the NCP-Eight partnership agreement; and

3.      To transact any other business that properly comes before the special meeting, including any adjournments or postponements of the meeting.

Each proposal will be adopted if holders of a majority of the outstanding units of limited partnership interest, not including any such units held by the general partner or its affiliates, vote to “APPROVE” the proposal.

Neither NCP-Eight’s general partner nor any of its affiliates will close on the sales transaction described in the First Proposal if the amendment to the NCP-Eight partnership agreement described in the Second Proposal is not also approved.

The general partner recommends that you vote to “APPROVE” the sales transaction and the related amendment to the NCP-Eight partnership agreement. The limited partnership will be dissolved upon the sale of all, or substantially all of NCP-Eight’s assets, and the general partner will wind up the business and affairs of NCP-Eight without requiring any further consent or vote by the partners. Accordingly, if the sales transaction closes as planned, the general partner will commence the dissolution and winding up of NCP-Eight during 2016.

Limited partners are not entitled to dissenters’ rights of appraisal under Washington law or the NCP-Eight partnership agreement with respect to the approval and consummation of the sales transaction and the amendment to the partnership agreement.

The general partner has significant conflicts of interest in recommending approval of the sales transaction and the related amendment. As a result, the general partner of NCP-Eight will abstain from voting on whether to approve the first and second proposals. Only limited partners of NCP-Eight not affiliated with the general partner will determine whether the sales transaction and the related amendment to the NCP-Eight partnership agreement should be approved. The general partner’s conflicts of interest are described in greater detail in the accompanying proxy statement. The general partner urges you to read the full text of the proxy statement and its exhibits carefully before you make your decision on these proposals.

Pursuant to the first proposal, if the requisite majority of the outstanding units of limited partnership interest approve the sales transaction and all conditions to closing are satisfied, NCP-Eight will sell all of its cable television systems and other assets to Buyer in an asset sale at a purchase price of $3,030,000 subject to adjustment pursuant to the terms of the purchase agreement. The general partner has proposed an amendment to the NCP-Eight partnership agreement that would exclude the sales transaction from the NCP-Eight partnership agreement’s independent appraisal requirement for sales of assets to an affiliate of the general partner. The general partner has proposed this amendment because the general partner believes that obtaining an appraisal in accordance with the terms of the NCP-Eight partnership agreement is, in the opinion of the general partner, unreasonably expensive and excessively burdensome, unlikely to provide the Limited Partners with any meaningful additional information upon which to base their decision, and unnecessary in light of the general partner’s efforts to sell the assets to third-party purchasers and the sales price for limited partnership units on the secondary market.

If the second proposal is not approved, the general partner will not consummate the sales transaction.

Assuming the sales transaction and the related amendment as described in this proxy statement is consummated and NCP-Eight is dissolved and wound up, projected cash distributions to be made to the limited partners of NCP-Eight (per $500 unit of limited partnership interest) are as follows:

Within		Six Months
60 Days After Closing	Non-Resident Tax(1)	After Closing(2)	Total
$94	$(5)	$16	$105

(1)NCP-Eight on behalf of its limited partners expects to pay a required non-resident state income tax resulting from the proposed sales transaction out of purchase price proceeds to the states of Alabama and Georgia in the aggregate amount of $[__] per partnership unit.

(2)Assumes no claims will be made under the indemnification provisions of the asset purchase agreement.

The amounts set forth in the preceding table are provided on a pro forma basis as of September 30, 2015. Actual amounts will vary from these projections. If the sales transaction is not closed when anticipated (first quarter 2016), funds available for NCP-Eight to distribute to its limited partners may differ materially from these projections. (For details, see “Dissolution and Liquidation Consequences of the Proposed Sales Transaction — Projected Cash Available from Liquidation” beginning on page 42.)

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The proposals found in this proxy statement have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Commission or any state securities commission passed upon the fairness or merits of the proposals described in, or upon the accuracy or adequacy of the information contained in, this proxy statement. Any representation to the contrary is a criminal offense.

You should make your decision on the proposals presented in this document based on the information presented in this proxy statement as opposed to basing your decision on previously received materials including prior correspondence from the general partner. You are urged to carefully review this proxy statement and to return your proxy card promptly in order for it to be received by the general partner on or before [_________________], 20[__].

We are first mailing this proxy statement to limited partners on or about [________________], 20[__].

Sincerely,

Northland Communications Corporation,

General Partner of Northland Cable Properties Eight

Limited Partnership

By:

/s/ Gary S. Jones

Gary S. Jones, CEO

Seattle, Washington

[__________], 20[__]

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PRELIMINARY COPY

PROXY STATEMENT

NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP

101 Stewart Street, Suite 700

Seattle, Washington 98101
TEL.: 206-621-1351

This proxy statement and accompanying proxy card are delivered on or about ___________, 2015, in connection with a special meeting of the limited partners of Northland Cable Properties Eight Limited Partnership (“NCP-Eight”) to be held on [_________ __], 20[__] at NCP-Eight’s address noted above. Only limited partners of record as of [__________ __], 20[__]will be entitled to notice of and to vote at the special meeting. The meeting is called for the following purposes:

1.      FIRST PROPOSAL: To authorize NCP-Eight and its general partner to sell substantially all of NCP-Eight’s assets to Northland Cable Television, Inc. (sometimes referred to as the “Buyer”) an affiliate of the general partner for the total amount of $3,030,000, pursuant to the terms of an asset purchase agreement dated as of December 28, 2015 between NCP-Eight and Buyer, (sometimes referred to herein as the “sales transaction”);

2.      SECOND PROPOSAL: To authorize an amendment to the Amended and Restated Agreement of Limited Partnership of NCP-Eight dated August 10, 1989, which we refer to sometimes as the “partnership agreement,” to exclude the sales transaction from the independent appraisal procedures that would otherwise be required under the NCP-Eight partnership agreement; and

3.      To transact any other business (not now anticipated) that properly comes before the special meeting, including any related adjournments or postponements.

The general partner recommends that you vote to “APPROVE” the proposals. Limited partners are not entitled to dissenters’ rights of appraisal under Washington law if a limited partner objects to the sales price. The general partner has significant conflicts of interest in recommending approval of the proposals as described more fully in this proxy statement and it and its affiliates will abstain from voting. The general partner urges you to read this proxy statement and its exhibits carefully before you make your decision on these proposals.

The proposals found in this proxy statement have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Commission or any state commission passed upon the fairness or merits of the proposals, or upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

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SUMMARY TERM SHEET	2

SPECIAL FACTORS OF THE PROPOSED SALES TRANSACTION	11

THE SPECIAL MEETING	20

FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE PROPOSED SALES TRANSACTION	23

RISK FACTORS	29

SPECIFIC TERMS OF THE PROPOSED SALES TRANSACTION	37

APPLICATION OF NET CASH PROCEEDS	41

DISSOLUTION AND LIQUIDATION CONSEQUENCES OF THE PROPOSED SALES TRANSACTION	42

INFORMATION ABOUT NCP-EIGHT	46

MANAGEMENT AND BENEFICIAL OWNERSHIP OF NCP-EIGHT	49

TRANSACTIONS WITH THE GENERAL PARTNER AND AFFILIATES	50

REGULATIONS AND LEGISLATION	51

NCP-EIGHT'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	58

FINANCIAL STATEMENTS	67

EXHIBIT A PROXY CARD	1

EXHIBIT B ASSET PURCHASE AGREEMENT	1

EXHIBIT C AMENDMENT TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP	1

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SUMMARY TERM SHEET

Introduction

This summary contains a brief discussion of the material terms of the proposals you will vote on at the special meeting of limited partners of NCP-Eight. You should carefully read this entire proxy statement and the attached exhibits for a more complete understanding of the proposals.

As described in this proxy statement, we are soliciting your approval as a limited partner, of two proposals:

(i)     authorization of the sale of substantially all the assets of NCP-Eight to Northland Cable Television, Inc. (sometimes referred to herein as the “Buyer”), which we sometimes refer to as the “sales transaction” as set forth in the asset purchase agreement included at Exhibit B hereto, and

(ii)     authorization of an amendment included at Exhibit C hereto to the Amended and Restated Agreement of Limited Partnership of Northland Cable Properties Eight Limited Partnership dated August 10, 1989, which we refer to sometimes as the “partnership agreement,” to exclude the sales transaction from the independent appraisal procedures that would otherwise be required by the NCP-Eight partnership agreement.

The parties will not complete the sales transaction unless the proposal to amend the NCP-Eight partnership agreement is also approved by a majority of the outstanding units of limited partnership interest (excluding units held by the general partner). See “Specific Terms of the Proposed Sales Transaction” at page 37.

If the two proposals are approved, then, pursuant to the terms of the NCP-Eight partnership agreement, the limited partnership will be dissolved and the general partner will wind up the business and affairs of NCP-Eight without requiring any further consent or vote by the limited partners. Accordingly, if the sales transaction closes as planned, the general partner will commence the dissolution and winding up of NCP-Eight during 2016. See “Dissolution and Liquidation Consequences of the Proposed Sales Transaction” at page 42.

On December 28, 2015, NCP-Eight executed an asset purchase agreement (sometimes referred to as the “purchase agreement”) to sell the operating assets and franchise rights of its remaining cable systems serving the communities of Aliceville, Alabama and Swainsboro, Georgia to Northland Cable Television, Inc., an affiliated party of the general partner. The purchase agreement includes a sales price of $3,030,000, which may be adjusted for customary prorations of revenues and expenses as of closing. For a period of up to six months after the closing, ten percent of the purchase price ($303,000) will serve to secure NCP-Eight’s indemnification obligations with respect to breaches of its representations, warranties and covenants in the asset purchase agreement (the “Holdback”). The net proceeds to be received upon closing will be used to pay all remaining liabilities of NCP-Eight, including transaction costs, and to make distributions to the limited and general partners in accordance with the terms of the partnership agreement. No later than six months after closing, NCP-Eight will receive a final payment from the Holdback funds, subject to any indemnification claims, and soon thereafter, the limited and general partners will receive a final distribution.

The Seller (See Page 46)

Northland Cable Properties Eight Limited Partnership

101 Stewart Street, Suite 700

Seattle, Washington 98101

(206) 621-1351

NCP-Eight is a Washington limited partnership whose sole equity owners include its limited partners and a general partner. The general partner is Northland Communications Corporation, a Washington corporation and wholly owned subsidiary of Northland Telecommunications Corporation. See “Information about NCP-Eight — The General Partner.” As general partner, Northland Communications Corporation manages the operations of NCP-Eight. NCP-Eight’s business consists of owning and operating cable television systems. NCP-Eight’s cable systems are operated as two separate operating groups located in and around the communities of Aliceville, Alabama and Swainsboro, Georgia.

Mr. Gary S. Jones is the Chief Executive Officer, President and a director of Northland Telecommunications Corporation, Northland Cable Television, Inc. (the “Buyer”) and Northland Communications Corporation, the general partner. Mr. Richard I. Clark is the Executive Vice President and a director of Northland Telecommunications Corporation, Northland Cable Television, Inc., and the general partner. Mr. John S. Whetzell is chairman of the board of directors of Northland Telecommunications Corporation, Northland Cable Television, Inc., and the general partner. Mr. Jones, in his capacity as Chief Executive Officer, exercises voting and investment control over the interest in NCP-Eight owned by the general partner. Neither Mr. Clark nor Mr. Whetzell exercise voting and investment control over the interest in NCP-Eight owned by the general partner. The general partner, the Buyer and Messrs. Jones, Clark and Whetzell are sometimes referred to as the “Affiliate Parties.”

Northland Communications Corporation

101 Stewart Street, Suite 700

Seattle, WA 98101

(206) 621-1351

Buyer’s business consists of owning and operating cable television systems and media companies and is an affiliate of the general partner of NCP-Eight.

Timing of Closing; Conditions to Closing the Sales Transaction (See page 39)

Buyer will not be obligated to close its agreement to purchase all of NCP-Eight’s assets unless certain material closing conditions pursuant to the purchase agreement are satisfied, including the following:

●	the sales transaction shall have been approved by holders of a majority of the outstanding units of limited partnership interest of NCP-Eight;
●	there shall have been no action, suit or other proceeding pending or threatened to prevent or restrict the sales transaction;
●	NCP-Eight shall have obtained consent to the transfer of certain rights and assets from the FCC (with limited exceptions), franchising authorities and other third parties, respectively;
●	there shall have been no changes that would have a material adverse effect on the operations or financial condition of NCP-Eight’s systems;
●	the amendment of the limited partnership agreement to exclude the sales transaction from the independent sales procedures that would otherwise be required shall have been approved; and,
●	Buyer’s financing remains available on substantially the same terms and conditions as described herein.

The general partner currently anticipates that the sale of substantially all of NCP-Eight’s assets to Buyer will close during the first quarter of 2016.

The Buyer

The Buyer is Northland Cable Television, Inc., a Washington corporation (NCTV), and an affiliate of the general partner. The business address for NCTV: 101 Stewart Street, Suite 700, Seattle, Washington 98101; Tel: (206) 621-1351. NCTV conducts business in Washington, Idaho, California, Texas, South Carolina, North Carolina and Georgia. NCTV does not own any securities issued by NCP-Eight, and has not entered into any agreement, arrangement or understanding with respect to any securities issued by NCP-Eight. NCTV has not been convicted in a criminal proceeding during the past five years. Further, NCTV is not a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. In other words, because of the relatively small dollar value of the transaction, transaction costs have a disproportionally large effect on the investment opportunity for any buyer. If the general partner must obtain three independent appraisals, the general partner must also adjust the purchase price to reflect the added costs of the acquisition. Therefore, obtaining the appraisals could reduce the cash available for distribution to the limited partners of NCP-Eight. Each Affiliated Party agrees with this conclusion.

Messrs. Jones and Clark, in their capacities as executive officers of the general partner and Buyer and in consultation with Mr. Whetzell, chairman of the board of directors of the general partner and Buyer determined that the Buyer would be willing to purchase NCP-Eight’s assets under the terms and conditions set forth in the purchase agreement. The business address for Messrs. Jones Clark and Whetzell is: 101 Stewart Street, Suite 700, Seattle, Washington 98101; Tel: (206) 621-1351. Mr. Jones is the Chief Executive Officer and a director of Northland Telecommunications Corporation and the general partner and Buyer. Mr. Clark is the Executive Vice President and a director of Northland Telecommunications Corporation, the general partner and Buyer. Mr. Whetzell is the Chairman of the Board of Northland Telecommunications Corporation, the general partner and the Buyer. Neither Messrs. Jones, Clark or Whetzell own any securities issued by NCP-Eight, and neither has entered into any agreement, arrangement or understanding with respect to any securities issued by NCP-Eight. Neither Messrs. Jones, Clark or Whetzell have been convicted in a criminal proceeding during the past five years. Further, neither Messrs. Jones, Clark or Whetzell were party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Messrs. Jones, Clark and Whetzell are United States citizens.

Amendment of Partnership Agreement (See page 40)

This proxy statement also solicits your approval as a limited partner to authorize an amendment to the NCP-Eight partnership agreement that would exclude the sales transaction from the independent appraisal procedures that would otherwise be required by the NCP-Eight partnership agreement with respect to sales of NCP-Eight’s assets to the Buyer. The form of the proposed amendment to the NCP-Eight partnership agreement is attached to this proxy statement as Exhibit C.

Pursuant to the limited partnership agreement, all or any portion of NCP-Eight’s assets may be sold to the general partner or any of its affiliates upon a majority vote of the limited partners approving the terms of the transaction and a price determined in accordance with an appraisal procedure. Under the appraisal procedure, the general partner would select two independent third-party appraisers, who would together select a third independent third-party appraiser. During the two-month period immediately preceding the proposed transaction, each of the appraisers would determine the fair market value of the assets proposed to be sold. All fees and costs of such appraisals would be borne by the general partner. The general partner and its affiliates would have the right, but not the obligation, to purchase the appraised assets for a price equal to the greater of (1) the price paid by NCP-Eight for such assets, or (2) the average of the values determined by the three appraisers. The general partner would also be required to provide a report to the limited partners including a general description of the assets to be sold, the date of purchase and the purchase price paid for such assets by NCP-Eight, the appraised values and the dates of the appraisals, and the purchase price and date of purchase for the sale of the assets to the general partner or any of its affiliates. Unless the NCP-Eight partnership agreement is amended as proposed, these independent appraisal procedures would apply to the sales transaction.

Due to the expense of a third party appraisal and the availability of information sufficient to form an opinion of the value of the NCP-Eight assets, the general partner is unwilling to bear the cost of obtaining appraisals and believes that the costs and potential delays associated with obtaining three separate appraisals of the fair market value of NCP-Eight’s assets would outweigh any perceived benefits from such appraisals. In other words, because of the relatively small dollar value of the transaction, transaction costs have a disproportionally large effect on the investment opportunity for any buyer. If the general partner must obtain three independent appraisals, the general partner must also adjust the purchase price to reflect the added costs of the acquisition. Therefore, obtaining the appraisals could reduce the cash available for distribution to the limited partners of NCP-Eight. Each Affiliated Party agrees with this conclusion.

The Buyer will not complete the sales transaction if the proposed amendment to the NCP-Eight partnership agreement is not approved by a majority of the outstanding units of limited partnership interest.

Liquidation of NCP-Eight Following Consummation of the Proposed Sales Transaction (See page 42)

Pursuant to NCP-Eight’s partnership agreement, the limited partnership will be dissolved upon the sale of all or substantially all of NCP-Eight’s assets, and the general partner will wind up the business and affairs of NCP-Eight without requiring any further consent or vote by the partners. Accordingly, if the sales transaction closes as planned, the general partner will commence the dissolution and winding up of NCP-Eight. The general partner expects the dissolution and winding up of NCP-Eight to commence sometime during 2016. NCP-Eight will use the net sale proceeds to pay all remaining liabilities of NCP-Eight, including transaction costs. NCP-Eight will also pay the general partner management and other fees and costs as described below under “— Conflicts of Interest of the General Partner” on page 7 and “Risk Factors” beginning on page 29 . NCP-Eight will then distribute the balance of the cash proceeds to the limited and general partners in accordance with the terms of the NCP-Eight partnership agreement. Final distribution would occur upon distribution of the Holdback. See “Specific Terms of the Proposed Sale — Distributions to General and Limited Partners” on page 41 for the rights of those parties to participate in such distributions.

Estimated Distributions to Limited Partners as a Result of the Proposed Sales Transaction and Subsequent Liquidation of NCP-Eight (See page 44)

Assuming the sales transaction closes as contemplated and the application of proceeds to pay outstanding debt obligations takes place, projected cash available for distribution by NCP-Eight per unit of limited partnership interest and per $1,000 investment is estimated to equal the following:

	Per $500 Unit of Limited Partnership Interest	Per $1,000 Investment
Limited partners' capital account balance(1)	$5	$10
Allocation of gain to limited partners' capital account balance pursuant to Article 16(c) of the NCP-Eight partnership agreement	104	208
Limited partners' adjusted capital balance pursuant to Article 16(c) of the NCP-Eight partnership agreement	109	218
Projected cash distributions to limited partners pursuant to Article 16(d)(iii) of the NCP-Eight partnership agreement	109	218
Nonresident tax paid on behalf of the limited partners(2)	(5)	(10)
Projected cash distributions to limited partners pursuant to Article 16(d)(iv) of the NCP-Eight partnership agreement(3)	-	-
Total projected cash distributions to limited partners(4)	$104	$208

(1)Capital Account balance as of December 31, 2014 for limited partners. Accordingly, this capital account balance does not reflect any capital expenditure or cash flow that is subsequent to December 31, 2014.

(2)NCP- Eight has operating assets in the states of Alabama and Georgia. These states impose an income tax on the net income earned by nonresident partners from the property located in the state. NCP-Eight is required to compute and pay this tax on behalf of its limited partners. This tax will be paid on behalf of the limited partners out of the proceeds from the proposed sale that could otherwise be distributed directly to the limited partners. See “Special Factors of the Proposed Sales Transaction — Federal and State Income Tax Consequences of the Proposed Sales Transaction — State Income Tax Considerations” beginning on page 23 for a more detailed discussion of this state tax.

(3)Based on estimates of projected aggregate cash available for distribution to limited partners upon dissolution, NCP-Eight expects that limited partners will not receive distributions pursuant to Article 16(d)(iv) of the NCP-Eight partnership agreement.

(4)Assumes no indemnity claims will be made against the seller note. Assumes all conditions of closing are met, including Buyer’s receipt of financings acceptable to Buyer, in Buyer’s sole discretion.

The amounts set forth in the preceding tables are estimates and are being provided for illustrative purposes only. Actual amounts will vary from these projections. For details, see “Dissolution and Liquidation Consequences of the Proposed Sales Transaction — Projected Cash Available from Liquidation” beginning on page 43.

Federal and State Income Tax Consequences of the Proposed Sales Transaction (See page 23)

Upon the disposition of the assets, taxable income will be recognized by NCP-Eight to the extent that the amount realized from the disposition exceeds the adjusted tax basis of the assets disposed of. The taxable gain from the sale will be allocated among the partners in accordance with the NCP-Eight partnership agreement. The allocation of gain to the limited partners will increase their adjusted tax basis in NCP-Eight and increase their “amount at risk” with respect to NCP-Eight’s activity.

The distribution of cash by NCP-Eight to its limited partners in liquidation of their partnership interests will generally result in a taxable transaction. NCP-Eight’s limited partners will realize gain or loss on the distribution of cash on units of limited partnership interest to the extent of the difference between the amount of cash distributed and the adjusted tax basis of the limited partner’s interest in NCP-Eight immediately before the distribution but after taking into account the allocation of gain described in the preceding paragraph. Upon closing of the proposed sales transaction, and dissolution of NCP-Eight, any limited partner with accrued but unused net losses suspended under the passive activity loss rules of the Internal Revenue Code may use such losses to offset any income and gain from the proposed sales transaction. In addition, the sales may also be taxable under applicable state, local and foreign tax laws. Limited partners are strongly urged to consult with their own tax advisor concerning the impact of the above-discussed rules on their investment in NCP-Eight and how those rules will likely be applied to their distributions resulting from the sale of NCP-Eight’s assets.

Conflicts of Interest of the General Partner (See Also “Risk Factors” beginning on page 29)

Northland Communications Corporation is the general partner of NCP-Eight and an affiliate of the Buyer. The second proposal would permit the sales transaction to proceed without following the independent appraisal procedures required by the NCP-Eight partnership agreement for asset sales to an affiliate of the general partner. As general partner of NCP-Eight, Northland Communications Corporation has negotiated and structured the terms of the sales transaction on behalf of NCP-Eight. Consequently, if the proposed amendment to the NCP-Eight partnership agreement is approved and the sales transaction is consummated, the general partner and the Buyer will benefit from the terms the general partner negotiated on NCP-Eight’s behalf without following the independent appraisal procedures established in the NCP-Eight partnership agreement. Northland Communications Corporation has an interest in seeing that it or its affiliates pay the lowest possible purchase price for their acquisition of assets from NCP-Eight. At the same time, Northland Communications Corporation is primarily responsible for negotiating, on behalf of NCP-Eight, the highest possible price for NCP-Eight’s assets. The general partner’s beliefs as to fairness notwithstanding, the general partner is faced with substantial conflicts of interest with respect to the proposed sales transaction. Furthermore, upon consummation of the sales transaction, the general partner is entitled to receive payment of management and other fees from NCP-Eight for its services as general partner and for cost reimbursements prior to closing the sales transaction. The estimated amount of these fees and reimbursements as of September 30, 2015 is $226,347 in the aggregate.

Interests of the General Partner’s Executive Officers in the Proposed Sales Transaction (See also discussion beginning on page 4)

Messrs. Jones and Clark are executive officers of the general partner and Mr. Whetzell is the chairman of the general partner’s board of directors. Messrs. Jones, Clark and Whetzell hold 3%, 7%, and 21%, respectively, ownership interest of common stock in Northland Telecommunications Corporation, the parent corporation of the general partner. Additionally, Mr. Jones is the Chief Executive Officer and a director of both Northland Telecommunications Corporation, the general partner and the Buyer. Mr. Jones, in his capacity as Chief Executive Officer of the general partner, exercises voting and investment control over the general partner interest in NCP-Eight owned by the general partner. As Chief Executive Officer of the Buyer, Mr. Jones, in such capacity, exercises voting and investment control over the Buyer. Mr. Clark is the Executive Vice President and a director of both Northland Telecommunications Corporation, the general partner and the Buyer. Mr. Jones and Mr. Clark have an indirect interest in NCP-Eight’s business through their ownership interest in the general partner’s parent corporation, Northland Telecommunications Corporation. Mr. Whetzell is the chairman of the board and a director of both Northland Telecommunications Corporation, the general partner and the Buyer. The General Partner Recommends Approving the Proposed the Sales Transaction and the Amendment to the NCP-Eight Partnership Agreement (See discussion beginning page 14)

Fairness of the Proposed Sales Transaction (See page 17)

Each of the Affiliate Parties believes that the terms of the sales transaction are fair to NCP-Eight and its limited partners. The Affiliate Parties based their determination as to fairness on the following material factors, each of which is described in greater detail in this proxy statement:

●

the form and amount of consideration offered to the limited partners as a result of the proposed sale are based on generally recognized standards of valuation based on a discount of NCP-Eight’s future estimated free cash flows;

●	the extensive third-party bid solicitation processes undertaken by NCP-Eight to obtain bids from third parties for the purchase of NCP-Eight’s assets;
●	the absence of any third-party bid for the assets despite engaging an industry recognized broker of cable businesses;
●	the price offered for units of limited partnership interest in recent unsolicited offers;
●	the going concern value of NCP-Eight; and,
●	the requirement that a majority of NCP-Eight’s units of limited partnership interest that are not affiliated with the general partner approve the proposed sale.

Likely Consequences of Your Vote (See also discussion beginning on page 41)

The following table summarizes the most likely consequences of a majority vote for or against each of the two proposals found in this proxy statement.

1.     Likely Consequences of a vote to “APPROVE” the sales transaction.

(i) The operating assets of NCP-Eight will be sold to the Buyer, subject to certain conditions of sale all as set forth in more detail in the asset purchase agreement and passage of the proposed amendment to NCP-Eight’s partnership agreement.

(ii) After closing the sales transaction, net proceeds from the sale (after payment of liabilities and the general partner’s fees and costs and indemnification claims, if any) will be distributed to the limited partners as outlined in this proxy statement.

2.     Likely Consequences of a vote to “DISAPPROVE” the sales transaction.

(i) The operating assets of NCP-Eight will not be sold and NCP-Eight will continue to operate its cable systems.

(ii) The general partner will continue its efforts to identify prospective purchasers for NCP-Eight’s assets, and NCP-Eight will continue to incur costs related to its ongoing public reporting obligations and pay management fees to its general partner.

(iii) The general partner would initiate the process to solicit the vote of the limited partners, under a separate proxy, to extend the term of the partnership agreement currently expiring on December 31, 2016.

3.     Likely Consequences of a vote to “APPROVE” the proposed amendment to the NCP-Eight partnership agreement.

The operating assets of NCP-Eight will be sold to the Buyer, subject to certain conditions of sale all as set forth in more detail in the asset purchase agreement, without following the independent appraisal procedures that would otherwise be required by the NCP-Eight partnership agreement.

4.     Likely Consequences of a Vote to “DISAPPROVE” the proposed amendment to the NCP-Eight Partnership Agreement.

(i) The operating assets of NCP-Eight will not be sold and NCP-Eight will continue to operate its cable systems.

(ii) The general partner will continue the operation of NCP-Eight and NCP-Eight will continue to incur costs related to its ongoing public reporting obligations and pay management fees to its general partner.

(iii) The general partner would initiate the process to solicit the vote of the limited partners, under a separate proxy, to extend the term of the partnership agreement currently expiring on December 31, 2016.

Voting at the Special Meeting (See “Special Meeting” beginning at page 20)

You are entitled to one vote at the special meeting for each participation interest in NCP-Eight of record, (sometimes referred to as a “unit of limited partnership interest”), that you held on the close of business on [______________, 20__]. The affirmative vote of limited partners holding a majority of the outstanding units of limited partnership interest of NCP-Eight (excluding units held by the general partner) is required to “APPROVE” the sales transaction. The affirmative vote of limited partners holding a majority of the outstanding units of limited partnership interest of NCP-Eight (excluding units held by the general partner) is required to “APPROVE” the proposed amendment to the NCP-Eight partnership agreement. If you “ABSTAIN” from voting, your abstention will have the same effect as a vote to “DISAPPROVE” the proposal, or proposals, from which you abstain. Additionally, broker non-votes will have the same effect as a vote to “DISAPPROVE” the proposals.

A proxy card is included with this proxy statement. The general partner is asking you to complete, date and sign the proxy card and return it in the enclosed envelope as soon as possible. A proxy card that is properly completed, dated, signed and returned in time for voting with a vote specified on the proxy will be voted as requested.

As of [_____, 20__], the record date for the special meeting, there were 19,087 units of limited partnership interest outstanding, held by 736 limited partners of record. The general partner holds 1 limited partnership unit, which it will not be voting at the meeting. No affiliates of the general partner, including the Buyer, holds any limited partnership units. Any signed and returned proxy card that fails to vote on either or both of the proposals will be treated as a vote to “APPROVE” such proposal.

You may revoke your proxy by delivering to Northland Communications Corporation at any time prior to the special meeting either (a) an instrument revoking the proxy or (b) a duly executed proxy bearing a later date, or by attending the special meeting and voting in person. Your attendance at the special meeting, by itself, will not revoke your proxy. You are not required to attend the meeting.

You Do Not Have Dissenters’ Rights (See pages 22 and 30)

Limited partners are not entitled to dissenters’ rights of appraisal under Washington law if limited partners do not agree with the sales price to be received.

Summary Historical Financial Information

The selected data presented below for the nine-month period ended September 30, 2015, the six-month period ended June 30, 2015 and the three month period ended March 31, 2015, and as of September 30, 2015, June 30, 2015 and March 31, 2015, are derived from the unaudited Consolidated Financial Statements of NCP-Eight that are included elsewhere in this proxy statement.

The selected data presented below under the captions “Summary of Operations” and “Balance Sheet Data” for, and as of the end of, each of the years in the five-year period ended December 31, 2014, are derived from the Consolidated Financial Statements of NCP-Eight, which financial statements have been audited by KPMG LLP, an independent registered public accounting firm. The consolidated financial statements as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and the report thereon, are included elsewhere in this proxy statement.

SUMMARY OF OPERATIONS:	Nine Months Ended September 30,	Six Months Ended June 30,	Three Months Ended March 31,	Years Ended December 31,
	2015	2015	2015	2014	2013	2012	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)
Service revenues	$3,222,680	$2,178,470	$1,092,518	$4,380,380	$4,487,627	$4,218,611	$4,127,680	$3,981,705
Operating (loss) Income	(179,364)	(122,349)	(55,765)	(2,252,937)	224,760	292,236	(529,578)	461,508
Net (loss) income	(183,309)	(125,764)	(57,845)	(2,252,825)	215,607	263,450	(501,530)	408,302
Net (loss) income per limited partnership unit	$(10)	$(7)	$(3)	$(117)	$11	$14	$82	$(26)

				December 31,
BALANCE SHEET DATA:	September 30, 2015	June 30, 2015	March 31, 2015	2014	2013	2012	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)
Total Assets	3,249,479	3,328,279	3,398,081	3,376,610	5,229,604	5,490,113	5,586,629	6,321,108
Term Loan	-	-	-	-	-	553,376	928,376	1,153,376
Total Liabilities	1,104,988	1,064,185	1,066,068	986,752	580,242	1,051,638	1,411,604	1,644,553
General partner's deficit	(58,478)	(57,282)	(56,602)	(56,024)	(33,496)	(35,652)	(38,286)	(33,271)
Limited partners' deficit	2,202,969	2,321,376	2,388,615	2,445,882	4,682,858	4,474,127	4,213,311	4,709,826

	Nine Months Ended September 30,	Six Months Ended June 30,	Three Months Ended March 31,	Years Ended December 31,
	2015	2015	2015	2014	2013	2012	2011	2010
Other Financial Data (Unaudited):
Ratio of earnings to fixed charges(1)					25.14	11.03		10.78
Deficiency of earnings to cover fixed charges(1)	(179,364)	(122,349)	(55,765)	(2,252,937)			(529,578)

(1) Earnings include net (loss) income plus fixed charges. Fixed charges consist of interest expense and amortization of capitalized interest.

SPECIAL FACTORS OF THE PROPOSED SALES TRANSACTION

A number of special factors apply to the proposed sales transaction. You should consider the following factors carefully in evaluating the proposal. In addition, you should consider the risks of the sales transaction at “Risk Factors.” You are urged to read all of this proxy statement and all exhibits carefully when evaluating whether to approve authorizing the proposed sales transaction before completing the accompanying proxy card.

History of NCP-Eight

NCP-Eight was formed on September 21, 1988 and began operations in 1989. NCP-Eight serves the communities and surrounding areas of Aliceville, Alabama and Swainsboro, Georgia (collectively, we refer to the operating assets in these locations as the “properties” or the “systems”). As of September 30, 2015, the total number of basic subscribers served by the systems was 2,585. NCP-Eight’s penetration rate (basic subscribers as a percentage of homes passed) was approximately 23%. NCP-Eight’s properties are located in rural areas, which, to some extent, do not offer consistently acceptable off-air broadcast network signals. Management believes that this factor, combined with the existence of fewer entertainment alternatives than in large markets contributes to the percentage of the population subscribing to cable television.

NCP-Eight has 10 non-exclusive franchises to operate the systems. These franchises, which will expire at various dates through the year 2035, have been granted by local and county authorities in the areas in which the systems operate. Effective July 1, 2007, the Georgia State Legislature passed the Consumer Choice for Television Act (the “Georgia Act”). Under the Georgia Act, NCP-Eight is now governed by a state franchise as to all or part of its service areas in Georgia. In the state of Alabama, franchises are granted at the municipal and county level. NCP-Eight currently expects to continue its operations under the existing franchise agreements for the foreseeable future and the effects of obsolescence, competition and other factors are minimal. In addition, the level of maintenance expenditures required to obtain the future cash flows expected from the franchises is not material in relation to the carrying value of the franchises. This expectation is supported by management’s experience with NCP-Eight’s franchising authorities and the franchising authorities of NCP-Eight’s affiliates. Annual franchise fees are paid to the granting authorities. These fees vary between 2% and 5% and are generally based on the respective gross revenues of the systems in a particular community. The franchises may be terminated for failure to comply with their respective conditions.

Secondary Sales of Units of Limited Partnership Interest

The general partner’s actions have also been motivated by activity of unrelated third parties making unsolicited offers to purchase units of NCP-Eight at prices some of which, in the general partner’s opinion, may not fairly represent the underlying value of limited partner units in NCP-Eight. Each of the Affiliate Parties agrees with this assessment. Purchases that have occurred of which the general partner is aware during 2015 are as follows:

Dates of Purchase	Purchase Amount (per $500 Unit)	Number of Units Sold
March 1, 2015	$100.00	78
March 1, 2015	$50.00	90
May 1, 2015	$105.00	18
June 1, 2015	$100.00	18
September 1, 2015	$50.00	14
October 1, 2015	$100.00	10
October 1, 2015	$105.00	50
December 1, 2015	$75.00	205
December 1, 2015	$105.00	4

The price per unit (excluding fees and commissions) on the secondary markets and as a result of third-party offers during 2015 has ranged from $50 to $105 for units of limited partnership interest that were sold.

Northland Communications Corporation currently serves, and in the past has served, as the general partner of several limited partnerships. It has been Northland Communications Corporation’s experience that especially as the end of the term of a partnership grows near or an announcement regarding a plan to sell substantially all assets of a partnership is made, unsolicited offers are made for units of limited partnership interest at values that are less than the value of the partnership’s underlying assets. These offers are made with the expectation of a positive return upon liquidation of the partnership at or near the expiration of the partnership’s term or dissolution, as applicable. The general partner is not familiar with how the party making the unsolicited offers for units of limited partnership interest in NCP-Eight arrived at its offered price, nor is the general partner familiar with the auction process used by the Central Trade & Transfer which has resulted in the sale of units of limited partnership interest in NCP-Eight from time to time. The general partner has, however, referred limited partners who have desired to sell their units of limited partnership interest to the Central Trade & Transfer since Central Trade & Transfer’s auction process at various times can provide a mechanism for the sale of units of limited partnership interest where a secondary market for the sale of those units does not otherwise exist.

Chronology of Events Leading Up to the Proposed Sales Transaction

In response to inquiries from NCP-Eight’s limited partners commencing as early as the spring and summer months of 2005, the general partner coordinated with cable television industry investment banker Daniels & Associates (“Daniels”) to explore opportunities to sell some or all of NCP-Eight’s assets. Those discussions were motivated by a desire to raise funds for distribution to NCP-Eight’s limited partners, and the possibility of presenting to those limited partners an opportunity to vote on whether to sell the partnership’s remaining assets leading to the final dissolution of NCP-Eight, provided a reasonable purchase price could be negotiated. Those efforts resulted in Daniels contacting seventy potential purchasers in July 2005, based on Daniel’s knowledge and experience of possible purchasers of cable television assets. Following those initial contacts, eight parties expressed serious interest and executed nondisclosure agreements with NCP-Eight, allowing them to receive the sales memorandum prepared by Daniels with the assistance of the general partner, which memorandum described the assets available for purchase. Of those eight parties, two potential purchasers toured NCP-Eight’s operating systems in late August and early September of 2005. Daniels then organized a sealed bid process to solicit actual purchase offers from the interested parties, but no one submitted an offer by the September 30, 2005 bid date.

On request of the general partner, Daniels then reinitiated the process in September 2006 by contacting fifty potential purchasers. In response, nine parties executed nondisclosure agreements with NCP-Eight and were provided an updated sales memorandum prepared by Daniels with the assistance of the general partner. Of those nine parties, six parties delivered indications of interest to Daniels in November 2006. Daniels prepared a summary of the indications of interest for the general partner.

After consideration of the price offered and an evaluation of the ability of the prospective bidders’ financial capacity, the general partner selected Green River Communications, LLC (“Green River”), an unaffiliated third-party, as the prospective buyer. On July 5, 2007, after several months of negotiations, the parties entered into a definitive asset purchase agreement (“APA”). Under the terms of the APA, Green River agreed to buy and NCP-Eight agreed to sell substantially all of its assets, for $8,100,000.00, adjusted based on subscription revenue generated prior to closing and customary closing conditions, including the approval of a majority of the limited partners. On February 27, 2008, the limited partners voted to authorize NCP-Eight and its general partner to sell substantially all of NCP-Eight’s assets to Green River pursuant to the terms of the APA and to authorize an amendment to the Partnership Agreement to exclude the alternative sales transaction between NCP-Eight and its general partner from the independent appraisal procedures that would otherwise have been required under the NCP-Eight Partnership Agreement. Green River failed to deliver the purchase price at closing in accordance with the terms of the APA and NCP-Eight terminated the APA effective March 31, 2008.

In July, 2014, NCP-Eight engaged RBC Capital Markets (RBC), who acquired Daniels & Associates in 2007, to assist in the marketing of the NCP-Eight assets. Under the terms of the engagement, RBC agreed to (i) formulate a strategy for consummating a transaction, including the identification of parties that may have had an interest in a transaction, and develop procedures and timetables for implementing a transaction; (ii) assist NCP-Eight in the preparation of marketing materials describing the systems, as well as other materials requested by interested parties; (iii) approach selected parties, and provide these parties with the appropriate material; assist NCP-Eight in evaluating proposals regarding a possible transaction; (iv) formulate negotiation strategies, participate in negotiations with interested parties and work with the legal counsel and accountants of NCP-Eight to facilitate and negotiate letters of intent, term sheets, definitive agreements and other customary agreements associated with completion of a transaction, as appropriate and customary for an engagement of this type; and (v) present analyses to executive management and the board of directors of NCP-Eight’s general partner, Northland Communications Corporation. Eight potential buyers expressed interest and were sent a Confidential Information Memorandum. One interested party submitted a bid of $630,000 for the Aliceville system only. In considering this bid the general partner noted that it represented approximately 84% of the Aliceville system’s 2013 system cash flow as reflected in the Confidential Information Memorandum. Although no valuation analysis had been performed by the general partner or a third party, based on the experience and general industry knowledge of the general partner and discussions with RBC, the bid was determined to be inadequate and not reflective of the fair market value of the assets.

On request of the general partner, in 2015 RBC contacted nine potential purchasers. In response, one new party executed a nondisclosure agreement with NCP-Eight and was provided an updated sales memorandum prepared by RBC with the assistance of the general partner. Additionally, two parties from the 2014 process, who were still covered under the previous nondisclosure agreement, were provided an updated sales memorandum. No interested party submitted a formal bid.

There being no third-party bidders, the general partner’s affiliate, Northland Cable Television, Inc. determined that it could provide the limited partners with liquidity if it purchased the assets of the limited partnership. (See “Reasons for the Proposed Sales Transaction” at page 14). The general partner and its affiliates are experienced in the sale and acquisition of cable television system. Since 1986, the general partner and its affiliates have been involved as a buyer, in approximately 56 transactions and as a seller, in approximately 33 transaction, in each case, with unaffiliated third-party sellers and buyers, respectively. As a result, the general partner and its affiliates are familiar with the generally accepted terms and conditions of cable television system purchase and sales transactions. Based on its experience with similar transactions, the general partner prepared a form of asset purchase agreement containing terms consistent with those of similar transactions. (See “Specific Terms Of The Proposed Sales Transaction”, Page 37). Each of the Affiliate Parties is aware of the foregoing events and considered them in reaching a conclusion regarding the transaction.

Reasons for the Proposed Sales Transaction

The Affiliate Parties believe that the sales transaction provides an opportunity for liquidity to the limited partners and a more efficient redeployment of the assets of NCP-Eight. In reaching this conclusion, the Affiliate Parties considered the following factors:

1.

the relative lack of liquidity for units of limited partnership interest in NCP-Eight, which, in an effort to provide liquidity to the limited partners, the general partner determined was a factor favoring an assets sale;

2.

as described in “Chronology of Events Leading Up To The Proposed Sales Transaction”, the lack of any unrelated third-party offer over several solicitations for the assets of NCP-Eight, which, in an effort to provide liquidity to the limited partners, the general partner determined was a factor favoring an assets sale to an affiliate;

3.

the financial conditions and the costs of ongoing public reporting and securities law compliance have grown as a percentage of free cash flow over time, leaving less cash available for capital expenditures necessary to maintain competitiveness. The limited partnerships currently spends approximately $250,000 annually solely related to the operations of the limited partnership as a public reporting entity, inclusive of audit fees, printing/mailing and filing fees, administrative costs and legal expenses. The general partner believes that it is more likely that these expenses will continue to grow rather than decline, leaving less free cash for improvements in operations;

4.	the conflicts of interest facing the general partner in structuring and implementing the proposed sale including the lack of an independent appraisal of the assets;
5.	that upon consummation of the proposed sales transaction and dissolution of NCP-Eight, limited partners would no longer participate in the future earnings or growth of NCP-Eight;
6.	the tax impact of the proposed sales transaction on limited partners; and
7.	the costs of the proposed sales transaction and the effect of transaction expenses and other known and contingent liabilities on the net amount to be distributed to limited partners.

The Affiliate Parties believe that factors 1 - 3 support proceeding with the sales transaction and factors 4, 5, 6, and 7 may be considered to detract from it. The general partner also considered the possibility that the value of the systems and assets might increase or decrease from the proposed sale valuations prior to or following closing of the sale, which the general partner was unable to make a determination. Based on the above factors, the Affiliate Parties concluded that the anticipated benefits of the proposed sales transaction to the limited partners of NCP-Eight outweighed the possible disadvantages and alternative (as discussed below in “Alternatives to the Proposed Sales Transaction” at Page 17. In view of the wide variety of the factors considered and the complexity of these matters, the Affiliate Parties did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. However, the Affiliate Parties concluded that the lack of any independent third-party offers referenced in factor 2 above was a significant element in favor of the proposed sales transaction. The general partner recommends entering into the proposed sales transaction based upon the totality of the factors.

Northland Cable Television Inc.’s reasons for entering into the sales transaction are to acquire additional cable assets for a suitable price in geographic locations that are complimentary to Northland Communications Corporation’s and its affiliates existing operations. Further, as discussed above in “— Chronology of Events Leading Up to the Proposed Sales Transaction,” the general partner believes it to be in the best interests of NCP-Eight and its limited partners to complete a sale of NCP-Eight’s assets and dissolve and wind up the limited partnership in part to relieve NCP-Eight of the costs related to ongoing public reporting obligations under the Securities Exchange Act of 1934, increased costs in complying with requirements under the Sarbanes Oxley Act of 2002 and its obligation to pay management fees to the general partner. If the proposed sales transaction closes, the Buyer will acquire substantially all of the assets of NCP-Eight and the general partner also receives a distribution, estimated to be approximately $21,000.

Under the NCP-Eight partnership agreement, the general partner and certain of its affiliates are entitled to receive payment of management fees and reimbursement of certain costs from NCP-Eight for its services incurred prior to closing of the sales transaction. The estimated amounts of these fees and reimbursements as of September 30, 2015 totaled $461,312. See “Dissolution and Liquidation Consequences of the Proposed Sales Transaction — Projected Cash Available from Liquidation” beginning on page 43. This amount is not, however, unique to the proposed sales transaction and would also be received by the general partner regardless of the sales transaction.

The principal reason for each of Messrs. Jones, Clark and Whetzell’s approval of the proposed sales transaction is that as equity owners in Northland Telecommunications Corporation, they believe that the assets to be purchased by the Buyer in the proposed sales transaction are of the type customarily purchased and operated by the companies affiliated with Northland Telecommunications Corporation and those assets are being purchased for a price that they believe is acceptable and within the range for which acceptable borrowing terms can be secured. Mr. Jones is a shareholder of Northland Telecommunications Corporation. Additionally, Mr. Jones is the Chief Executive Officer and a director of Northland Telecommunications Corporation, Northland Communications Corporation and Northland Cable Television, Inc. Accordingly, Mr. Jones, in his capacity as Chief Executive Officer, exercises voting and investment control over the general partner interest in NCP-Eight owned by the general partner. Mr. Clark is also a shareholder of common stock of Northland Telecommunications Corporation. Mr. Clark is the Executive Vice President and a director of Northland Telecommunications Corporation, Northland Communications Corporation and Northland Cable Television, Inc. Mr. Clark does not exercise voting and investment control over the interest in NCP-Eight owned by the general partner. Mr. Whetzell is a shareholder of Northland Telecommunications Corporation. Additionally, Mr. Whetzell is the Chairman of the Board and a director of Northland Telecommunications Corporation, Northland Communications Corporation and Northland Cable Television, Inc. Mr. Whetzell does not exercise voting and investment control over the interest in NCP-Eight owned by the general partner. If the sales transaction is consummated, Messrs. Jones, Clark and Whetzell would have an indirect interest in the purchased assets through their ownership interest in the general partner’s parent corporation, Northland Telecommunications Corporation. The amount of Messrs. Jones, Clark and Whetzell’s indirect interest in NCP-Eight’s business, and the indirect ownership percentage that represents, are an immaterial amount of money or percentage interest. Through Messrs. Jones, Clark and Whetzell’s ownership interests in Northland Telecommunications Corporation as of September 30, 2015, their aggregate indirect percentage interests in NCP-Eight is less than .01%.

Alternatives to the Proposed Sales Transaction

In addition to the sales transaction, the Affiliate Parties considered the following alternatives when reaching the conclusion that a sale of substantially all of NCP-Eight’s assets would provide the limited partners with the highest return for their investment in NCP-Eight. The following list describes those alternatives that were considered:

●

The continuation of the operation of NCP-Eight as currently structured with the intent of continuing to seek potential third party buyers. The Affiliate Parties gave consideration to the lack of interested third party bidders in recent attempts to market these assets and concluded this alternative does not represent a viable option for cash distributions to the limited partners in the foreseeable future.

●

The sale of only a portion of the assets in several installments. The Affiliate Parties have considered a partial asset sale to a third-party followed by selling the remaining assets to a third-party or acquiring the remaining assets directly or through an affiliate. In such case, NCP-Eight could be left with certain less attractive assets that are harder to sell, while still being required to pay its operating expenses and funding capital investment from a resulting smaller pool of operating cash flow.

●

New borrowings by NCP-Eight to make distributions to the limited partners of NCP-Eight. In the opinion of the general partner, lenders are unwilling to extend credit for the purpose of making a dividend payment. The general partner’s opinion is based on the general partner’s discussions with current and prospective lenders of the general partner and its affiliates.

●

The continuing sale of units on the secondary market is an opportunity for limited partners to obtain liquidity for some or all of their units. Transactions on the secondary market during 2015 have resulted in a sale of 2.55% of the total units. On September 17, 2011, Mackenzie Patterson Fuller, LP tendered for all of the outstanding units of the limited partnership (100%) at $70 per unit. No offer for a substantial percentage of the limited partnership units has been made since that time.

After considering each of these alternatives, the Affiliate Parties concluded that each of the factors supported the proposed sales transaction and its fairness to the limited partners and, therefore, a sale of the assets of NCP-Eight as presented herein is the most viable option available to provide liquidity and maximize distributions to the limited partners of NCP-Eight at this time.

Fairness of the Proposed Sales Transaction

The Affiliate Parties’ Belief as to Fairness.

The Affiliate Parties have considered the issue of fairness of the proposed sales transaction to the unaffiliated limited partners of NCP-Eight. In analyzing the fairness issue, the discussions of the Affiliate Parties focused on appropriate valuation of the assets and conflicts of interest faced by the general partner, including the information and facts set forth above in “Chronology of Events Leading up to the Proposed Sales Transaction,” “Reasons for the Proposed Sales Transaction” and “Alternatives to the Proposed Sales Transaction.”

These factors support the Affiliate Parties’ belief that the terms of the proposed sales transaction are reasonable and fair to the unaffiliated limited partners of NCP-Eight and recommend that unaffiliated limited partners vote to “APPROVE” the proposed sales transaction. In deciding to proceed with the sales transaction, the board of directors of the general partner, consisting of 3 persons, all of whom are either employed by or are an officer or director of the general partner or its affiliates gave consideration to the factors set forth below.

Material Factors Underlying Belief as to Fairness.

The following discussion highlights the material factors underlying the Affiliate Parties’ belief that the proposed sales transaction is fair to the unaffiliated limited partners. Each of these factors was considered by the Affiliate Parties. In view of the wide variety of factors considered in connection with their evaluation of the fairness of the sales transaction, the Affiliate Parties did not attempt to quantify, rank or otherwise assign relative weights to these factors.

1.	Third-Party Bid Solicitation. In 2014, RBC contacted 24 potential purchasers, based on RBC’s knowledge and experience of possible purchasers of cable television assets. Following those initial contacts, eight parties expressed interest and executed nondisclosure agreements with NCP-Eight, allowing them to receive the sales memorandum prepared by RBC with the assistance of the general partner, which memorandum described the assets available for purchase. Of those eight parties, one made an offer of $630,000 to purchase the assets of the Aliceville system only. In considering this bid the general partner noted that it represented approximately 84% of the Aliceville system’s 2013 system cash flow as reflected in the Confidential Information Memorandum. Although no valuation analysis had been performed by the general partner or a third party, based on the experience and general industry knowledge of the general partner and discussions with RBC, the bid was determined to be inadequate and not reflective of the fair market value of the assets. RBC then reinitiated the process in 2015 by contacting nine potential purchasers. In response, one new party executed a nondisclosure agreement with NCP-Eight and was provided an updated sales memorandum by RBC. Additionally, two parties from the 2014 process, who were still covered under the previous nondisclosure agreement, were provided an updated sales memorandum. Of those three parties, none made an offer to purchase the assets. As a result of the third-party bid solicitation process, the Affiliate Parties have determined that there is little to no market interest for assets of the limited partnership at a price and on terms substantially favorable to those offered by its affiliate.
2.

Unsolicited Offers for Units of limited partnership Interest in NCP-Eight. The general partner considered the price offered for units of limited partnership interest in recent unsolicited offers. As already discussed in this proxy statement under “Special Factors of the Proposed Sales Transaction — Secondary Sales of Units of Limited Partnership Interest” beginning on page 12, Affiliate Parties are familiar with recent unsolicited offers made for the purchase of units of limited partnership interests in NCP-Eight. While they do not believe that such offers amount to a reliable secondary market, they do believe that the price offered provides a relevant factor to consider when determining whether the sales transaction is fair to the limited partners of NCP-Eight. The Affiliate Parties concluded that the forecasted distributions to be received by the limited partners of NCP-Eight as a result of the sales transaction would provide liquidity to all of the limited partners of NCP-Eight whereas secondary market offers provide no such assurances.

3.	Net Book Value, Liquidation Value and Going Concern Value. The general partner and the other Affiliate Parties did not consider net book value to be relevant in the fairness determination. Several of the assets of NCP-Eight have been significantly depreciated over time for tax and accounting purposes. Notwithstanding, the net book value of NCP-Eight’s assets as of September 30, 2015 was calculated to equal $2,946,000. By comparison, the amount to be received by NCP-Eight, assuming the sales transaction closes as contemplated, is $3,030,000. Liquidation value was not considered by the Affiliate Parties since NCP-Eight is not under compulsion to sell. Furthermore, a portion of NCP-Eight’s assets are intangible in the form of franchise agreements (agreements with state and local governments authorizing the use of public rights of way for the distribution of cable and telecommunications services), which typically would not be included in the determination of liquidation value. The Affiliate Parties did consider the going concern value of NCP-Eight when making a determination as to fairness. NCP-Eight incurs significant costs related to its public filing obligations as well as ongoing management fees due to its general partner. These costs would not be incurred by the general partner’s affiliate offering to purchase the assets. Therefore, the Affiliate Parties concluded that the value of future cash flows as a going concern would be less than the value of future cash flows determined by the Buyer as discussed below. For these reasons, Affiliate Parties do not believe that net book value, a liquidation value or a going concern value result in a price or terms substantially more favorable than those offered by its affiliate.
4.

Consent Procedures and Procedural Safeguards. The sales transaction can take place only if limited partners holding a majority of NCP-Eight’s units of limited partnership interest (excluding units held by the general partner) approve the sales transaction. If holders of a majority of those units do not vote to approve the sales transaction, the purchase agreement will be terminated. The Affiliate Parties believe that the condition of this vote by unaffiliated limited partners, and the requirement of an absolute majority vote by such limited partners, enhances the fairness of the transaction.

5.

Discounted Cash Flow Analysis. The Affiliate Parties performed a discounted cash flow analysis of NCP-Eight’s operating assets calculating the estimated present value of the standalone unlevered after-tax free cash flows as estimated by the general partner for the years 2016 through 2020 and the terminal value of such cash flow in perpetuity thereafter.

The following table presents a summary of the free cash flows (in thousands) estimated for the periods 2016 through 2020:

	2016E	2017E	2018E	2019E	2020E

Revenue	$4,402	$4,565	$4,769	$5,015	$5,302
Operating Expenses (1)	$3,695	$3,831	$3,991	$4,184	$4,423
Capital Expenditures	$1,007	$446	$457	$436	$440

(1)

Operating expenses are adjusted to exclude costs incurred by NCP-Eight in the normal course of business that are not expected to be incurred by NCTV as the buyer and therefore may differ materially from historical operating expenses as a % of revenue. These costs include management fees, excessive audit fees as a public reporting entity and various costs related to investor relations and public reporting obligations.

The estimated future free cash flows prepared by the general partner and utilized in the discounted cash flow analysis were based on numerous variables and assumptions made in good faith by the general partner at the time they were prepared. The general partner considered (i) the economic, competitive and regulatory environment consistent with conditions known at the time of preparation of the free cash flow estimates, (ii) revenue growth averaging 4.8% per year based various factors including historical trends and the general partners’ industry knowledge (iii) operating expense growth of 4.6% per year based on various factors including historical trends and the general partners’ industry knowledge and, (iv) an assumption that capital expenditures would decline from 23% of revenues in 2016 to an average of 9% for the period 2017 through 2020. The 2016 levels were higher due to estimated expenditures required to upgrade the physical cable system to an industry standard capacity of 750 MHz. “MHz” is a unit a measure standard in the industry for determining the capacity of a cable television system. A cable system with a capacity of 750 MHz is considered in the industry to be necessary to provide advanced services and remain competitive. These assumptions are inherently uncertain, were made as of the time the prospective financial information was prepared, and may not necessarily be reflective of actual results, either now or in the future, in light of changed circumstances, economic conditions, or other developments.

In order to establish a terminal value of the estimated free cash flows at the end of the projection period, the general partner used a constant growth model. Under a constant growth model the general partner established a perpetuity growth rate of 1.5%. In establishing the perpetuity growth rate the general partner considered NCP-Eight’s cash flow growth rate over the forecasted period and industry perpetuity growth rates published within the industry.

The cash flows and terminal value were then discounted to present value using a discount rate of 13.2% which was based on a weighted average cost of capital analysis of the Buyer utilizing the capital asset pricing model (CAPM). The weighted average cost of capital is derived from an estimate of two factors; 1) the cost of debt adjusted for the tax deductibility of interest expense, and 2) the cost of equity representing the rate of return required by investors for investing in assets with similar risk profiles as those of the Buyer. These two factors were then weighted based on the assumed debt to equity ratio of the Buyer’s capital structure, which in this analysis was 60%/40%, to derive the weighted average cost of capital.

In summary, based on the forgoing projected cash flows for the period of 2016 through 2020, a terminal value based on a perpetuity growth rate of 1.5% and a discount rate of 13.2%, the general partner’s discounted cash flow analysis yielded an estimated value of $3,030,000 for the assets of NCP-Eight.

6.	Payment of the Purchase Price. The Buyer will finance the entire purchase price through an existing line of credit with Buyer’s current lender. The entire purchase price will be paid in full on closing with 90% of the purchase price being distributed to the limited partnership and 10% being held in a third-party escrow account to serve as security for the representations and warranties of the limited partnership in the purchase agreement, in each case, after deduction for Seller’s expenses of sale and reserves necessary for continuing operations. The Holdback funds will be released to the limited partners within 6 months after closing, assuming no claims have been made against the fund. Based on their experience with similar transactions, the Affiliate Parties believe the payment of 90% of the purchase price at closing with a 10% Holdback for 6 month’s post-closing is consistent with or better than the terms and conditions of transactions involving the sale of assets in the industry.
7.

Independent Third-Party Representation. The general partner did not form a limited partner committee or designate an unaffiliated third-party to represent the limited partners’ interests in structuring the proposed sales transaction. Nor did a majority of directors who are not employees of the issuer retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for the purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of such transaction. Had such representation been arranged, the terms of the proposed sales transaction might have been more favorable to the limited partners. It is not uncommon, where conflicts of interest exist, for a fiduciary to designate an independent third-party to safeguard the interest of limited partners. The absence of unaffiliated third-party representation did not change the Affiliate Parties’ belief that the proposed transaction is fair to the unaffiliated limited partners.

8.

Waiver of the Appraisal Procedures. As a condition of Buyer’s obligation to purchase the assets of NCP-Eight, Buyer requires that the limited partners waive the appraisal procedures. Because of the relatively small dollar value of the transaction, transaction costs have a disproportionally large effect on the investment opportunity for any buyer. If the general partner must obtain three independent appraisals, the general partner must also adjust the purchase price to reflect the added costs of the acquisition.

Summary Analysis

The Affiliate Parties believe that factors 1 - 6 support the fairness of the sales transaction to the limited partners and factors 7, and 8 may be considered to detract from it. Based on the foregoing analyses, the Affiliate Parties have concluded that the consideration to be received by the limited partners of NCP-Eight in the sales transaction is fair to such limited partners, from a financial point of view (without giving effect to any impacts of the sales transaction on any particular limited partner other than in its capacity as a limited partner), as of September 30, 2015.

the special meeting

This proxy statement is being furnished in connection with the solicitation of proxies by the general partner of NCP-Eight. The proxies are for use at the special meeting of limited partners to be held on [____]at 4:00 p.m., local time, at the offices of NCP-Eight at 101 Stewart Street, Suite 700, Seattle, Washington 98101, and at any adjournment or postponement of the meeting.

Limited partners are invited to attend the special meeting and are urged to submit a proxy even if they will be able to attend the special meeting in person.

Purpose of the Special Meeting

The purpose of the meeting is to vote on the following:

●	a proposal to approve the proposed sale of substantially all of NCP-Eight’s assets to Northland Cable Television, Inc., an affiliate of the general partner; and
●

a proposal to approve an amendment to the NCP-Eight partnership agreement that would exclude the sales transaction from the independent appraisal procedures that would otherwise be required by the NCP-Eight partnership agreement.

Record Date; Limited Partners Entitled to Vote at the Special Meeting

Only persons who are limited partners of record of NCP-Eight at the close of business on [________] 2015 will be entitled to vote at the special meeting or at any adjournment or postponement of the special meeting. As of the close of business on [__________] 2015 (the “record date”), there were 19,087 units of limited partnership interest outstanding, held by 736 limited partners of record. Limited partners will be entitled to one vote on each matter presented for approval at the special meeting for each unit of limited partnership held as of the close of business on the record date.

Quorum; Vote Required for Approval

Pursuant to the NCP-Eight partnership agreement, the presence in person or by proxy of holders of units of limited partnership interest representing a majority of the votes entitled to be cast at the special meeting constitutes a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes are included in the calculation of the number of votes represented at a meeting for purposes of determining whether a quorum has been achieved. The approval of the proposal relating to the sales transaction and approval of the proposal relating to the amendment to the NCP-Eight partnership agreement each requires the affirmative vote of the holders of a majority of the outstanding units of limited partnership interest excluding units held by the general partner or its affiliates. A failure to submit a proxy card (or to vote in person at the special meeting) and abstentions and broker non-votes will have the same effect as a vote to “DISAPPROVE” both proposals.

Use of Proxies at the Special Meeting

The general partner will ensure that all properly executed proxies received before the special meeting will be voted at the special meeting as instructed on the proxy. Abstentions and broker non-votes will have the effect of a vote against the proposal(s) for which they have abstained. Properly executed proxy cards that do not contain voting instructions with regard to a proposal will be treated as a vote to “APPROVE” any such proposal. All questions as to the validity, form, eligibility, time of receipt, and acceptance of any proxies will be determined by the general partner in its sole discretion, which determination will be final and binding.

The general partner knows of no matters that will be presented for a vote at the special meeting other than the matters identified in this proxy statement and on the proxy card. If any other matters are properly presented, the persons designated as proxies on the enclosed proxy card intend to vote on the matters in accordance with the form of the proxy being solicited that is included as Exhibit A to this proxy statement. An actual execution-ready proxy card accompanies this proxy statement. By submitting a completed and executed proxy, a limited partner will be appointing each of Gary S. Jones and Richard I. Clark as attorney-in-fact to vote the limited partner’s units at the special meeting with respect to approval or disapproval, as specified on the proxy card. Messrs. Jones and Clark are granted the authority to appoint substitutes for purposes of voting proxies. Messrs. Jones and Clark serve as Chief Executive Officer and Executive Vice President, respectively, of the general partner. The general partner requests that limited partners complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope, even if they are planning to attend the special meeting.

Revocation of Proxies

Once you submit a signed proxy, you may change your vote only by delivering to the general partner before the special meeting either (1) a signed notice of revocation of the proxy or (2) a signed proxy dated subsequent to the date of the proxy previously given, or by personally appearing at the special meeting and voting in person. Attendance at the special meeting, by itself, will not revoke a proxy.

Solicitation of Proxies

This proxy statement is being furnished to the limited partners of NCP-Eight by the general partner, whose principal executive offices are located at 101 Stewart Street, Suite 700, Seattle, Washington 98101 and whose telephone number is (206) 621-1351. The principal executive offices and telephone number of NCP-Eight are the same.

In addition to use of the mail, proxies may be solicited by telephone or personally by the general partner and any of its directors, officers, partners and employees. The general partner will not pay any additional compensation to any of these people for their services in this regard. The expenses of the solicitation will be borne by NCP-Eight.

Appraisal Rights

Pursuant to the terms of the limited partnership agreement, the partnership’ assets may be sold to the general partner or its affiliate upon a majority vote of the limited partners approving the terms of the transaction and at a price determined by an appraisal procedure, described in more detail in the partnership agreement. However, a limited partner that votes against either proposal is not entitled to any dissenters’ rights of appraisal under Washington law with respect to the sales transaction or the subsequent liquidation of NCP-Eight or the amendment of the limited partnership agreement. NCP-Eight will not voluntarily provide any similar rights in connection with the sales transaction. Therefore, even if a limited partner votes against either of the proposals set forth herein, a limited partner will not be able to demand that the assets be appraised to determine their fair value.

Federal and State Income Tax Consequences of the Proposed Sales Transaction

The following discussion provides a general summary of the financial income tax consequences of a disposition of NCP-Eight assets as applicable to a limited partner of NCP-Eight. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), on the regulations promulgated thereunder, and on published administrative rulings and judicial decisions now in effect, all of which are subject to change or different interpretations. No assurance can be given that future legislation, administrative rulings or court decisions will not modify the conclusions set forth in this summary. In addition, since the proposed sales transaction is not expected to close until 2016, Congress could pass further legislation that could significantly change the tax consequences of the proposed sales transaction from that discussed below. This discussion is necessarily general, and does not describe all of the U.S. federal income tax consequences that may be relevant to particular circumstances of investors, or to investors that may be subject to special U.S. federal income tax rules (including, for example, traders or dealers in securities or currencies, banks and other financial institutions, insurance companies, governmental entities, organizations generally exempt from taxation, flow-through entities and limited partners with a functional currency other than the U.S. dollar). The actual tax and financial consequences of the proposed asset sales will vary depending upon a limited partner’s circumstances. The following constitutes a general summary of some of the provisions of the Code and tax acts. The general partner has not sought, nor will it receive, a legal opinion as to the matters discussed below or a ruling from the Internal Revenue Service. For purposes of this discussion, a “U.S. Person” is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the law of the United States or any State, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. Person.

THIS DISCUSSION DOES NOT CONSTITUTE TAX ADVICE, IS NOT INTENDED OR WRITTEN TO BE USED AND CANNOT BE USED TO AVOID PENALTIES IMPOSED BY THE CODE, AND IS NOT INTENDED AS A SUBSTITUTE FOR TAX PLANNING. EACH LIMITED PARTNER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES OF THE PROPOSED SALES TRANSACTION.

Federal Tax Considerations. Certain material tax consequences to NCP-Eight’s limited partners will result from the proposed sales transaction. To avoid the additional expense, NCP-Eight has not obtained a tax opinion or ruling from the Internal Revenue Service in connection with the proposed transaction.

Federal Tax Consequences of Disposition of the Assets and Liquidation of NCP-Eight. Upon the disposition of the assets, taxable income will be recognized by NCP-Eight to the extent that the amount realized from the disposition exceeds the adjusted tax basis of the disposed assets. The taxable gain from the sale will be allocated among the partners in accordance with the NCP-Eight partnership agreement. The allocation of gain to the limited partners will increase their adjusted tax basis in NCP-Eight and increase their “amount at risk” with respect to NCP-Eight’s activity. Suspended or current passive activity losses from a limited partner’s interest in NCP-Eight and/or other passive activities may be used to offset gain from the disposition of the assets. See “— Federal Tax Consequences of a Decision Not to Sell” beginning on page 25 for a discussion of passive activity loss limitations and suspended losses. The general partner believes that these allocations will have “substantial economic effect,” as required by regulations issued by the Treasury Department. In the event the Internal Revenue Service (“IRS”) should prevail in any contention that the taxable gain from the sale should be allocated differently from the manner reported by the general partner, the amounts of capital gain (or loss) and ordinary income (or loss) of the limited partners would be adjusted in equal offsetting amounts.

The majority of assets being sold by NCP-Eight will be treated as “Section 1231 assets.” Section 1231 assets are generally defined as depreciable and amortizable assets used in a trade or business, and real property used in a trade or business, which have been held by the taxpayer for more than one year. The assets comprising the distribution systems of NCP-Eight, including franchise rights and associated intangible assets, are Section 1231 assets. A limited partner’s share of gain or loss on the sale of the assets (excluding ordinary income depreciation recapture, discussed below) will be combined with any other Section 1231 gain or loss the limited partner incurs in that taxable year and the limited partner’s net Section 1231 gain or loss will be taxed as capital gain or ordinary loss, as the case may be. However, Section 1231 gain will be converted into ordinary income to the extent a limited partner has net Section 1231 losses in the five most recent tax years (“non-recaptured net Section 1231 losses”). The tax treatment of Section 1231 gains will depend on the limited partner’s tax situation. In addition, cost recovery deductions which have been taken with respect to certain assets will be subject to recapture as ordinary income upon the sale to the extent of gain on the sale, and each limited partner will be allocated a share of this ordinary income depreciation recapture in proportion to the cumulative net losses previously allocated to the limited partner (or a prior owner or owners of the limited partner’s units) under the NCP-Eight partnership agreement. It is anticipated that the majority of the gain allocated to the limited partners will be ordinary income. Each limited partner will also recognize gain or loss upon the liquidation of NCP-Eight following the disposition of the assets to the extent that the cash distributed in the liquidation exceeds or is less than the limited partner’s adjusted tax basis in its partnership interest. See “— Tax Rates” beginning on page 26 for a discussion of the applicable tax rates for ordinary income and capital gains.

Neither NCP-Eight nor any partner is allowed to deduct or to amortize amounts paid for syndication expenses. Syndication expenses are amounts which were paid or incurred by NCP-Eight in connection with the issuance and marketing of the units of limited partnership interest, including sales costs. These expenses have not been deducted by NCP-Eight, but were allocated to the limited partners and reflected as a decrease in their capital accounts as reported on Schedule K-1. Upon liquidation of NCP-Eight the treasury regulations also provide that NCP-Eight may not deduct the syndication expenses. However, there is uncertainty in the law concerning whether a limited partner may claim a capital loss for the remaining portion of their tax basis in NCP-Eight which is attributable to the syndication expenses. The IRS may contend that the limited partners are not entitled to use this offset because they should have instead reduced their basis in their partnership interests by an amount equal to their allocated share of the syndication expenses. In such event, the IRS may also contend that the limited partners should recognize an additional amount of capital gain. You should consult with your individual tax advisor with respect to your treatment of syndication expenses upon termination of NCP-Eight.

If the IRS were to argue successfully that the allocations of taxable income among the partners should differ from the allocations that are reported on NCP-Eight’s tax returns, the amounts of ordinary income and loss and capital gain and loss limited partners report will change. Notwithstanding, the general partner believes this change will not have a material adverse effect on the limited partners in NCP-Eight. There will be no federal tax consequences to NCP-Eight resulting from the proposed sales transaction. All federal tax consequences are instead imposed on the partners of NCP-Eight.

Unrelated Business Taxable Income. Unrelated business taxable income (“UBTI”) will be generated by the sale of the assets and allocated to limited partners that are qualified retirement plans and tax exempt trusts (“Plans”) as defined by the Code and subject to the Employment Retirement Income Security Act of 1974 (i.e., IRAs, Keoghs, pension plans, etc.). These entities are generally required to file Form 990-T if they have gross income of $1,000 or more from an unrelated trade or business.

Generally, partnership allocations of ordinary income, Section 1231 gains and capital gains will result in UBTI to Plans and generate an unrelated business income tax. The Code allows an exempt entity a specific deduction for UBTI of up to $1,000 per year and thus the annual UBTI generated by the Plans will be taxed to the extent it exceeds $1,000. If the Plan has net operating loss, passive activity loss, and/or suspended basis loss carryovers, the UBTI may also first be reduced by these carryover losses.

Federal Tax Consequences of a Decision Not to Sell. The general tax consequence of a decision not to sell and to continue to operate NCP-Eight as a partnership is that each limited partner will continue to be allocated its share of NCP-Eight’s income, deduction, gain and loss, and will be distributed its share of cash available for distribution as determined under the NCP-Eight partnership agreement. In general, income or loss from operations of NCP-Eight constitutes ordinary income or loss and is allocated to limited partners in accordance with the NCP-Eight partnership agreement. Cash distributions to limited partners are not taxable unless they exceed the adjusted tax basis of the limited partner’s partnership interest. Limited partners may not deduct losses allocated to them to the extent the losses exceed the adjusted tax basis of their partnership interest. These unused losses may be carried forward and utilized in future years, subject to the same limitation based on the limited partner’s tax basis in its NCP-Eight interest.

With respect to the deductibility of partnership losses by a limited partner, the Code does not allow certain taxpayers to use losses and credits from a business activity in which he or she does not materially participate (e.g., a limited partner in a limited partnership) to offset other income such as salary, active business income, dividends, interest, royalties and investment capital gains. The taxpayers affected by the passive activity loss rules are individuals, estates, trusts, closely-held C corporations and personal service corporations. However, passive activity losses can be used to offset passive activity taxable income from another passive activity. In addition, disallowed losses and credits from one tax year may be suspended and carried forward by a taxpayer and used to offset income from passive activities in the future. The disallowed losses carried forward from a passive activity will be allowed in full when the taxpayer recognizes gain or loss upon a taxable disposition of his or her entire interest in the passive activity. A limited partner should note that the Treasury Department prescribed regulations that will re-characterize certain income as “portfolio” income and restrict the offset of that income by losses from a passive activity. These regulations could impact the use of passive activity losses or income from NCP-Eight. For example, the Treasury Department has issued regulations holding that interest earned on partnership cash balances represents portfolio income, and thus may not be offset by passive activity losses.

If a decision is made not to sell, the losses (if any) allocated to certain limited partners in NCP-Eight will be subject to the passive activity loss rules discussed above. Unless the limited partner has income from other passive activities, the losses allocated by NCP-Eight will not be currently deductible. In addition, the limited partner could be allocated interest income or other portfolio income that could not be offset by passive activity losses.

You should note that the effect of the passive activity loss limitations may vary from one taxpayer to another depending on each taxpayer’s individual tax situation. Therefore, you should consult your personal tax advisor with respect to the application of the passive activity loss limitations to your particular tax situation.

With respect to the recovery of capital expenditures, eligible personal property placed in service after December 31, 1986 is assigned to a three-year class, five-year class, seven-year class, ten-year class, fifteen-year class, or twenty-year class. The depreciation method applicable to the three-year, five-year, seven-year and ten-year classes is the 200 percent declining balance method. The method applicable to the fifteen-year and twenty-year classes is the 150 percent declining balance method. The cost of non-residential real property is recovered using the straight-line method over 39 years. Partnership equipment that is placed in service after December 31, 1986 is classified as five-year, seven-year, or fifteen-year property, and the purchase price for that equipment is depreciated over the applicable period. The Code has eliminated the investment tax credit for all property placed in service after December 31, 1985, subject to certain transitional rules that do not currently apply to NCP-Eight.

Tax Rates. The following discussion relates primarily to individual taxpayers. Different tax rules may apply to other taxpayers (e.g., corporations, estates, trusts, etc.). The Code currently provides for a maximum tax rate on ordinary income of 39.6%. The benefits of certain itemized deductions and personal exemptions are reduced for certain higher income taxpayers. Capital gain income, including net Section 1231 gains treated as capital gains, will generally receive favorable tax treatment as discussed below.

Capital gains from sales of certain property held more than one year are now taxed at maximum tax rates that vary from 0% to 28%, depending on the type of property sold, the taxpayer’s marginal tax rate and the holding period of the property. These gains are taxed at the taxpayer’s regular tax rate if the maximum capital gains rate is higher. The large majority of NCP-Eight’s assets will have been held by NCP-Eight for more than one year at the time of the proposed transaction. None of NCP-Eight’s assets are collectibles subject to the 28% maximum capital gains rate. Therefore the majority of capital gain income (including the Section 1231 gains) recognized by the limited partners will constitute long-term gains eligible for 0%, 15% or 20% tax rates, as applicable, depending upon the taxable income and marginal tax rate of the taxpayer. As discussed above, to the extent that a limited partner has non-recaptured net Section 1231 losses in the last five years, its Section 1231 gain will be treated as ordinary income and will not receive the favorable capital gain tax rates. Also as discussed above, gain attributable to prior depreciation and amortization deductions on personal property will be taxed as ordinary income under the depreciation recapture rules. It is anticipated that the majority of the gain allocated to the limited partners will be ordinary income. Finally, a small portion of NCP-Eight gain may be attributable to depreciable real estate that would be subject to a maximum tax rate of 25%.

In addition to the income tax rates described above, beginning in 2013 certain taxpayers are subject to an additional tax of 3.8% on net investment income. The tax is imposed on the lesser of the taxpayer’s net investment income (as defined) or the taxpayer’s modified adjusted gross income in excess of $200,000 for an unmarried taxpayer or $250,000 for a married taxpayer filing a joint income tax return. Investment income is generally defined as income from interest, dividends, annuities, royalties, rents, non-business capital gain income, business income generated by a passive activity, and income derived from a business of trading in financial instruments or commodities. The income generated by NCP-Eight, including any gain on the proposed sale transaction, will constitute investment income under this definition, and will potentially be subject to the 3.8% tax. In addition, any gain a partner realizes on the sale of their interest in NCP-Eight would be investment income potentially subject to the tax. Certain expenses, such as investment interest expense and state income taxes paid on investment income, are allowed as deductions in determining a taxpayer’s net investment income.

Depending on the level of the alternative minimum taxable income, a taxpayer is subject to tax rates of 26% or 28% on such alternative minimum taxable income. The favorable capital gain tax rates discussed above also apply for alternative minimum tax purposes. In general, accelerated depreciation used for regular tax purposes on property placed in service after 1986 is a preference to the extent different from alternative minimum tax depreciation (using the 150 percent declining balance method, and using longer lives for personal property placed in service before 1999). An exception to this rule applied to certain assets eligible for bonus depreciation, wherein there was no difference between regular tax depreciation and alternative minimum tax depreciation. Bonus depreciation generally applied to qualified assets placed in service during certain tax years from 2001 through 2014. A taxpayer paying alternative minimum tax is allowed a tax credit for the alternative minimum tax liability attributable to timing differences. In general, this minimum tax credit can be carried forward and used against the taxpayer’s regular tax liability to the extent the taxpayer’s regular tax liability exceeds his or her minimum tax liability. Upon the sale of NCP-Eight’s assets, limited partners will be allocated an adjustment amount that will reduce their taxable gain for alternative minimum tax purposes. This adjustment amount arises because the prior depreciation deductions claimed for regular tax purposes will have exceeded the amount of depreciation claimed for alternative minimum tax purposes.

An individual taxpayer generally is not allowed a deduction for investment interest expense in excess of net investment income. Net investment income generally includes interest, dividends, annuities, royalties and short-term capital gains, less expenses attributable to the production of the income. Long-term capital gains from investment property are not generally included in net investment income, however a taxpayer may elect to forego the favorable tax rates available for long-term gains and include them in net investment income. Long-term gains from business property (such as NCP-Eight’s assets) are not included in net investment income. Therefore, the gain allocated to a limited partner from the proposed transaction will not increase his or her net investment income. Investment interest expense includes all interest paid or accrued on indebtedness incurred or continued to purchase or carry property held for investment. Investment interest does not include interest that is taken into account in determining a taxpayer’s income or loss from a passive activity provided, however, that interest expense which is properly attributable to portfolio income from the passive activity is treated as investment interest. Any interest a limited partner incurred to acquire units in NCP-Eight is treated as a passive activity deduction, and not investment interest.

State Income Tax Considerations. In addition to the federal income tax considerations outlined above, the proposed sales transaction has state income tax consequences. Limited partners who are residents of states imposing income taxes should consult their own tax advisor or their own state law to determine the state tax consequences and their state’s filing requirements.

The following is only a brief summary of the potential state tax considerations of the proposed sales transaction for nonresidents of Alabama and Georgia. You should consult your own tax advisors concerning the application of each state’s income tax laws and other state and local laws to your specific situation.

Alabama. The State of Alabama, where certain of NCP- Eight’s assets are located, imposes an income tax on the net income earned by non-resident partners from property located in Alabama or from a business operation conducted in Alabama. This includes property owned or a business conducted through a partnership. This state tax generally applies to the limited partners of NCP-Eight.

NCP-Eight will be responsible for reporting each non-resident partner’s share of the income derived from Alabama sources, and paying state income taxes on this income. The Alabama tax will be based on the income generated by NCP-Eight’s operations, including the income to be generated by the proposed sales transaction, as apportioned to Alabama under state law. NCP-Eight will be required to pay the tax at a rate of 5% on the income apportioned to each partner. The Alabama tax paid on a partner’s behalf will be reported on the partner’s Schedule K-1 for 2015. No further filing in Alabama will be required by an individual non-resident partner, unless the partner has other income from Alabama sources or is due a refund in which case the individual non-resident partner generally will be obligated to file an Alabama income tax return. Any partner filing an Alabama income tax return should claim the amount paid by NCP-Eight on the partner’s behalf as estimated tax paid on its Alabama return. Alabama personal income tax rates increase on a graduated scale, beginning at 1% up to a maximum marginal tax rate of 5%.

Georgia. The State of Georgia, where certain of NCP-Eight’s assets are located, imposes an income tax on the net income earned by non-resident partners from property located in Georgia or from a business operation conducted in Georgia. This includes property owned or a business conducted through a partnership. This state tax applies to the limited partners of NCP-Eight.

NCP-Eight is responsible for reporting each non-resident partner’s share of the income derived from Georgia. NCP-Eight will withhold and remit to the Georgia Department of Revenue 4% of any income paid or credited to a non-resident partner and attributable to NCP-Eight’s property or business in Georgia. The Georgia tax withheld and remitted on behalf of the partner will be reported on the partner’s Schedule K-1 for 2015. An individual non-resident partner generally will be obligated to file a Georgia income tax return. A partner should claim the amount withheld as estimated tax paid on their Georgia individual tax return. The non-resident partner’s Georgia tax will be based on the income generated by NCP-Eight’s operations, including the income to be generated by the proposed sales transaction, as apportioned to Georgia under state law. Georgia personal income tax rates increase on a graduated scale, beginning at 1% up to a maximum marginal tax rate of 6%.

risk factors

The following sets forth information you should consider in deciding how to vote on approval of the sales transaction as set forth in the asset purchase agreement. If any of the following risks, or other risks which have not been identified or which the general partner believes may be immaterial or unlikely actually occur, the effects of the sales transaction would be different.

The general partner is subject to substantial conflicts of interest in the sales transaction.

While the general partner believes the sales transaction is fair to NCP-Eight and its limited partners, there are significant conflicts of interest associated with the proposed sales transaction. The general partner wishes to draw your attention to the following factors.

●	the price to be paid for the purchase of NCP-Eight’s assets represents fair value for the assets being acquired, and those assets may increase in value prior to closing.
●

the purchase price to be paid for NCP-Eight’s assets is fixed, subject to adjustment as described in “Specific Terms of the Proposed Sales Transaction — Potential Purchase Price Adjustments” beginning on page 38 and will not otherwise be adjusted for any increase in value that might occur prior to closing.

●	if the closing occurs in or about the first quarter of 2016, more than 4 months will have passed between the fixing of the purchase price and the closing.
●

the general partner did not form a limited partner committee or designate an unaffiliated third-party to represent the limited partners’ interests in structuring the proposed sales transaction, nor did a majority of directors who are not employees of the issuer retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for the purposes of negotiating the terms of the sales transaction and/or preparing a report concerning the fairness of such transaction. Had such representation been arranged, the terms of the proposed sales transaction might have been more favorable to the limited partners. It is not uncommon, where conflicts of interest exist, for a fiduciary to designate an independent third-party to safeguard the interest of limited partners.

●

the general partner took a number of procedural steps, as described in “— Fairness of the Proposed sales transaction — The Affiliate Parties’ Belief as to Fairness” beginning on page 17, to protect the limited partners from potential overreaching that could result from the general partner’s control over the negotiation process. Any procedural steps taken by the general partner, however, may not have afforded limited partners the same level of protection that they would have received if an independent third-party had been negotiating the sales transaction’s terms on their behalf.

●

the general partner will continue to be entitled to management fees and expense reimbursements until the sales transaction closes. The general partner will also seek reimbursement for any costs it incurs on behalf of the limited partnership in the sales transaction and subsequent winding up of the affairs of the limited partnership.

●	the general partner will receive payment of deferred management fees and deferred expenses reimbursement from the sales proceeds received by NCP-Eight.
●	the appraisal process under the limited partnership agreement could have indicated a value higher than the purchase price offered by the general partner.

The limited partners will not receive the benefit of an appraisal of the assets to be sold in the sales transaction.

The limited partnership agreement of NCP-Eight provides that in a sale of all or any portion of NCP-Eight’s assets to the general partner or any affiliate, the terms of such transaction and the price shall be determined in accordance with appraisal procedures set forth in the limited partnership agreement. These appraisal procedures will not be applicable in the sales transaction if the second proposal is approved.

The limited partners do not have any dissenters’ rights in this transaction.

Pursuant to the terms of the limited partnership agreement, the partnership’ assets may be sold to the general partner or its affiliated upon a majority vote of the limited partners approving the terms of the transaction and at a price determined by an appraisal procedure, described in more detail in the partnerships agreement. However, a limited partner that votes against either proposal is not entitled to any dissenters’ rights of appraisal under Washington law with respect to the sales transaction or the subsequent liquidation of NCP-Eight or the amendment of the limited partnership agreement. NCP-Eight will not voluntarily provide any similar rights in connection with the sales transaction. Therefore, even if a limited partner votes against either of the proposals set forth herein, a limited partner will not be able to demand that the assets be appraised to determine their fair value. In particular, with respect to the second proposal asking the limited partners to amend the partnership agreement to remove the appraisal rights, limited partners voting against such amendment, do not have separate appraisal rights. Therefore, if the first and the second proposals are approved by a majority of the limited partners (excluding units held by the general partner) the sales transaction will occur at the price and according to the terms and condition set forth herein, and the dissenting limited partners do not have any additional appraisal rights.

Limited Partners will not receive all of the cash consideration at closing.

●

The aggregate cash purchase price of the sales transaction is $3,030,000. Up to $303,000 (the Holdback) will be held in escrow for six months to secure certain indemnification obligations of seller. Such claims, if any, will be offset against the Holdback. Thus, $2,727,000, net of transaction costs and payment of NCP-Eight’s liabilities as of closing will be paid to limited partners immediately after the closing of the sales transaction, and the remainder of the purchase price is subject to claims, if any, for breaches of representations and warranties, all as set forth in the purchase agreement.

If the Buyer makes a successful indemnification claim after closing, that claim will decrease the distributions received by the limited partners.

The Buyer has a right to be indemnified against claims for breaches of NCP-Eight’s representations, warranties and covenants. The representations and warranties survive for a period of six months from the closing of the sales transaction. A successful claim by the Buyer will decrease or possibly even exceed the amounts available for distribution to the limited partners. The result would be that less money will be available for distribution to the limited partners. For a period of six months after the closing, 10% of the purchase price ($303,000) will serve to secure certain of NCP-Eight’s indemnification obligations. However, certain types of indemnity claims, for example fraud, would not be subject to the $303,000 limitation. See “Indemnification” on page 38 for more details.

The amount and timing of final distributions to limited partners may be affected by unanticipated or contingent liabilities, including any potential litigation arising out of the sales transaction.

The general partner is not aware of any contingent liabilities that are likely to exceed the purchase price. Notwithstanding, such liabilities might arise. If, for example, claims were brought against the general partner for breaches of fiduciary duty, securities law violations, or other claims, such actions would likely give rise to indemnity claims by such persons against NCP-Eight, possibly reducing the amounts available for distribution to its limited partners. In this regard, limited partners should be aware that Northland Communications Corporation serves, and has served, as general partner of other limited partnerships involved in the cable television industry. In June 1998, the limited partners of one such limited partnership, Northland Cable Properties Five Limited Partnership, voted by a 74% majority to approve the disposition of that partnership’s assets to a company affiliated with Northland Communications Corporation and the subsequent liquidation of that partnership. A class action lawsuit was subsequently filed against that partnership and its general partners alleging various claims, including that the purchase price paid did not represent fair value and breaches of fiduciary duties in the transaction and sought damages. In the opinion of the general partner, the action was ultimately settled and dismissed on terms favorable to the general partner. If the majority of the limited partners of NCP-Eight vote to approve the proposed sales transaction and the proposed sales transaction closes, and if a similar lawsuit is brought against NCP-Eight, such lawsuit may have the effect of delaying payment of or reducing the amount of any distribution.

The proposed sales transaction will be taxable for U.S. Federal income tax purposes. This may result in substantial recognition of gain to NCP-Eight’s limited partners.

The receipt of cash from the proposed sales transaction will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. Accordingly, limited partners will recognize a gain or loss on the payment of cash on units of limited partnership interest to the extent of the difference between the amount realized and the limited partner’s adjusted tax basis in their units. Upon closing each proposed sale, any net losses of NCP-Eight that were suspended under the passive loss rules of the Internal Revenue Code may be used to offset income and gain in that sale.

Even if the requisite majority of the limited partners of NCP-Eight vote to APPROVE the proposed sale, the proposed sales transaction may not close due to a failure to satisfy conditions to closing.

The purchase agreement contains certain conditions which must be satisfied prior to closing. For example, certain third party consents may be required to transfer assets from NCP-Eight to the Buyer. Therefore, even if the requisite majority of the limited partners of NCP-Eight vote to approve the proposed sales transaction, the sales transaction may not close.

The Buyer’s financing is subject to certain conditions that must be met at the time of closing.

Buyer has secured financing of the purchase price, subject to certain terms and conditions, through an existing credit facility with Benefit Street Partners LLC (the “Credit Agreement”) that provides for up to $15,000,000 of credit availability for purposes specified in the Credit Agreement (the “Loan”). See page 41 for additional information regarding Buyer’s financing. As of the date of this filing no amounts had been borrowed under the Loan. Under the terms of the Credit Agreement, borrowings under the Loan for Affiliate Transactions, as that term is defined in the Credit Agreement, would require consent of Benefit Street Partners LLC. Buyer’s acquisition of the assets of NCP-Eight would constitute an Affiliate Transaction under the Credit Agreement and as such Buyer has obtained the consent of Benefit Street Partners LLC. to borrow funds under the Loan to consummate the transaction. The available borrowings under the Credit Agreement are sufficient to pay the purchase price in full at closing. As a condition precedent to the Loan, (i) all representations and warranties in the Credit Agreement must be true and correct, (ii) no default or event of default can have occurred and be continuing or would result after giving effect to the Loan (iii) the Loan cannot exceed the borrowing limits under the Credit Agreement (iv) after giving effect to the Loan, the buyer must be in compliance with financial covenants under the Credit Agreement, and (v) no event or circumstances having a material adverse effect (as defined in the Credit Agreement) shall have occurred. As of September 30, 2015 the general partner and Buyer are not aware of any terms or conditions of the financing that cannot be met or satisfied. Buyer has made no other financing arrangements in the event the above financing becomes unavailable. Buyer will repay the Loan in the ordinary course of business. All amounts under the Loan become due in full on or before December 31, 2019.

Risk Factors Pertaining to the Ongoing Operation of NCP-Eight

The following is a brief summary of certain risks associated with the ongoing operations of NCP-Eight and its cable systems, if the continued operation of such systems is necessary.

NCP-Eight’s business is subject to extensive governmental legislation and regulation, which could adversely affect its business.

Regulation of the cable industry has increased cable operators’ administrative and operational expenses and reduced their revenues. Cable operators are subject to, among other things:

●	rules governing the provision of cable equipment and compatibility with new digital technologies;
●	rules and regulations relating to subscriber privacy;
●	limited rate regulation;

●	requirements governing when a cable system must carry a particular broadcast station and when it must first obtain consent to carry a broadcast station;
●	rules for franchise renewals and transfers; and
●	other requirements covering a variety of operational areas such as equal employment opportunity, technical standards and customer service requirements.

On February 26, 2015, the FCC adopted an Order that (1) reclassified broadband Internet service as a Title II service, (2) applied certain existing Title II provisions and associated regulations (including requiring that rates and practices be just, reasonable, and nondiscriminatory, allowing complaints in court and before the FCC, imposing privacy and disability obligations, and providing broadband providers with access to poles and conduits), (3) forbore from applying a range of other existing Title II provisions and associated regulations, but to varying degrees indicated that this forbearance may be temporary, and (4) issued new rules expanding disclosure requirements and prohibiting blocking, throttling, paid prioritization, and unreasonable interference with the ability of end users and edge providers to reach each other. The order also subjected broadband providers’ Internet traffic exchange rates and practices to FCC oversight and created a mechanism for third parties to file complaints. The Order became effective on June 12, 2015 (except for the expanded disclosure requirements, which will not become effective until they receive approval from the Office of Management and Budget). The order has been appealed by multiple parties and it is not known whether some or all of the rules may be enforced or blocked. The order could have a material adverse effect on NCP-Eight’s business and results of operations. The FCC is also considering the appropriate regulatory framework for VoIP service, including whether that service should be regulated under Title II. Any changes to the regulatory framework for NCP-Eight’s Internet or VoIP services could have a negative impact on its business and results of operations.

NCP-Eight’s cable systems are operated under franchises that are subject to non-renewal or termination. The failure to renew a franchise could adversely affect NCP-Eight’s business.

NCP-Eight’s cable systems generally operate pursuant to franchises, permits and similar authorizations issued by a state or local governmental authority controlling the public rights-of-way. In Alabama, local governmental authorities, principally cities, are the governmental entity that issues franchises. Local franchise regulations allow franchisors to establish comprehensive facilities and service requirements, as well as specific customer service standards and monetary penalties for non-compliance. Franchises may be terminable if the franchisee fails to comply with significant provisions set forth in the franchise agreement. Franchises are generally granted for fixed terms and must be periodically renewed. Local franchising authorities may resist granting a renewal if either past performance or the prospective operating proposal is considered inadequate. Local franchise authorities often demand other commitments as a condition to renewal, such as access to broadband facilities and courtesy accounts to government institutions, public, educational and governmental channels (“PEG” channels), additional fees and/or equipment to support PEG facilities. In some instances, a franchise may not be timely renewed at expiration, and company risks operating while negotiating renewal terms. In Georgia, franchises may be obtained from the respective state agency. Georgia state franchises have different regulatory requirements, including additional reporting and disclosure obligations. Even if a company is operating under a state issued franchise, local authorities retain the right to regulate the public rights of way in their jurisdictions. As a result, NCP-Eight is required to work with multiple governmental entities regarding the same franchise area.

NCP-Eight may not be able to comply with all significant provisions of NCP-Eight’s franchise agreements. Additionally, although historically NCP-Eight has renewed its franchises without incurring significant costs, there can be no assurances that NCP-Eight will be able to renew, or to renew as favorably, its franchises in the future. A termination of or a sustained failure to renew a franchise could adversely affect NCP-Eight’s business in the affected geographic area.

NCP-Eight’s cable systems are operated under franchises that are non-exclusive. Accordingly, franchising authorities can grant additional franchises and create competition in market areas where none existed previously, resulting in overbuilds, which could adversely affect results of operations.

In addition, telephone companies have obtained authority to provide video services in addition to internet services and phone services. For instance, the local telephone company has obtained authorization to provide video services in NCP-Eight’s Swainsboro Georgia service area. The local telephone company has also upgraded its facilities to provide higher speed broadband services. The local telephone company’s entry into the video market and high speed broadband has had a materially adverse effect on the operations of NCP-Eight’s Swainsboro Georgia system.

If Alabama were to pass legislation similar to Georgia’s state franchise statute, NCP-Eight could face more competition. Such legislation is generally viewed as being more favorable to new entrants due to a number of varying factors, including efforts to withhold streamlined cable franchising from incumbents until after the expiration of their existing franchises and the potential for new entrants to serve only the higher-income areas of a particular community. To the extent incumbent cable operators are not able to avail themselves of the benefits under a state issued franchise until the expiration of their local franchise, NCP-Eight may continue to be subject to more onerous franchise requirements at the local level than a new entrant.

Further regulation of the cable industry could increase NCP-Eight’s costs of operations, impair its ability to raise rates to cover its increasing costs and result in reductions to net income.

The FCC and the U.S. Congress continue to be concerned about cable rate increases. Currently, federal regulations allow local franchising authorities to regulate the rates on the basic service tier and for associated equipment and installation activities. It is possible that rates could be further regulated, which could affect the ability of cable system operators to implement rate increases. Further, in its recent Title II order, the FCC retained the ability to regulate Internet services to ensure that rates and terms are “just and reasonable.” See “Regulations and Legislation” beginning at page 51 for further discussion of the effect of Title II regulation.

There has been considerable interest in requiring cable operators to offer historically bundled programming services on an à la carte basis or to at least offer a separately available child-friendly “Family Tier. “ It is possible that new marketing restrictions could be adopted in the future. Such restrictions could adversely affect NCP-Eight’s operations by disrupting its preferred marketing practices.

Actions by pole owners might subject NCP-Eight to significantly increased pole attachment costs.

Pole attachments are wires and ancillary equipment attached to poles owned by third-parties, such as public and municipal utilities. Cable system attachments to public utility poles historically have been regulated at the federal or state level, generally resulting in favorable pole attachment rates for attachments used to provide cable service. Despite the existing regulatory regime, utility pole owners in many areas are attempting to raise pole attachment fees and impose additional costs on cable operators and others. In addition, the favorable pole attachment rates afforded cable operators under federal law can be increased by utility companies if the operator provides telecommunications services as a telecommunications carrier under Title II, as well as cable service, over cable wires attached to utility poles. The FCC recent Title II ruling could have further negative effects on pole rates. Although the FCC states its intention that its Title II reclassification of BIAS is not intended to allow regulated pole owners to increase pole rates, there is no current ruling or legislation that would prevent pole owners from doing so.

Federal laws and regulations governing regulated utilities, including rules regarding the maximum allowable rates, are not applicable to wires and ancillary equipment attached to poles owned by municipalities and co-operatively owned organizations; therefore, such organizations are free to charge significantly higher pole attachment fees under more onerous terms and conditions. Any significant increased costs could have a material adverse impact on NCP-Eight’s profitability and discourage system upgrades and the introduction of new products and services.

Changes in access rights to NCP-Eight’s Facilities May Impair Revenue

A number of companies, including independent Internet service providers, or ISPs, have requested local authorities and the FCC to require cable operators to provide nondiscriminatory access to cable’s broadband infrastructure, so that these companies may deliver Internet services directly to customers over cable facilities. If NCP-Eight were required to allocate a portion of its bandwidth capacity to other Internet service providers, it could impair NCP-Eight’s ability to use its bandwidth in ways that would generate maximum revenues.

Changes in channel carriage regulations could impose significant additional costs on NCP-Eight.

Cable operators also face significant regulation of their channel carriage. They currently can be required to devote substantial capacity to the carriage of programming that they would not carry voluntarily, including certain local broadcast signals, local public, educational and government access programming, and unaffiliated commercial leased access programming. This carriage burden could increase in the future. For example, the FCC has recently required that cable systems, subject to certain limitations, carry both the analog and digital versions of local broadcast signals (dual carriage). The FCC did not require cable operators to carry multiple program streams included within a single digital broadcast transmission (multicast carriage) at this time. Additional government-mandated broadcast carriage obligations could disrupt existing programming commitments, interfere with NCP-Eight’s preferred use of limited channel capacity and limit NCP-Eight’s ability to offer services that would maximize customer appeal and revenue potential. Although the FCC issued a decision in February 2005, confirming an earlier ruling against mandating either dual carriage or multicast carriage, that decision has been appealed. In addition, the FCC could reverse its own ruling or Congress could legislate additional carriage obligations.

Offering voice communications service may subject NCP-Eight to additional regulatory burdens, causing it to incur additional costs.

The regulatory requirements applicable to VoIP service are unclear, although the FCC has declared that certain VoIP services are not subject to traditional state public utility regulation. The full extent of the FCC preemption of VoIP services is not yet resolved. Expanding NCP-Eight’s offering of these services may require NCP-Eight to obtain certain authorizations, including federal, state and local licenses. NCP-Eight may not be able to obtain such authorizations in a timely or cost effective manner, or conditions could be imposed upon such licenses or authorizations that may not be favorable to NCP-Eight. Furthermore, telecommunications companies generally are subject to significant regulation, including payments to the intercarrier compensation regime, and it may be difficult or costly for NCP-Eight to comply with such regulations were it to be determined that they applied to VoIP. The FCC has already determined that VoIP providers must comply with traditional 911 emergency service obligations (“E911”), has imposed a specific timeframe for VoIP providers to accommodate law enforcement wiretaps, and has required that VoIP providers pay into the Federal Universal Service Fund. The FCC is considering regulating VoIP in other ways. The E911 requirements caused NCP-Eight to slow its implementation of VoIP services to its various systems. In addition, pole attachment rates are higher for providers of telecommunications services than for providers of cable service. If there were to be a final legal determination by the FCC, a state public utility commission, or appropriate court that VoIP services are subject to these higher rates, NCP-Eight’s pole attachment costs could increase significantly, which could adversely affect its financial condition and results of operations.

Because there is no public market for NCP-Eight’s units of limited partnership interest, limited partners may not be able to sell their units.

There is no established trading market and there has not been an established trading market for the units of limited partnership interest. There can be no assurance as to:

●	the liquidity of any trading market that may develop;
●	the ability of limited partners to sell their units; or
●	the price at which the limited partners would be able to sell their units.

The general partner has conflicts of interest in the operation of NCP-Eight.

Northland Communications Corporation, the general partner, is responsible for conducting NCP-Eight’s business and managing its operations. Affiliates of the general partner may have conflicts of interest and limited fiduciary duties, which may permit the general partner to favor its own interests to NCP-Eight’s detriment. Conflicts of interest may arise between management of Northland Communications Corporation, the general partner and its affiliates, and the limited partners. As a result of these conflicts, it is possible that the general partner may favor its own interests and the interests of its affiliates over the interests of NCP-Eight’s limited partners.

Limited Partners have limited voting rights and limited ability to influence NCP-Eight’s operations and activities.

Limited partners have only limited voting rights on matters affecting NCP-Eight’s operations and activities and, therefore, limited ability to influence management’s decisions regarding NCP-Eight’s business. Limited partners’ voting rights are further restricted by the NCP-Eight partnership agreement provisions providing limited ability of limited partners to call meetings or to acquire information about operations, as well as other provisions limiting the limited partners’ ability to influence the manner or direction of management. Furthermore, limited partners did not elect the general partner or the board of directors of the general partner and there is no process by which limited partners elect the general partner or the board of directors of the general partner on an annual or other continuing basis. The trading price at which units of limited partnership interest trade may be adversely affected by these circumstances.

The control of the general partner may be transferred to a third party without limited partner consent.

The general partner could transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the limited partners although the general partner has been unable to do so in the past. The NCP-Eight Partnership Agreement does not restrict the ability of the shareholders of the general partner from transferring their respective interests in the general partner to a third party. The new controlling parties of the general partner would then be in a position to replace the board of directors of the general partner with their own choices and to control the decisions taken by the board of directors.

NCP-Eight does not have its own officers and has a limited number of management employees. NCP-Eight relies solely on the officers and management employees of the general partner and its affiliates to manage NCP-Eight’s business and affairs.

If the sales transaction does not close, NCP-Eight will continue to incur costs regarding public reporting and securities law compliance.

SPECIFIC TERMS OF THE PROPOSED SALES TRANSACTION

General Structure of the Proposed Sales Transaction

The purchase agreement pursuant to which NCP-Eight would sell substantially all of its assets to Northland Cable Television, Inc., an affiliate of the general partner, is set forth as Exhibit B. With limited exceptions, the assets to be sold under the purchase agreement include NCP-Eight’s personal property, real property, contracts, subscriber relationships, records relating to the systems, franchises, accounts receivable, contracts and deposits with vendors, utilities, landlords and governmental agencies relating to the services provided by the systems. The purchased assets expressly exclude, among other things, NCP-Eight’s cash on hand, cash in bank accounts, any surety instruments, insurance policies and other similar items, books and records required to be retained, tax and copyright refunds, programming agreements, certain retransmission consent agreements, trademark and other similar proprietary rights of NCP-Eight.

In consideration for the assets to be purchased, the Buyer will pay NCP-Eight an aggregate purchase price of $3,030,000, subject to adjustment as described below in “— Potential Purchase Price Adjustments.” The purchase price will be paid in cash at closing including the Holdback ($303,000) which will be held back in an escrow account. The Holdback will act as security to indemnify Buyer from certain claims, if any, that may arise within a period of six months post-closing. See “— Indemnification” on page 38 for more details.

With respect to the sales transaction, the value assigned to the purchased assets is based on the following assumptions:

●

NCP-Eight will transfer the assets free and clear of all liens (except as those detailed in the purchase agreement). A Lien is defined in the purchase agreement as any charge, claim, mortgage, deed of trust, lien, option, pledge, security interest, title defect, right of first refusal, right of way, encroachment or other restriction or encumbrance of any kind;

●

Buyer will assume no debts and liabilities of NCP-Eight (other than obligations arising from the acquired assets after closing, from conduct by Buyer from and after closing, or those that are expressly assumed in the purchase agreement);

●	the contracts being transferred to Buyer will only be transferred to the extent they relate to the business or operations of the systems being purchased;
●

Buyer will receive accounts receivable and all payments and sums deposited or advanced by NCP-Eight to landlords, utilities, governmental agencies or any other party requiring a security deposit in exchange for service initiation or performance; and

●	Buyer will not receive any of NCP-Eight’s cash on hand, refunds due from local, state or federal taxes, trademarks, or certain other immaterial assets.

Potential Purchase Price Adjustments

The aggregate purchase price is subject to adjustments for services rendered by NCP-Eight that have been unpaid as of the closing date (which will increase the amount of cash received by NCP-Eight), and credit for the amount of subscriber prepayments received by NCP-Eight and customer deposits held by NCP-Eight (which will reduce the amount of cash received by NCP-Eight). See “Dissolution and Liquidation Consequences of the Proposed Sales Transaction — Projected Cash Available from Liquidation” beginning on page 42 for estimates of these amounts.

Indemnification

Buyer will have the right to seek indemnification for damages resulting from any breach of representations, warranties and covenants by NCP-Eight. In the purchase agreement, NCP-Eight has specifically agreed to indemnify Buyer for:

●	any losses stemming from any untrue representation, breach of warranty or nonfulfillment of a covenant by NCP-Eight;
●	any obligations of NCP-Eight not assumed by Buyer;

●	any losses resulting from NCP-Eight’s operation or ownership of the purchased systems or assets prior to closing; and
●	any legal claim, judgment or investigation or enforcement related to NCP-Eight’s stated indemnities.

Absent fraud, and except for certain claims related to organization, authority, title to real and personal property, ERISA, taxes and environmental claims, claims for breaches of representations, warranties and covenants are limited to $303,000 and must be brought within 6 months of closing.

Buyer will indemnify NCP-Eight for the following:

●	any losses resulting from any untrue representation, breach of warranty or nonfulfillment of a covenant by Buyer;
●	any of the liabilities assumed by Buyer;
●	any losses resulting from Buyer’s operation or ownership of the purchased systems or assets on and after the closing; and
●	any legal claim, judgment or investigation or enforcement related to Buyer’s stated indemnities.

Buyer’s Sources of Funds

As discussed above in “— General Structure of the Proposed Transaction” beginning on page 37, Buyer will pay the purchase price as adjusted per the purchase agreement for pro-rations of prepaid expenses, billed but uncollected revenues and other customary closing adjustments, in cash. At closing, Buyer will wire the adjusted purchase price, net of the Holdback directly to NCP-Eight. Buyer’s source of cash at closing will be from third-party bank borrowings under an existing credit facility with Benefit Street Partners LLC. Borrowings will be secured by a first lien security interest in all assets of the Buyer, including the assets being acquired from NCP-Eight. Borrowings will bear interest at an annual rate of 9.00%. Buyer’s obligation to close is subject to Buyer’s compliance with certain terms and conditions of the Credit Agreement (see “Risk Factors” on page 29 for more details).

Timing of Closing; Conditions to Completion of the Sales Transaction

The general partner anticipates that the sales transaction will be consummated during the first quarter of 2016. However, the sales transaction is subject to the satisfaction of certain material closing conditions, including the following:

●	the sales transaction must be approved by holders of a majority of the outstanding units of limited partnership interest of NCP-Eight (excluding units held by the general partner);
●	there must be no action, suit or other proceeding pending or threatened to prevent or restrict the sales transaction;
●	NCP-Eight must obtain consents from all franchising and other third party authorities;
●	the non-occurrence of any changes that would have a material adverse effect on the operations or financial conditions for the systems (other than those that affect the industry as a whole);
●	the discharge or removal of encumbrances specified in the Buyer purchase agreement; and,
●	the availability of bank financing at Closing.

The sales transaction may not close if one or more of these conditions are not satisfied or waived, even if the proposed sale is approved by limited partners holding a majority of NCP-Eight’s units of limited partnership interest (excluding units held by the general partner).

Termination Rights

The purchase agreement provides for the termination of the sales transaction in the following circumstances:

●

by mutual consent of NCP-Eight and Buyer, if an action, suit or proceeding enjoins or prohibits the consummation of the sale, so long as such circumstance is not a result of a breach of warranty or nonfulfillment of a covenant;

●

by Buyer if any of the conditions to closing that are provided in the purchase agreement for its benefit have not been fulfilled or waived, so long as such circumstance is not a result of a breach of warranty or nonfulfillment of a covenant by Buyer;

●

by NCP-Eight if any of the conditions to closing that are provided in the purchase agreement for its benefit have not been met or fulfilled or waived, so long as such circumstance is not a result of a breach of warranty or nonfulfillment of a covenant by NCP-Eight;

●

by either NCP-Eight or Buyer if the other party has not cured a material breach of its representations, warranties or covenants, such breach has not been waived and the terminating party is not concurrently in material breach of any of its representations, warranties or covenants; and

●

by either NCP-Eight or Buyer if the conditions to closing have not been satisfied by June 30, 2016, so long as such failure to close is not attributable to a breach, action or inaction by the party seeking termination.

Amendment of the NCP-Eight Partnership Agreement

Pursuant to the proposed amendment to the NCP-Eight partnership agreement, which is the Second Proposal on the Proxy Card, NCP-Eight would be authorized to sell NCP-Eight’s assets to the general partner or one or more of its affiliates on substantially the same terms and conditions (including purchase price), as set forth herein, without having to comply with the independent appraisal procedures otherwise provided in the partnership agreement. The form of the proposed amendment is included as Exhibit C to this proxy statement. In its current form, the NCP-Eight partnership agreement requires that, at the general partner’s cost and expense, independent appraisal procedures be followed to determine the price to be paid whenever the general partner or any of its affiliates propose to purchase any assets from NCP-Eight. These procedures provide a framework for determining the price to be paid by the general partner or any of its affiliates for assets to be sold by NCP-Eight while protecting the interests of the limited partners. These procedures were originally established to provide a procedure to protect against the general partner agreeing, on behalf of NCP-Eight, to a below fair market value sale price for any NCP-Eight assets as a result of the conflict of interest that would be inherent in any negotiations between NCP-Eight and its general partner.

Pursuant to the appraisal procedure set forth in the NCP-Eight partnership agreement, the general partner, at its sole expense, would select two independent third-party appraisers, who would together select a third independent third-party appraiser. During the two-month period immediately preceding the proposed transaction involving the general partner or any of its affiliates, each of these three appraisers would determine the fair market value of the assets proposed to be sold by NCP-Eight. The general partner and its affiliates would then have the right, but not the obligation, to purchase the appraised assets for a price equal to the greater of (1) the price paid by NCP-Eight for such assets, or (2) the average of the fair market values determined by the three appraisers. The general partner would also be required to provide a report to the limited partners including a general description of the assets to be sold, the date of purchase and the purchase price paid for such assets by NCP-Eight, the appraised values, and the purchase price and date of purchase for the sale of the assets to the general partner or any of its affiliates. Unless the NCP-Eight partnership agreement is amended as proposed, these independent appraisal procedures would apply to the sales transaction. The general partner has determined that the costs and potential delays associated with separate appraisals of the fair market value of NCP-Eight’s assets would outweigh any perceived benefits it would receive from such appraisals. Because of the relatively small dollar value of the transaction, transaction costs have a disproportionally large effect on the investment opportunity for any buyer. If the general partner must obtain three independent appraisals, the general partner must also adjust the purchase price to reflect the added costs of the acquisition.

Distributions to General and Limited Partners

Under the NCP-Eight partnership agreement, cash and any unsold assets of NCP-Eight are to be distributed upon liquidation and winding up of the partnership in the following order of priority:

●

first, pursuant to Article 16(d)(i) of the NCP-Eight partnership agreement, to the payment of all liabilities or obligations of NCP-Eight, including any obligations owed to its general partner or any of its affiliates;

●

second, pursuant to Article 16(d)(ii) of the NCP-Eight partnership agreement, to the setting up of reasonable reserves for any contingent liabilities or obligations of NCP-Eight or of its general partner arising out of or in connection with the partnership, to be held in escrow through a liquidating trust;

●

third, pursuant to Article 16(d)(iii) of the NCP-Eight partnership agreement, to the partners of NCP-Eight pro rata in the amount of their positive capital account balances, after adjustment in accordance with the terms of the NCP-Eight Partnership Agreement; and

●	fourth, pursuant to Article 16(d)(iv) of the NCP-Eight partnership agreement, the balance, if any, to be allocated 20% to its general partner and 80% to its limited partners.

Limited partners will participate in the distributions that are to be made to them in proportion to the number of units of limited partnership interest they hold.

Application of Net Cash Proceeds

NCP-Eight will apply NCP-Eight’s available cash to discharge unpaid NCP-Eight liabilities. The general partner has estimated the amount of NCP-Eight’s total liabilities on a pro forma basis, assuming that the sales had occurred as of September 30, 2015. See “Dissolution and Liquidation Consequences of the Proposed Sales Transaction — Projected Cash Available from Liquidation” beginning on page 42. While NCP-Eight’s actual liabilities will differ from those set forth in the pro forma statement, the general partner does not anticipate that NCP-Eight’s actual liabilities, either at closing or thereafter, will be materially greater than those set forth in the pro forma statement.

The net cash proceeds will be applied to cover NCP-Eight’s expenses, whether or not such expenses are greater or less than those set forth in the pro forma statement before cash distributions are made to the limited partners. The balance of the net sale proceeds will then be distributed to the limited partners in proportion to their rights under the NCP-Eight partnership agreement, as described above under “Distributions upon Liquidation of the Partnership. “ The amounts of these distributions are estimated to be in the range of those amounts as set forth under “Dissolution and Liquidation Consequences of the Proposed Sales Transaction — Projected Cash Available from Liquidation” beginning on page 42.

The General Partner’s Distribution

The aggregate estimated value of the general partner’s cash distributions, if the sales transaction is consummated as described in this proxy statement, was calculated using pro forma financial data as of September 30, 2015 based on the assumption that the proposed sales transaction will close as contemplated. The value of the distribution to Northland Communications Corporation as general partner is estimated to be approximately $21,000. See “Dissolution and Liquidation Consequences of the Proposed Sales Transaction — Projected Aggregate Cash Available Following the Closing of the Proposed Sales Transaction” on page 43. Several variables could affect the actual value of the general partner’s interest in NCP-Eight, including purchase price adjustments at the closing of the proposed sales transaction, or a post-closing claim made against the Holdback.

Timing of Distributions to the General Partner and Limited Partners

As soon as is reasonably practicable after the closing of the proposed sale, NCP-Eight intends to distribute to the general partner and the limited partners their respective shares of the net cash proceeds received at closing after discharging all known NCP-Eight liabilities and net of the Holdback funds. NCP-Eight expects the initial cash distributions to be made in a lump sum within 60 days of the closing. The balance of the purchase price is to be paid from release of the Holdback funds, net of any indemnification claims, six months from the closing date.

Limited partners will receive a final distribution shortly after release of the Holdback funds.

See “Dissolution and Liquidation Consequences of the Proposed Sales Transaction — Projected Cash Available from Liquidation” beginning on page 42 for estimates of the amounts distributable to the limited partners if the sales transaction is closed. Considering this arrangement, limited partners should bear in mind that the pro forma statement includes projected expenses of $71,000 for unknown and contingent liabilities. The general partner considers this estimate to be reasonable, but such expenses and liabilities may exceed that amount.

DISSOLUTION AND LIQUIDATION CONSEQUENCES OF THE PROPOSED SALES TRANSACTION

Dissolution Procedures

If the sales transaction closes as contemplated, the general partner will commence dissolution of NCP-Eight during the second quarter of 2016. NCP-Eight will continue to file periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934 it no longer has limited partners. At that point, NCP-Eight will file a Certification and Notice of Termination on Form 15 with the Securities and Exchange Commission and will thereafter no longer be subject to the Securities Exchange Act and will cease filing periodic reports with the Securities and Exchange Commission. The assets of NCP-Eight will be transferred to a newly formed entity known as the NCP-Eight Liquidating Trust. The Trust will be managed by a yet to be named trustee who will be responsible for collecting and distributing sales proceeds as and when available in amounts sufficient to justify the expenses of a distribution, in the Trustee’s sole and absolute discretion. Following dissolution of the partnership, NCP-Eight will no longer provide its limited partners with annual, semiannual, or quarterly reports.

Projected Cash Available From Liquidation

The following tables set forth an estimate of the cash available for distribution to the limited partners if the sales transaction is closed. The tables provide estimates based on an initial $500 and $1,000 investment in NCP-Eight. They project cash distributions to limited partners from the proposed sales transaction of $220 per $1,000 investment and $110 per $500 unit.

The estimates are computed on a pro forma basis and based upon a number of assumptions. The projected net cash available assumes that the sales transaction will close on September 30, 2015, and reflects payments of NCP-Eight’s liabilities and certain accrued receipts and costs as of September 30, 2015. The current estimated total expenses are approximately $185,000 (including transaction and proxy costs, and NCP-Eight administrative expenses), but such estimate does not include administrative costs of dissolving and winding up NCP-Eight. Although these expenses will vary depending on the timing and structure of the sales transaction, the expenses incurred would likely be equal to or greater than those set forth in the following tables. Other expenses, such as NCP-Eight’s administrative costs and miscellaneous costs, represent expenses that would be incurred by NCP-Eight regardless of the parties to or structure of a sale of NCP-Eight’s assets.

Pursuant to the terms of the purchase agreement, $303,000 of the purchase price will be held in escrow, against which Buyer may assert indemnification claims under the purchase agreement. At the end of six months the balance of the escrow account together with all accrued interest, will be paid to the NCP-Eight and Buyer’s right to offset indemnification claims against the escrow account will cease. See “Specific Terms of the Proposed Asset Sales — General Structure of the Proposed Sale to Buyer” beginning on page 37 for more details.

The estimates set forth on the following tables are provided on a pro forma basis as of September 30, 2015, and are being provided for illustrative purposes only. The general partner currently anticipates closing the sales transaction in the first quarter of 2016. The amount of cash actually distributed to limited partners will also vary from these estimates. The amount of the variance will depend on a variety of factors, including, but not limited to, the actual dates of closing, the possibility that the proposed sales transaction may not close as anticipated, the results of operations of NCP-Eight prior to the closing, and the incurrence of unexpected liabilities. The amount of the variance could be significant.

Although the figures are presented on a pro forma basis as if the proposed sales transaction occurred on September 30, 2015, the general partner does not anticipate that any events will occur between then and the expected closing date of the sales transaction that would materially affect the figures.

Projected Aggregate Cash Available Following the Closing of the Sales Transaction

Assuming the proposed sales transaction closes as contemplated in the first quarter of 2016, projected cash available for distribution by NCP-Eight to its limited partners was estimated as of September 30, 2015 to equal the following:

Projections for Entirety of NCP-Eight:
Gross aggregate valuation for the proposed sales transaction	$3,030,000
Adjustments to gross aggregate valuation:
Current liabilities assumed(1)	(149,627)
Adjusted gross aggregate valuation for the proposed sales	2,880,373
Plus (less) partnership liabilities and other assets:
Other assets(2)	113,631
Cash on hand	63,565
Accounts receivable	125,838
Broker expenses	(125,000)
Transaction and proxy costs(3)	(35,000)
Partnership administrative costs(4)	(25,000)
Debt repayment to others(5)	(955,361)
Working capital adjustment(6)	75,000
Projected net aggregate cash value for the proposed sales transaction(7)(8)	2,118,046
Less projected value of distributions to the general partner(8)	(21,180)
Projected aggregate cash available for distribution to limited partners from the proposed sales transaction(8)	$2,096,866

______________ (1) Includes advance subscriber payments and deposits.

(2) Includes NCP-Eight’s (i) prepaid expenses of $110,497 plus (ii) intercompany receivables of $3,134 from the general partner and affiliates, all of which amounts were determined as of September 30, 2015.

(3) Estimated costs of this proxy solicitation and closing include legal fees and expenses of approximately $30,000, printing costs, and Securities and Exchange Commission filing fees and other expenses of approximately $5,000. NCP-Eight will be responsible for all of these costs. No significant auditing or solicitation costs are expected to be incurred in connection with the proposed sales transaction.

(4) General and administrative, auditing, accounting, legal, reporting and other costs have been estimated through the final distribution, which is assumed to occur six months from the closing date. This amount will be payable to the general partner for its services in the dissolution and winding up of NCP-Eight. Services provided by the general partner will include ongoing accounting and legal services as well as administrative and investor relations services during the dissolution and winding up of NCP-Eight. The amount to be paid to the general partner represents an estimate of the actual cost incurred by the general partner to provide these services to NCP-Eight.

(5) Includes $461,312 owed to general partner and affiliates.
(6) Estimated free cash flow from September 30, 2015, to anticipated closing date.
(7) “Projected net aggregate cash value” includes the partners’ distributive share of cash.

(8) The difference between “projected net aggregate cash value” and “projected aggregate cash available for distribution to limited partners” represents the projected value of the projected cash to be distributed to the general partner. This amount was calculated using the applicable formula found in Article 16(d) of the NCP-Eight partnership agreement. That formula applies to the calculation of the share of distributable proceeds to be paid to the general partner and limited partners upon dissolution of NCP-Eight.

Estimated Distributions to Limited Partners as a Result of the Sales Transaction and Subsequent Liquidation of NCP-Eight.

Assuming the sales transaction closes as contemplated and the application of proceeds to pay outstanding debt obligations takes place, projected cash available for distribution by NCP-Eight per unit of limited partnership interest and per $1,000 investment is estimated to equal the following, calculated based on capital account balances existing as of December 31, 2014:

	Per $500 Unit of Limited Partnership Interest	Per $1,000 Investment
Limited partners' capital account balance(1)	$5	$10
Allocation of gain to limited partners' capital account balance pursuant to Article 16(c) of the NCP-Eight partnership agreement	104	208
Limited partners' adjusted capital balance pursuant to Article 16(c) of the NCP-Eight partnership agreement	109	218
Projected cash distributions to limited partners pursuant to Article 16(d)(iii) of the NCP-Eight partnership agreement	109	218
Nonresident tax paid on behalf of the limited partners(2)	(5)	(10)
Projected cash distributions to limited partners pursuant to Article 16(d)(iv) of the NCP-Eight partnership agreement(3)	-	-
Total projected cash distributions to limited partners(4)	$104	$208

(1)

Capital Account balance as of December 31, 2014 for limited partners. Accordingly, this capital account balance does not reflect any capital expenditure or cash flow that is subsequent to December 31, 2014.

(2)

NCP- Eight has operating assets in the states of Alabama and Georgia. These states impose an income tax on the net income earned by nonresident partners from the property located in the state. NCP-Eight is required to compute and pay this tax on behalf of its limited partners. This tax will be paid on behalf of the limited partners out of the proceeds from the proposed sale that could otherwise be distributed directly to the limited partners. See “Special Factors of the Proposed Sales Transaction — Federal and State Income Tax Consequences of the Proposed Sales Transaction — State Income Tax Considerations” beginning on page 23 for a more detailed discussion of this state tax.

(3)

Based on estimates of projected aggregate cash available for distribution to limited partners upon dissolution, NCP-Eight expects that limited partners will not receive distributions pursuant to Article 16(d)(iv) of the NCP-Eight partnership agreement.

(4)	Assumes no indemnity claims will be made against the Holdback. Assumes all conditions of closing are met, including Buyer’s receipt of financings acceptable to Buyer, in Buyer’s sole discretion.

If the sales transaction is not consummated in the first half 2016 as planned, funds available for NCP-Eight to distribute to its partners may materially differ from the projections presented in the above table.

INFORMATION ABOUT NCP-EIGHT

General

NCP-Eight is a Washington limited partnership consisting of a general partner and approximately 736 limited partners and 19,087 units of limited partnership interest outstanding as of September 30, 2015. There is currently no established trading market for the units of limited partnership interest. Northland Communications Corporation, a Washington corporation, is the general partner of NCP-Eight.

The General Partner

Northland Communications Corporation was formed in March 1981 and is principally involved in the ownership and management of cable television systems. Northland Communications Corporation currently manages the operations and is the general partner for cable television systems owned by NCP-Eight limited partnership. Northland Communications Corporation is an indirectly wholly-owned subsidiary of Northland Telecommunications Corporation (“NTC”). Other subsidiaries, direct and indirect, of NTC include:

NORTHLAND CABLE TELEVISION, INC. — formed in October 1985 and principally involved in the direct ownership of cable television systems.

NORTHLAND CABLE PROPERTIES, INC. — formed in February 1995 and is principally involved in direct ownership of cable television systems, and is the majority member and manager of Northland Cable Ventures, LLC.

NORTHLAND CABLE SERVICES CORPORATION — formed in August 1993 and principally involved in the support of computer software used in billing and financial record keeping for, and Internet services offered by, Northland Communications Corporation affiliated cable systems. Also provides technical support associated with the build out and upgrade of Northland Communications Corporation affiliated cable systems. Sole shareholder of Cable Ad-Concepts, Inc.

CABLE AD-CONCEPTS, INC. — formed in November 1993 and principally involved in the sale, development and production of video commercial advertisements that are cablecast on Northland Communications Corporation affiliated cable systems.

Mr. John S. Whetzell is the largest holder of NTC common stock. Additionally, Mr. Whetzell is a director and the current Chairman of the Board of both NTC and the general partner and the former Chief Executive Officer of each. Mr. Gary S. Jones is the Chief Executive Officer, President and a director of both Northland Telecommunications Corporation and Northland Communications Corporation, the general partner. Mr. Jones also owns common stock of NTC. Mr. Jones, in his capacity as Chief Executive Officer, exercises voting and investment control over the interest in NCP-Eight owned by the general partner. Mr. Richard I. Clark is the Executive Vice President and a director of both Northland Telecommunications Corporation and the general partner. Mr. Clark also owns common stock of NTC. Mr. Clark does not exercise voting and investment control over the interest in NCP-Eight owned by the general partner. No other person owns shares of NTC common stock in an amount that would entitle such person to a controlling vote of NTC.

NCP-Eight’s Business

NCP-Eight was formed on September 21, 1988 and began operations in 1989. NCP-Eight serves the communities and surrounding areas of Aliceville, Alabama and Swainsboro, Georgia (collectively, the “Systems”). As of September 30, 2015, the total number of basic video subscribers served by the Systems was 2,585, and NCP-Eight’s penetration rate (basic video subscribers as a percentage of homes passed) was approximately 23%. NCP-Eight’s properties are located in rural areas, which, to some extent, do not offer consistently acceptable off-air broadcast network signals. Management believes that this factor, combined with the existence of fewer entertainment alternatives than in large markets contributes to the percentage of the population subscribing to cable television.

NCP-Eight has 10 non-exclusive franchises to operate the Systems. These franchises, which will expire at various dates through the year 2035, have been granted by local and county authorities in the areas in which the Systems operate. Effective July 1, 2007, the Georgia State Legislature passed the Consumer Choice for Television Act (the “Georgia Act”). Under the Georgia Act, NCP-Eight has opted out of certain local franchise obligations and elected to be governed by a state franchise as to all of its service areas in Georgia. In the state of Alabama, franchises are granted at the municipal and county level. The state has not enacted legislation authorizing the state to grant franchises. Management currently expects to continue its operations under the existing franchise agreements for the foreseeable future and effects of obsolescence, competition and other factors are minimal. In addition, the level of maintenance expenditures required to obtain the future cash flows expected from the franchises is not material in relation to the carrying value of the franchises. This expectation is supported by management’s experience with NCP-Eight’s franchising authorities and the franchising authorities of NCP-Eight’s affiliates. Annual franchise fees are paid to the granting authorities. These fees vary between 2% and 5% and are generally based on the respective gross revenues of the Systems in a particular community. The franchises may be terminated for failure to comply with their respective conditions.

NCP-Eight’s revenues are derived primarily from monthly payments received from video, Internet and telephone subscribers. Subscribers are divided into six categories: basic video subscribers, expanded basic video subscribers, premium video subscribers, digital video subscribers, Internet subscribers and telephone subscribers. “Basic video subscribers” are households that subscribe to the basic level of service, which generally provides access to all broadcast networks available on the system, including the four major television networks (ABC, NBC, CBS and Fox), PBS (the Public Broadcasting System) and certain satellite programming services, such as ESPN, CNN or The Discovery Channel. “Expanded basic video subscribers” are households that subscribe to an additional level of programming services the content of which varies from system to system. “Premium video subscribers” are households that subscribe to one or more “pay channels” in addition to the basic service. These pay channels include services such as Showtime, Home Box Office, Cinemax or The Movie Channel. “Digital video subscribers” are those who subscribe to digitally delivered video and audio services. “Internet Subscribers” are those who subscribe to the Partnership’s Internet service, which is offered via a cable modem. “Telephone Subscribers” are those who subscribe to the Partnership’s telephony service, known as Voice over Internet Protocol, or VoIP. In the past two years, NCP-Eight has made no cash distributions.

NCP-Eight’s Operating Systems

NCP-Eight operates two groups of cable systems serving the communities of and areas surrounding Aliceville, Alabama and Swainsboro, Georgia. The following is a description of these operating groups.

Aliceville, AL: The Aliceville system serves the communities in west central Alabama. The communities, located south and west of Tuscaloosa, include Aliceville, Carrollton, Reform, Gordo, Millport and Kennedy. Certain information regarding the Aliceville, AL system as of December 31, 2014 is as follows:

Basic Video Subscribers	1,524
Digital Video Subscribers	637
Internet Subscribers	1,048
Telephone Subscribers	451
Estimated Homes Passed	5,820

Swainsboro, GA: The Swainsboro system serves the incorporated community of Swainsboro and nearby unincorporated areas of Emanuel County, Georgia. Swainsboro is predominantly an agricultural community located in central Georgia, and is the county seat for Emanuel County. Certain information regarding the Swainsboro, GA system as of December 31, 2014 is as follows:

Basic Video Subscribers	1,348
Digital Video Subscribers	461
Internet Subscribers	823
Telephone Subscribers	287
Estimated Homes Passed	5,660

NCP-Eight’s Employees

NCP-Eight had ten employees as of December 31, 2014. Management of these systems is handled through offices located in the towns of Aliceville, Alabama and Swainsboro, Georgia. Pursuant to the NCP-Eight partnership agreement, NCP-Eight reimburses the General Partner for time spent by the general partner’s accounting staff on Partnership accounting and bookkeeping matters.

NCP-Eight’s Customers

The business of NCP-Eight is not dependent on a single customer or a few customers, so the loss of any one or more customers would not have a material adverse effect on its business. No customer accounts for 10% or more of revenues. No material portion of NCP-Eight’s business is subject to renegotiation of profits or termination of contracts or subcontracts at the election of any governmental unit, except that franchise agreements may be terminated or modified by the local franchising authorities. See “— Regulations and Legislation” beginning at page 51.

NCP-Eight’s Seasonality

NCP-Eight’s cable television business is generally not seasonal.

NCP-Eight’s Competition

NCP-Eight’s video service currently experiences competition from several sources, including broadcast television, cable overbuilds, satellite services, motion pictures, home video recorders, and the Internet. NCP-Eight’s Internet and phone service currently experiences competition from several sources, including land line and cellular phone companies, and internet access providers.

Management and Beneficial Ownership of NCP-Eight

Management of NCP-Eight

NCP-Eight is a Washington limited partnership with no directors or officers. The general partner of NCP-Eight is Northland Communications Corporation, a Washington corporation. The principal business of Northland Communications Corporation historically has been locating cable television systems, negotiating for their acquisition, forming limited partnerships to own the systems, arranging for the sale of limited partnership interests to investors, managing limited partnerships, including NCP-Eight, and liquidating partnership assets upon dissolution. Northland Communications Corporation is a wholly-owned subsidiary of Northland Telecommunications Corporation, a Washington corporation. The address and telephone number of the principal executive offices of each of Northland Communications Corporation and Northland Telecommunications Corporation is 101 Stewart Street, Suite 700, Seattle, Washington 98101, (206) 621-1351.

Beneficial Ownership

Security ownership of management in NCP-Eight as of September 30, 2015 is as follows:

Amount and Nature
of Beneficial
Name and Address of Beneficial Owner	Percent of Title of Class	Ownership

Northland Communications Corporation	General Partner’s Interest(1)	See(1)
101 Stewart Street Suite 700 Seattle, WA 98101

(1)     Northland Communications Corporation has a 1% interest in the limited partnership, which increases to a 20% interest in the limited partnership at such time as the limited partners have received 100% of their aggregate cash contributions plus a preferred return. The natural person who exercises voting and/or investment control over these interests is Gary S. Jones.

TRANSACTIONS WITH THE GENERAL PARTNER AND AFFILIATES

Management Fees

The general partner receives a fee for managing the Partnership equal to 5% of the gross revenues of the Partnership, excluding revenues from the sale of cable systems or franchises. Management fees charged to operations by the general partner were $219,019, $224,381, and $210,931 for 2014, 2013, and 2012, respectively and $161,134 for the nine month ended September 30, 2015. Management fees are included as a component of general and administrative expenses in the accompanying statements of operations. Starting in 2014 the general partner elected to defer collection of management fees from the Partnership to provide liquidity and allow the Partnership to fund certain levels of capital expenditures. As of September 30, 2015 deferred management fees totaled $211,635 which will be repaid out of the initial sales proceeds.

Reimbursements

The general partner provides or causes to be provided certain centralized services to the Partnership and other affiliated entities. The general partner is entitled to reimbursement from the Partnership for various expenses incurred by it or its affiliates on behalf of the Partnership allocable to its management of the Partnership, including travel expenses, pole and site rental, lease payments, legal expenses, billing expenses, insurance, governmental fees and licenses, headquarters’ supplies and expenses, video programming expenses, equipment and vehicle charges, operating salaries and expenses, administrative salaries and expenses, postage, and office maintenance.

The amounts billed to the Partnership are based on costs incurred by the general partner in rendering the services. The costs of certain services are charged directly to the Partnership, based upon the personnel time spent by the employees rendering the service. The cost of other services is allocated to the Partnership and affiliates based upon relative size and revenue. Management believes that the methods used to allocate costs to the Partnership are reasonable. Amounts charged to operations for these services were $387,444, $287,581, and $261,205 for 2014, 2013, and 2012, respectively and $275,733 for the nine months ended September 30, 2015.

The Partnership has entered into operating management agreements with certain affiliates managed by the general partner. Under the terms of these agreements, the Partnership or an affiliate serves as the managing agent for certain cable systems and is reimbursed for certain operating and administrative expenses. The Partnership’s operations include charges of $38,438, $58,896, and $50,770, net of payments received, under the terms of these agreements during 2014, 2013, and 2012, respectively and $25,273 for the nine months ended September 30, 2015.

Northland Cable Services Corporation (“NCSC”), an affiliate of the general partner, was formed to provide billing system support to cable systems owned and managed by the general partner. In addition NCSC provides technical support associated with the build out and upgrade of Northland affiliated cable systems as well as support for the Partnership’s Internet and telephone services. In 2014, 2013, and 2012, the Partnership’s operations include charges of $173,589, $116,279, $101,772, respectively, for these services and for the nine months ended September 30, 2015 these charges totaled $127,766. Of this amount, $15,223, $18,859, and $35,753 were capitalized in 2014, 2013, and 2012, respectively and $0 for the nine months ended September 30, 2015, related to the build out and upgrade of cable systems. Cable Ad-Concepts, Inc. (“CAC”), a subsidiary of NCSC, manages the development of local advertising as well as billing for video commercial advertisements to be cablecast on Northland affiliated cable systems. CAC retains all the credit risks associated with the advertising activities and a net fixed percentage of the related revenues are remitted to the Partnership, which are recorded as net advertising revenues. The Partnership’s operations include $49,058, $63,310, and $60,434, in payments received under the terms of this agreement during 2014, 2013, and 2012, respectively and $18,057 for the nine months ended September 30, 2015.

Regulations and Legislation

Summary

The following summary addresses the key regulatory developments and legislation affecting NCP-Eight and its systems. Video, data and voice operations are subject to various requirements imposed by the U.S. local, state and Federal governmental authorities. Certain other legislative and regulatory matters discussed in this section also have the potential to adversely affect our data, voice and video businesses. Other applicable existing federal legislation and regulations, copyright licensing and, in many jurisdictions, state and local franchise requirements are currently the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals. Resulting development could change, in varying degrees, the manner in which NCP-Eight must operate. There can be no assurance that the final form of regulation will not have a material adverse impact on NCP-Eight’s operations.

Cable Television Service

U.S. Federal law requires or authorizes the imposition of a wide range of regulations on cable operations.

Rate Regulation

The cable industry has operated under a federal rate regulation regime for more than a decade. The regulations currently restrict the prices that cable systems charge for the minimum level of video programming service, referred to as “basic service”, and associated equipment. All other cable offerings are now universally exempt from rate regulation. Although basic rate regulation operates pursuant to a federal formula, local governments, commonly referred to as local franchising authorities, are primarily responsible for administering this regulation. None of NCP-Eight’s local franchising authorities have certified to regulate basic cable rates and the FCC prohibits local franchising authorities from doing so when those cable system are subject to “effective competition,” as defined under federal law. With increased Direct Broadcast Satellite (“DBS”) competition, it is increasingly likely that some of NCP-Eight’s systems will satisfy the effective competition standard.

Programming

Tiering: Federal law requires that certain types of programming, such as the carriage of local broadcast channels and PEG channels, be part of the lowest level of video programming service — the basic tier. In many of our systems, the basic tier is generally comprised of programming in analog format although some programming may be offered in digital format. Confronted with rapidly increasing cable programming costs, it is possible that Congress may adopt new constraints on the retail pricing or packaging of cable programming.

Rate Regulation: Federal rate regulations generally require cable operators to allow subscribers to purchase premium or pay-per-view services without the necessity of subscribing to any tier of service, other than the basic service tier. As Northland attempts to respond to a changing marketplace with competitive pricing practices, such as targeted promotions and discounts, NCP-Eight may face additional legal restraints and challenges that impede NCP-Eight’s ability to compete.

Must Carry/Retransmission Consent: There are two alternative legal methods for carriage of local broadcast television stations on cable systems. Federal law currently includes “must carry” regulations, which require cable systems to carry certain local broadcast television stations that the cable operator would not select voluntarily. Alternatively, federal law includes “retransmission consent” regulations, by which popular commercial broadcast television stations can prohibit cable carriage unless the cable operator first negotiates for “retransmission consent,” which may be conditioned on significant payments or other concessions. Either option has a potentially adverse effect on NCP-Eight’s business. On three-year cycles, the next cycle commencing January 1, 2017, each broadcast station must elect within specific time windows, to be either “must carry” or “retransmission consent” status. Failing to do so, results in the broadcast station being deemed “must carry” by default.

The burden associated with retransmission consent carriage has increased significantly in each retransmission election cycle. NCP-Eight has been required to provide consideration to broadcasters to obtain retransmission consent, usually in the form of cash compensation and commitments to carry other program services offered by a station or an affiliated company. This development results in increased operating costs for cable systems, which ultimately increases the rates cable systems charge subscribers. In March and November 2014, the FCC and Congress imposed new requirements in this area including restrictions on broadcasters’ ability to jointly negotiate with cable providers for carriage of their stations, and the FCC is seeking comment on possible new regulations in this area, including possibly eliminating rules preventing cable and satellite providers from carrying duplicating network or syndicated programming under certain circumstances, which could affect our business. Additional government-mandated broadcast carriage obligations could disrupt existing programming commitments, interfere with NCP-Eight’s preferred use of limited channel capacity and limit its ability to offer services that would maximize customer appeal and revenue potential.

Access Channels: Local franchise agreements, and more recently, state franchise legislation, often require cable operators to set aside certain channels for public, educational and governmental access programming. Federal law also requires cable systems to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties. Increased activity in this area could further burden the channel capacity of NCP-Eight’s cable systems.

Program Access: The Communications Act and the FCC’s “program access” rules generally prevent programming affiliated with cable operators from refusing to grant carriage favoring cable operators over competing multichannel video distributors, such as DBS, and limit the ability of such programmers to offer exclusive programming arrangements to cable operators. Given the heightened competition and media consolidation that Northland faces, it is possible that Northland will find it increasingly difficult to gain access to popular programming at favorable terms. Such difficulty could adversely impact NCP-Eight’s business.

Over-the-Top Video Programming: The continued proliferation of broadband services in the United States has enabled cable programmers and broadcast television stations to “stream” their video content to consumers over the Internet. Although we have benefited generally from the growth in broadband due to our role as a provider of broadband services, the continued and growing availability of cable programming and broadcast television content on the Internet may result in less demand for our cable service offering. Some providers of cable service are marketing their own version of over-the-top video programming, thus enabling their subscribers to access cable programming outside of their home or business. In addition, online video distributors and other over-the-top video distributors have begun to stream broadcast programming over the Internet. Broadcasters challenged this practice, and in June 2014 the Supreme Court determined that such streaming requires the consent of the applicable copyright owner. In December 2014, the FCC opened a proceeding concerning how over-the-top providers should be classified for purposes of the FCC’s rules. We cannot predict the outcome of these proceedings, how widespread these practices may become or the extent to which the integrated functionality and ease of use of the cable platform will continue to appeal to the majority of our subscribers.

Internet Service

On February 26, 2015, the FCC adopted an Order that (1) reclassified broadband Internet service as a Title II service, (2) applied certain existing Title II provisions and associated regulations (including requiring that rates and practices be just, reasonable, and nondiscriminatory, allowing complaints in court and before the FCC, imposing privacy and disability obligations, and providing broadband providers with access to poles and conduits), (3) forbore from applying a range of other existing Title II provisions and associated regulations, but to varying degrees indicated that this forbearance may be only temporary, and (4) issued new rules expanding disclosure requirements and prohibiting blocking, throttling, paid prioritization, and unreasonable interference with the ability of end users and edge providers to reach each other. The Order also subjected broadband providers’ Internet traffic exchange rates and practices to FCC oversight for the first time and created a mechanism for third parties to file complaints regarding these matters. The Order has been appealed by multiple parties. The Order became effective on June 12, 2015 (except for the expanded disclosure requirements, which will not become effective until they receive approval from the Office of Management and Budget), unless the FCC or a court issues a stay. The Order could have a material adverse effect on NCP-eight’s business and results of operations. While NCP-Eight cannot predict what rules the FCC will adopt as part of these rulemakings, any changes to the regulatory framework for NCP-Eight’s Internet or VoIP services could have a negative impact on its business and results of operations.

Congress and federal regulators have adopted a wide range of measures directly or potentially affecting Internet use, including, for example, consumer privacy. Various U.S. Federal, state and international laws and regulations govern the collection, use, retention, sharing and security of consumer data. This area of the law is evolving, and interpretations of applicable laws and regulations differ. Legislative activity in the privacy area may result in new laws that are relevant to NCP-Eight’s operations, such as use of consumer data for marketing or advertising. Claims of failure to comply with privacy policies or applicable laws or regulations could form the basis of governmental or private-party actions against NCP-Eight, copyright protections (which afford copyright owners certain rights against us that could adversely affect NCP-Eight’s relationship with a customer accused of violating copyright laws), defamation liability, taxation, obscenity, and unsolicited commercial e-mail. State and local governmental organizations have also adopted Internet-related regulations. These various governmental jurisdictions are also considering additional regulations in these and other areas, such as pricing, service and product quality, and intellectual property ownership. The adoption of new Internet regulations or the adaptation of existing laws to the Internet could adversely affect NCP-Eight’s business.

NCP-Eight receives notices of claimed infringements by our Internet service users. The owners of copyrights and trademarks have been increasingly active in seeking to prevent use of the Internet to violate their rights. In many cases, their claims of infringement are based on the acts of customers of an Internet service provider — for example, a customer’s use of an Internet service or the resources it provides to post, download or disseminate copyrighted music, movies, software or other content without the consent of the copyright owner or to seek to profit from the use of the goodwill associated with another person’s trademark. In some cases, copyright and trademark owners have sought to recover damages from the Internet service provider, as well as or instead of the customer. The law relating to the potential liability of Internet service providers in these circumstances is unsettled. In 1996, Congress adopted the Digital Millennium Copyright Act, which is intended to grant ISPs protection against certain claims of copyright infringement resulting from the actions of customers, provided that the ISP complies with certain requirements. So far, Congress has not adopted similar protections for trademark infringement claims.

Phone Service

The 1996 Telecom Act, which amended the Communications Act, created a more favorable regulatory environment for us to provide phone services. Various states, including states where NCP-Eight operates, considered or attempted differing regulatory treatment, ranging from minimal or no regulation to heavily-regulated common carrier status. As part of the proceeding to determine any appropriate regulatory obligations for VoIP phone service, the FCC decided that alternative voice technologies, like certain types of VoIP phone service, should be regulated only at the federal level, rather than by individual states. Many implementation details remain unresolved, and there are substantial regulatory changes being considered that could either benefit or harm VoIP phone service as a business operation. However, the FCC has stated that its preemption does not extend to state consumer protection requirements and some states continue to attempt to impose obligations on VoIP service providers, including state universal service fund payment obligations.

The FCC has determined that providers of phone services using Internet Protocol technology must comply with a number of traditional phone regulatory obligations, such as CPNI, CALEA, local number portability, disability access, Form 477 (subscriber information) reporting obligations, international service revenue reporting and outage reporting. Further, the FCC is in the process of transitioning high-cost program funds from analog phone service to the provision of broadband services. It is unclear whether and how the FCC will apply certain types of common carrier regulations, such as intercarrier compensation to alternative voice technology. It is unclear how these regulatory matters ultimately will be resolved and how they will further affect NCP-Eight’s expansion into phone service. The FCC is also considering the appropriate regulatory framework for VoIP service, including whether that service should be regulated under Title II.

Pole Attachments

The Communications Act requires most utilities to provide cable systems with access to poles and conduits and simultaneously subjects the rates charged for this access to either federal or state regulation. The Act specifies that significantly higher rates apply if the cable plant is providing telecommunications service, as well as traditional cable service. The FCC has clarified that a cable operator’s favorable pole rates are not endangered by the provision of Internet access and VoIP services. It remains possible that the underlying pole attachment formula, or its application to Internet and telecommunications offerings, will be modified in a manner that substantially increases NCP-Eight’s pole attachment costs.

Cable Equipment

The FCC has undertaken several steps to promote competition in the delivery of cable equipment and compatibility with new digital technology. The FCC has expressly ruled that cable customers must be allowed to purchase set-top terminals from third parties and established a multi-year phase-in during which security functions (which would remain in the operator’s exclusive control) would be unbundled from the basic converter functions, which could then be provided by third party vendors. The first phase of implementation has already passed. Effective July 1, 2007, cable operators could no longer put into service digital set-top terminals with integrated security that had not previously been placed in service.

The FCC has adopted rules implementing an agreement between major cable operators and manufacturers of consumer electronics on “plug and play” specifications for one-way digital televisions. The rules require cable operators to provide “CableCard” security modules and support to customer owned digital televisions and similar devices equipped with built-in set-top terminal functionality.

The FCC is conducting additional related rulemakings, and the cable and consumer electronics industries are currently negotiating an agreement that would establish additional specifications for two-way digital televisions. Congress is also considering companion “broadcast flag” legislation to provide copy protection for digital broadcast signals. It is unclear how this process will develop and how it will affect NCP-Eight’s offering of cable equipment and NCP-Eight’s relationship with its customers.

Other Communications Act Provisions and FCC Regulatory Matters

In addition to the Communications Act provisions and FCC regulations noted above, there are other statutory provisions and FCC regulations affecting NCP-Eight’s business. The Communications Act and the FCC regulate, for example, and among other things, (1) cable-specific privacy obligations; (2) equal employment opportunity obligations; (3) customer service standards; (4) technical service standards; (5) mandatory blackouts of certain network, syndicated and sports programming; (6) requirements and restrictions regarding political advertising; (7) requirements and restrictions regarding advertising in children’s programming; (8) requirements and restrictions regarding origination cablecasting; (9) requirements and restrictions regarding carriage of lottery programming; (10) sponsorship identification obligations; (11) closed captioning of video programming; (12) licensing of systems and facilities; (13) maintenance of public files; and (14) emergency alert systems.

It is possible that Congress or the FCC will expand or modify its regulation of cable systems in the future, and Northland cannot predict at this time how that might impact NCP-Eight’s business. For example, there have been recent discussions about imposing “indecency” restrictions directly on cable programming.

Copyright

Cable systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. The possible modification or elimination of this compulsory copyright license is the subject of continuing legislative review and could adversely affect Northland’s ability to obtain desired broadcast programming. Moreover, the Copyright Office has not yet provided any guidance as to the how the compulsory copyright license should apply to newly offered digital broadcast signals.

Copyright clearances for non-broadcast programming services are arranged through private negotiations. Cable operators also must obtain music rights for use of copyrighted materials in locally originated programming and advertising from the major music performing rights organizations. These licensing fees have been the source of litigation in the past, and Northland cannot predict with certainty whether license fee disputes may arise in the future.

State and Local Regulation: Franchise Matters

Cable systems generally are operated pursuant to nonexclusive franchises granted by a municipality or other state or local government entity in exchange for the right to cross public rights-of-way. Cable franchises generally are granted for fixed terms and in many cases include penalties for noncompliance including a right of termination for material violations.

The specific terms and conditions of cable franchises vary materially between jurisdictions. Each franchise generally contains provisions governing cable operations, franchise fees, system construction, maintenance, technical performance, and customer service standards. A number of states subject cable systems to the jurisdiction of centralized state government agencies, such as public utility commissions. Although local franchising authorities have considerable discretion in establishing franchise terms, there are certain federal protections. For example, federal law caps local franchise fees and includes renewal procedures designed to protect incumbent franchisees from arbitrary denials of renewal. Even if a franchise is renewed, however, the local franchising authority may seek to impose new and more onerous requirements as a condition of renewal. Similarly, if a local franchising authority’s consent is required for the purchase or sale of a cable system, the local franchising authority may attempt to impose more burdensome requirements as a condition for providing its consent.

Numerous legislative proposals have been periodically introduced in the United States Congress and in some state legislatures that would greatly streamline cable franchising and transform the established regulatory framework for incumbent cable systems and potential competitors. This legislation is intended to facilitate entry by new competitors, particularly local telephone companies. Such legislation has already passed in a number of states, and many others have bills pending. Although various legislative proposals provide some regulatory relief for incumbent cable operators, these proposals are generally viewed as being more favorable to new entrants due to a number of varying factors, including efforts to withhold streamlined cable franchising from incumbents until after the expiration of their existing franchises and the potential for new entrants to serve only the higher-income areas of a particular community. To the extent incumbent cable operators are not able to avail themselves of the benefits of new legislation, such operators may continue to be subject to more onerous franchise requirements at the local level than new entrants. The FCC recently initiated a proceeding to determine whether local franchising authorities are impeding the deployment of competitive cable services through unreasonable franchising requirements and whether any such impediments should be preempted, and has passed general guidelines regarding cable franchise renewal standards. At this time, NCP-Eight is not able to determine what impact such proceeding may have on it.

Legal Proceedings

In September 2014, the Partnership settled a legal claim made by a former employee. Under the terms of the settlement, the Partnership paid $150,000 in damages, fees and costs. Pursuant to the settlement agreement, the Partnership entered into a security agreement to grant a security interest in all of the assets of the Partnership to secure the obligations. In addition, the Partnership incurred approximately $216,848 in legal fees associated with the defense of this claim, of which approximately $177,057 and $39,791 was incurred for the years ended December 31, 2014 and 2013, respectively. The Partnership has recorded both the settlement and the associated legal fees as general and administrative expenses in the accompanying financial statements. NCP-Eight may be party to other ordinary and routine litigation proceedings that are incidental to NCP-Eight’s business. Management believes that the outcome of such legal proceedings will not, individually or in the aggregate, have a material adverse effect on NCP-Eight, its financial conditions, prospects or debt service abilities.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

(a) There is no established public trading market for the Partnership’s units of limited partnership interest. During 2015, purchasers of units in privately negotiated transactions of which the general partner is aware have taken place at the following prices:

Dates of Purchase	Purchase Amount (per $500 Unit)	Number of Units Sold
March 1, 2015	$100.00	78
March 1, 2015	$50.00	90
May 1, 2015	$105.00	18
June 1, 2015	$100.00	18
September 1, 2015	$50.00	14
October 1, 2015	$100.00	10
October 1, 2015	$105.00	50
December 1, 2015	$75.00	205
December 1, 2015	$105.00	4

(b) The approximate number of equity holders as of December 31, 2014, is as follows:

Limited Partners:	736
General Partners:	1

(c) During 2014, 2013 and 2012 the Partnership made no cash distributions to the limited partners.

NCP-Eight’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

The general partner is not recommending the proposed sales due to insufficient working capital or declining results of operations. NCP-Eight has generated sufficient operating income to cover future operating costs and working capital needs.

Results of Operations - Nine months ended September 30, 2015 and 2014

Total video basic subscribers decreased from 2,971 as of September 30, 2014 to 2,585 as of September 30, 2015. The loss in subscribers is a result of several factors including competition from Direct Broadcast Satellite (DBS) and other competitive providers, availability of off-air signals in the Partnership’s markets and regional and local economic conditions. In its efforts to address this customer trend, the Partnership is increasing its marketing and customer retention efforts and its emphasis on bundling its video, data and phone products.

Revenue totaled $3,222,680 for the nine months ended September 30, 2015, a decrease of approximately 3% from $3,339,411 for the nine months ended September 30, 2014. Revenues for the nine months ended September 30, 2015 were comprised of the following sources:

●	$1,511,095 (47%) from basic and expanded video services
●	$1,011,670 (31%) from high speed internet services
●	$316,381 (10%) from telephony services
●	$52,381 (2%) from premium video services
●	$25,155 (1%) from advertising
●	$72,259 (2%) from late fees
●	$232,929 (7%) from other sources

Average monthly revenue per subscriber increased $15.78 or approximately 14% from $114.28 for nine months ended September 30, 2014 to $130.06 for the nine months ended September 30, 2015. This increase is attributable to rate increases implemented throughout the Partnership’s systems during the first quarter of 2015, increased penetration of new products to existing customers, specifically high-speed Internet and product bundling to new customers. This increase in average monthly revenue per subscriber was offset by the aforementioned decrease in basic subscribers.

Operating expenses, excluding general and administrative, programming and depreciation expense totaled $388,362 for the nine months ended September 30, 2015, an increase of approximately 9% from the same period in 2014. This variance is primarily attributable to a decrease in capitalized operating expenses as a result of reduced capital spending.

General and administrative expenses totaled $1,038,251 for the nine months ended September 30, 2015, a decrease of approximately 25% from $1,379,744 for the same period in 2014. This decrease is primarily attributed to a reduction in legal expenses as a result of the aforementioned legal settlement, decreases in administrative salary expenses, administrative services, and public filing and reporting expenses offset by higher call center fees and marketing expense.

Programming expenses totaled $1,557,354 for the nine months ended September 30, 2015, an increase of approximately 9% over the same period in 2014. The increase is primarily attributable to higher costs charged by various program suppliers and higher costs associated with the increase in high-speed Internet and telephone subscribers, offset by the aforementioned decrease in video subscribers. Rate increases from program suppliers, as well as new fees due to the launch of additional channels, high-speed Internet and telephone services, will contribute to the trend of increased programming costs in the future.

Depreciation expense totaled $418,077 for the nine months ended September 30, 2015, a decrease of approximately 1% below the same period in 2014. Certain assets becoming fully depreciated were partially offset by depreciation of recent purchases related to the upgrade of plant and equipment.

Interest expense totaled $3,845 for the nine months ended September 30, 2015, as compared to $0 for the same period in 2014. The increase is primarily attributable to interest expense on obligations outstanding from the aforementioned legal settlement.

Results of Operations - Three months ended September 30, 2015 and 2014

Total video basic subscribers decreased from 2,971 as of September 30, 2014, to 2,585 as of September 30, 2015. The loss in subscribers is a result of several factors including competition from Direct Broadcast Satellite (DBS) and other competitive providers, availability of off-air signals in the Partnership’s markets and regional and local economic conditions. The Swainsboro system is 85% overbuilt by Pineland Telephone Cooperative (“Pineland”). Over the last two years competition from Pineland has reduced the Swainsboro system’s revenues and cash flows. In its efforts to address this customer trend, the Partnership is increasing its customer retention efforts and its emphasis on bundling its video, data and phone products.

Revenue totaled $1,044,210 for the three months ended September 30, 2015, a decrease of 2% from $1,062,196 for the three months ended September 30, 2014. Revenues for the three months ended September 30, 2015 were comprised of the following sources:

●	$484,612 (46%) from basic and expanded video services
●	$334,918 (32%) from high speed internet services
●	$102,714 (10%) from telephony services
●	$17,016 (2%) from premium video services
●	$6,343 (1%) from advertising
●	$23,482 (2%) from late fees
●	$75,125 (7%) from other sources

Average monthly revenue per subscriber increased $15.50 or approximately 13% from $117.38 for three months ended September 30, 2014 to $132.88 for the three months ended September 30, 2015. This increase is attributable to rate increases implemented throughout the Partnership’s systems during the first quarter of 2015, increased penetration of new products to existing customers, specifically high-speed Internet and product bundling to new customers. This increase in average monthly revenue per subscriber was offset by the aforementioned decrease in basic subscribers.

Operating expenses, excluding general and administrative, programming and depreciation expense totaled $130,160 for the three months ended September 30, 2015, an increase of approximately 8% from the same period in 2014. This variance is primarily attributable to a decrease in capitalized operating salaries as a result of reduced capital spending offset by decreases in system maintenance and vehicle maintenance expenses.

General and administrative expenses totaled $350,155 for the three months ended September 30, 2015, a decrease of approximately 45% from the same period in 2014. This decrease is primarily attributed to a reduction in legal expenses as a result of the aforementioned legal settlement, decreases in administrative salary expenses, administrative services, and public filing and reporting expenses offset by higher call center fees and marketing expense.

Programming expenses totaled $479,219 for the three months ended September 30, 2015, an increase of approximately 2% over the same period in 2014. The increase is primarily attributable to higher costs charged by various program suppliers and higher costs associated with the increase in high-speed Internet and telephone subscribers, offset by the decrease in video subscribers. Rate increases from program suppliers, as well as new fees due to the launch of additional channels, high-speed Internet and telephone services, will contribute to the trend of increased programming costs in the future.

Depreciation expense totaled $132,273 for the three months ended September 30, 2015, an decrease of approximately 5% over the same period in 2014. The decrease is primarily attributable to certain assets becoming fully depreciated partially offset by depreciation of recent purchases related to the upgrade of plant and equipment.

Interest expense totaled $530 for the three months ended September 30, 2015, as compared to $0 for the same period in 2014. The increase is primarily attributable to interest expense on obligations outstanding from the aforementioned legal settlement.

Results of Operations for Years Ended 2014 and 2013

Total basic video subscribers decreased from 3,448 as of December 31, 2013, to 2,872 as of December 31, 2014. The loss in subscribers is a result of several factors including competition from Direct Broadcast Satellite (DBS) and other competitive providers, availability of off-air signals in the Partnership’s markets and regional and local economic conditions. The Swainsboro system is 85% overbuilt by Pineland Telephone Cooperative (“Pineland”). Over the last two years competition from Pineland has reduced the Swainsboro system’s revenues and cash flow. In its efforts to address this customer trend, the Partnership is increasing its customer retention efforts and its emphasis on bundling its video and data and phone products.

Revenue totaled $4,380,380 for the year ended December 31, 2014, a decrease of 2% from $4,487,627 for the year ended December 31, 2013. Revenues for the year ended December 31, 2014 were comprised of the following sources:

●	$2,139,251 (49%) from basic and expanded basic video services
●	$1,265,521 (29%) from Internet services
●	$437,360 (10%) from telephone services
●	$79,067 (2%) from premium video services
●	$61,789 (1%) from advertising
●	$102,197 (2%) from late fees
●	$295,195 (7%) from other sources

Average monthly revenue per subscriber increased $14.40, or approximately 14%, from $101.22 for the year ended December 31, 2013, to $115.62 for the year ended December 31, 2014. This increase is attributable to rate increases implemented throughout the Partnership’s systems during the first quarter of 2014 and increased penetration of new products, specifically, Internet services, and product bundling to new customers. This increase in average monthly revenue per subscriber was offset by the aforementioned decrease in basic subscribers.

The following table displays historical average rate information for various services offered by the Partnership’s systems (amounts per subscriber per month) exclusive of promotional prices and bundled product discounts:

	2014	2013	2012	2011	2010
Basic Video Rate	63.30	58.30	53.30	50.55	48.75
Expanded Basic Video Rate	6.50	6.00	6.00	4.00	4.00
HBO Rate	19.50	17.50	15.75	15.75	14.75
Cinemax Rate	14.75	14.75	13.75	12.75	12.25
Showtime Rate	17.25	15.25	15.25	15.25	14.75
Encore Rate	5.75	4.75	4.75	4.75	4.75
Starz	10.00	9.50	9.00	8.25	7.75
Digital Rate (Incremental)	8.75	8.75	8.75	6.75	6.75
Internet Rate	55.00	45.00	45.00	42.65	40.75
Telephone Rate	38.50	36.50	36.50	35.00	35.00

 Operating expenses, excluding general and administrative, programming, and depreciation expenses, loss on impairment of franchise agreements and loss on disposal of assets totaled $474,479 for the year ended December 31, 2014, representing a decrease of 8% from $517,561 for the year ended December 31, 2013. The decrease is primarily attributable to a decrease in operating salaries, operating overtime, payroll tax expense, vehicle operating expenses and operating overhead.

General and administrative expenses totaled $1,758,596 for the year ended December 31, 2014, representing an increase of approximately 28% from $1,378,004 for the year ended December 31, 2013. This increase is primarily attributable to the settlement of a legal claim made by a former employee and higher administrative salaries, net bad debt expenses, administrative services, call center fees, marketing expenses and other administrative expenses.

Programming expenses totaled $1,921,137 for the year ended December 31, 2014, an increase of approximately 6% from $1,817,916 for the year ended December 31, 2013. The increase is attributable to higher costs charged by various video program suppliers, retransmission fees for carriage of certain local broadcast signals and costs associated with the increased penetration of Internet and telephone services, offset by decreased video subscribers from 3,448 as of December 31, 2013 to 2,872 as of December 31, 2014. Rate increases from video program suppliers, and increases in the number of customers to the Partnership’s Internet and telephone services, will contribute to the trend of increased programming costs in the future.

Depreciation expense totaled $563,147 for the year ended December 31, 2014, remaining consistent with the year ended December 31, 2013. Depreciation of recent purchases related to the upgrade of plant and equipment, was offset by certain assets becoming fully depreciated.

Loss on disposal of assets totaled $17,565 for the year ended December 31, 2014, and consists primarily of costs incurred in connection with the disposal of plant in discontinued service areas of the Aliceville system offset by proceeds from the sale of a vehicle. Gain on disposal of assets totaled $11,880 for the year ended December 31, 2013, and consists primarily of insurance proceeds from storm damage in the Aliceville system.

Interest expense and amortization of loan fees decreased from $9,310 for the year ended December 31, 2013 to $0 for the year ended December 31, 2014. The Partnership paid off the outstanding balance of its term loan on July 1, 2013.

In 2014, the Partnership generated a loss of $2,252,825 compared to an income of $215,607 in 2013. The operating loss is mainly attributable to the $1,898,393 impairment write down of the Partnership’s Swainsboro franchise agreements and the settlement of a legal claim made by a former employee. The Partnership generated positive income in each of the two prior years, and management anticipates that this trend will continue.

Results of Operations 2013 and 2012

Total basic video subscribers decreased from 3,767 as of December 31, 2012, to 3,448 as of December 31, 2013. The loss in subscribers is a result of several factors including competition from Direct Broadcast Satellite (DBS) providers, availability of off-air signals in the Partnership’s markets and regional and local economic conditions. In its efforts to address this customer trend, the Partnership is increasing its customer retention efforts and its emphasis on bundling its video and data and phone products.

 Revenue totaled $4,487,627 for the year ended December 31, 2013, increasing 6% from $4,218,611 for the year ended December 31, 2012. Revenues for the year ended December 31, 2013 were comprised of the following sources:

●	$2,425,257 (54%) from basic and expanded basic video services
●	$1,210,386 (27%) from Internet services
●	$356,662 (8%) from telephone services
●	$96,434 (2%) from premium video services
●	$71,351 (2%) from advertising
●	$112,418 (2%) from late fees
●	$215,119 (5%) from other sources

Average monthly revenue per subscriber increased $11.75, or approximately 13%, from $89.47 for the year ended December 31, 2012, to $101.22 for the year ended December 31, 2013. This increase is attributable to rate increases implemented throughout the Partnership’s systems during the first quarter of 2013 and increased penetration of new products, specifically, Internet services, and product bundling to new customers. This increase in average monthly revenue per subscriber was offset by the aforementioned decrease in basic subscribers.

The following table displays historical average rate information for various services offered by the Partnership’s systems (amounts per subscriber per month) exclusive of promotional prices and bundled product discounts:

	2013	2012	2011	2010	2009
Basic Video Rate	58.30	53.30	50.55	48.75	44.25
Expanded Basic Video Rate	6.00	6.00	4.00	4.00	4.00
HBO Rate	17.50	15.75	15.75	14.75	14.00
Cinemax Rate	14.75	13.75	12.75	12.25	11.50
Showtime Rate	15.25	15.25	15.25	14.75	14.00
Encore Rate	4.75	4.75	4.75	4.75	4.75
Starz	9.50	9.00	8.25	7.75	7.00
Digital Rate (Incremental)	8.75	8.75	6.75	6.75	6.50
Internet Rate	45.00	45.00	42.65	40.75	40.25
Phone Rate	36.50	36.50	35.00	35.00	33.00

Operating expenses, excluding general and administrative, programming, and depreciation expenses, and loss on impairment of franchise agreements totaled $517,561 for the year ended December 31, 2013, representing an increase of 7% from $482,133 for the year ended December 31, 2012. The increase is primarily attributable to an increase in operating salaries offset by decreases in pole rental expense and regional management expense.

General and administrative expenses totaled $1,378,004 for the year ended December 31, 2013, representing an increase of approximately 15% from $1,203,434 for the year ended December 31, 2012. This increase is primarily attributable to higher net bad debt expense, administrative services, legal expense, audit fees, marketing expenses and management fees.

Programming expenses totaled $1,817,916 for the year ended December 31, 2013, an increase of 9% from $1,675,316 for the year ended December 31, 2012. The increase is attributable to higher costs charged by various video program suppliers, retransmission fees for carriage of certain local broadcast signals and costs associated with the increased penetration of Internet and telephone services, offset by decreased video subscribers from 3,767 as of December 31, 2012 to 3,448 as of December 31, 2013. Rate increases from video program suppliers, and increases in the number of customers to the Partnership’s Internet and telephone services, will contribute to the trend of increased programming costs in the future.

Depreciation expense totaled $561,266 for the year ended December 31, 2013, an increase of 6% from $528,758 for the year ended December 31, 2012. This increase is attributable to depreciation of recent purchases related to the upgrade of plant and equipment, offset by certain assets becoming fully depreciated.

Gain on disposal of assets totaled $11,880 for the year ended December 31, 2013, and consists primarily of insurance proceeds from storm damage in the Aliceville system. Loss on disposal of assets totaled $36,734 for the year ended December 31, 2012, and consists primarily of costs incurred in connection with the Millport and Aliceville tower wreck out and asset disposal and the write-off of obsolete customer premise equipment.

Interest expense and amortization of loan fees decreased approximately 68% from $29,131 in 2012 to $9,310 in 2013. This decrease in interest expense and loan fees is attributable to the Partnership paying off the outstanding balance of its term loan on July 1, 2013.

In 2013, the Partnership generated net income of $215,607 compared to a net income of $263,450 in 2012. Management anticipates that the Partnership will continue to generate positive net income.

Liquidity and Capital Resources

The Partnership’s primary source of liquidity is cash flow provided by operations. The Partnership generates cash through the monthly billing of subscribers for video, Internet, telephone and other services. As a result of the aforementioned legal settlement, the Partnership will actively reduce its capital expenditures for 2015 to satisfy these obligations and to cover future operating costs and working capital needs over the next twelve-month period.

2014

Net cash provided by operating activities totaled $469,504 for the year ended December 31, 2014. Adjustments to the $2,252,825 net loss for the period to reconcile to net cash provided by operating activities consisted primarily of $1,898,393 in loss on impairment of franchise agreements, $563,147 in depreciation, and changes in other operating assets and liabilities of $264,112.

Net cash used in investing activities totaled $519,695 and consisted primarily of capital expenditures for the year ended December 31, 2014.

Net cash used in financing activities for the year ended December 31, 2014 consisted of a $6,679 in distribution on behalf of limited partners for tax purposes.

Term Loan

The Partnership’s term loan matured and was paid in full on July 1, 2013.

Obligations and Commitments

In addition to working capital needs for ongoing operations, the Partnership has capital requirements for required minimum operating lease payments. The following table summarizes the contractual obligations as of December 31, 2014 and the anticipated effect of these obligations on the Partnership’s liquidity in future years:

		Payments Due By Period
	Total	Less than 1 year	1 – 3 Years	3 – 5 Years	More than 5 years

Minimum operating lease payments	$45,000	$5,000	$10,000	$10,000	$20,000

Capital Expenditures

During 2014, the Partnership paid $544,759 for capital expenditures. These expenditures included continued plant upgrades in both systems to extend and maintain high speed data service capabilities, vehicle replacement and customer premise equipment to provide services.

 Management has estimated that the Partnership will spend approximately $370,000 on capital expenditures during 2015. Planned expenditures include quality assurance upgrade work to maintain reliable video signals and broadband speeds in both systems, potential line extension opportunities and customer premise equipment to provide services.

Critical Accounting Policies

This discussion and analysis of financial condition and results of operations is based on the Partnership’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following critical accounting policies require a more significant amount of management judgment than other accounting policies the Partnership employs.

Revenue Recognition

Cable and broadband service revenue, including service and maintenance, is recognized in the month service is provided to customers. Advance payments on cable services to be rendered are recorded as subscriber prepayments. Revenues resulting from the sale of local spot advertising are recognized when the related advertisements or commercials appear before the public.

Property and Equipment

Property and equipment are recorded at cost. Costs of additions and substantial improvements, which include materials, labor, and other indirect costs associated with the construction of cable transmission and distribution facilities, are capitalized. Indirect costs include employee salaries and benefits, travel and other costs. These costs are estimated based on historical information and analysis. The Partnership periodically performs evaluations of these estimates as warranted by events or changes in circumstances.

The Partnership also capitalizes costs associated with initial customer installations. The costs of disconnecting service or reconnecting service to previously installed locations are expensed in the period incurred. Costs for repairs and maintenance are also charged to operating expense, while equipment replacements, including the replacement of drops, are capitalized.

Intangible Assets

The Partnership does not amortize intangible assets determined to have indefinite lives. The Partnership has determined that its franchises meet the definition of indefinite lived assets. The Partnership tests these assets for impairment on an annual basis as of September 30th, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of the assets below their carrying value.

Management believes the franchises have indefinite lives because the franchises are expected to be used by the Partnership for the foreseeable future as determined based on an analysis of all pertinent factors, including changes in legal, regulatory or contractual provisions and effects of obsolescence, demand and competition. In addition, the expected renewal costs the Partnership would otherwise not incur if the franchises were not subject to renewal are not material in relation to the fair value of the franchises. While the franchises have defined lives based on the franchising authority, renewals are routinely granted, and management expects them to continue to be granted. This expectation is supported by management’s experience with the Partnership’s franchising authorities and the franchising authorities of the Partnership’s affiliates.

Economic Conditions

Historically, the effects of inflation have been considered in determining to what extent rates will be increased for various services provided. It is expected that the future rate of inflation will continue to be a significant variable in determining rates charged for services provided, subject to the provisions of the 1996 Telecom Act. Because of the deregulatory nature of the 1996 Telecom Act, the Partnership does not expect the future rate of inflation to have a material adverse impact on operations.

Financial Statements

Included with this proxy statement, starting on the following page, are NCP-Eight’s unaudited financial statements for the nine and three months ended as of September 30, 2015 and audited balance sheets as of December 31, 2013 and 2014, and the related statements of operations, changes in partners’ capital (deficit), and cash flows for each of the years in the three-year period ended as of December 31, 2014. Financial statements for prior years and periods have previously been distributed to the limited partners on an ongoing basis.  If a limited partner desires any additional information regarding financial statements, please contact the general partner of NCP-Eight, Northland Communications Corporation.

NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP

CONDENSED BALANCE SHEETS - (UNAUDITED)

(Prepared by the Managing General Partner)

	September 30,	December 31,
	2015	2014
ASSETS

Cash	$63,565	87,503
Accounts receivable, net of allowance of $7,900 and $9,400, respectively	125,838	117,745
Due from affiliates	3,134	6,028
Prepaid expenses	110,497	45,547
Property and equipment, net of accumulated depreciation of $12,060,330, and $11,649,462, respectively	2,552,134	2,725,476
Franchise agreements, net of accumulated amortization of $1,907,136	394,311	394,311

Total assets	3,249,479	3,376,610

LIABILITIES AND PARTNERS' CAPITAL

Accounts payable and accrued expenses	$494,049	648,164
Due to General Partner and affiliates	461,312	233,437
Deposits	7,100	9,515
Subscriber prepayments	142,527	157,694
Total liabilities	1,104,988	1,048,810

Partners' capital (deficit):
General Partner:
Contributed capital, net	1,000	1,000
Accumulated deficit	(59,478)	(57,645)
	(58,478)	(56,645)

Limited Partners:
Contributed capital, net (19,087 units)	8,091,119	8,091,119
Accumulated deficit	(5,888,150)	(5,706,674)
	2,202,969	2,384,445

Total partners' capital	2,144,491	2,327,800

Total liabilities and partners' capital	$3,249,479	3,376,610

The accompanying notes are an integral part of these statements.

NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP

CONDENSED STATEMENTS OF OPERATIONS - (UNAUDITED)

(Prepared by the Managing General Partner)

	For the three months ended September 30,

	2015	2014

Service revenues	$1,044,210	$1,062,196

Expenses:
Cable system operations / cost of revenue (including $10,619 and $12,551 to affiliates in 2015 and 2014, respectively), excluding depreciation shown below	130,160	120,069
General and administrative (including $168,819 and $169,549 to affiliates in 2015 and 2014, respectively)	350,155	641,632
Programming / cost of revenue (including $11,174 and $20,731 to affiliates in 2015 and 2014, respectively)	479,216	469,344
Depreciation / cost of revenue	132,273	139,020
Loss on impairment of franchise agreements	-	1,898,393
Gain on disposal of assets	-	(3,323)
	1,091,804	3,265,135

Loss from operations	(47,594)	(2,202,939)

Other (expense) income:
Interest expense	(530)	-
Other (expenses) income net of interest income	-	101
	(530)	101

Net loss	$(48,124)	$(2,202,838)

Allocation of net loss:

General Partner (1%)	$(481)	$(22,028)

Limited Partners (99%)	$(47,643)	$(2,180,810)

Net loss per limited partnership unit:
(19,087 units)	$(2)	$(114)

The accompanying notes are an integral part of these statements.

NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP

CONDENSED STATEMENTS OF OPERATIONS - (UNAUDITED)

(Prepared by the Managing General Partner)

	For the nine months ended September 30,

	2015	2014

Service revenues	$3,222,680	$3,339,411

Expenses:
Cable system operations / cost of revenue (including $35,990 and $42,017 to affiliates in 2015 and 2014, respectively), excluding depreciation shown below	388,362	356,376
General and administrative (including $507,328 and $502,350 to affiliates in 2015 and 2014, respectively)	1,038,251	1,379,744
Programming / cost of revenue (including $49,718 and $61,076 to affiliates in 2015 and 2014, respectively)	1,557,354	1,428,217
Depreciation / cost of revenue	418,077	421,177
Loss on impairment of franchise agreements	-	1,898,393
Gain on disposal of assets	-	(3,323)
	3,402,044	5,480,584

Loss from operations	(179,364)	(2,141,173)

Other income (expense):
Interest expense	(3,845)	-
Other income (expenses) net of interest income	(100)	111
	(3,945)	111

Net loss	$(183,309)	$(2,141,062)

Allocation of net loss:

General Partner (1%)	$(1,833)	$(21,411)

Limited Partners (99%)	$(181,476)	$(2,119,651)

Net loss per limited partnership unit: (19,087 units)	$(10)	$(111)

The accompanying notes are an integral part of these statements.

NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP

CONDENSED STATEMENTS OF CASH FLOWS - (UNAUDITED)

(Prepared by the Managing General Partner)

	For the nine months ended September 30,

	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(183,309)	$(2,141,062)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation	418,077	421,177
Loss on impairment of franchise agreements	-	1,898,393
Gain on disposal of assets	-	(3,323)
(Increase) decrease in operating assets:
Accounts receivable	(8,093)	(9,786)
Due from affiliates	2,894	7,992
Prepaid expenses	(64,950)	(79,544)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	(120,475)	302,442
Due to General Partner and affiliates	227,875	16,541
Subscriber prepayments and deposits	(17,582)	(42,521)

Net cash provided by operating activities	254,437	370,309

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(278,375)	(433,139)
Proceeds from sale of assets	-	3,500
Net cash used in investing activities	(278,375)	(429,639)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distribution on behalf of limited partners for tax purposes	-	(6,679)
Net cash used in financing activities	-	(6,679)

DECREASE IN CASH	(23,938)	(66,009)

CASH, beginning of period	87,503	144,373

CASH, end of period	$63,565	$78,364

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the period for interest	$3,845	$-

Capital expenditures in due to General Partner and affiliates at September 30, 2015 and 2014	$95,701	$99,439

The accompanying notes are an integral part of these statements.

	Nine Months Ended September 30,	Six Months Ended June 30,	Three Months Ended March 31,	Years Ended December 31,
	2015	2015	2015	2014	2013	2012	2011	2010
Other Financial Data (Unaudited):
Ratio of earnings to fixed charges(1)					25.14	11.03		10.78
Deficiency of earnings to cover fixed charges(1)	(179,364)	(122,349)	(55,765)	(2,252,937)			(529,578)

(1) Earnings include net (loss) income plus fixed charges. Fixed charges consist of interest expense and amortization of capitalized interest.

The accompanying notes are an integral part of these statements.

  NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(1)	Basis of Presentation

These unaudited condensed financial statements are being filed in conformity with Rule 10-01 of Regulation S-X regarding interim financial statement disclosure and do not contain all of the necessary footnote disclosures required for a full presentation of the balance sheets, statements of operations and statements of cash flows in conformity with accounting principles generally accepted in the United States of America. However, in the opinion of management, these statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Partnership's financial position at September 30, 2015, its statements of operations for the three and nine months ended September 30, 2015 and 2014, and its statements of cash flows for the nine months ended September 30, 2015 and 2014. Results of operations for these periods are not necessarily indicative of results to be expected for the full year. These financial statements and notes should be read in conjunction with the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014.

(2)	Intangible Assets

The Partnership does not amortize intangible assets determined to have indefinite lives. The Partnership has determined that its franchises meet the definition of indefinite lived assets. The Partnership tests these assets for impairment on an annual basis during the fourth quarter using financial information as of September 30th, or on an interim basis if an event occurs or circumstances change that would indicate the assets might be impaired. The Partnership’s test for impairment that was performed during the fourth quarter of 2015 indicated that the fair value of the assets exceeded their carrying value.

The Partnership’s test for impairment performed during the fourth quarter of 2014 indicated that the carrying value of the franchise agreements associated with its Swainsboro, Georgia system exceeded such assets fair value as of September 30, 2014.   The Partnership recognized an impairment loss of $1,898,393 as of September 30, 2014, which resulted in a total impairment of the Swainsboro franchises.

The Partnership determined that there are no conditions such as obsolescence, regulatory changes, changes in demand, competition, or other factors that would change their indefinite life determination. The Partnership will continue to test these assets for impairment annually as of September 30th, or more frequently as warranted by events or changes in circumstances.

(3)	Litigation

In September 2014, the Partnership settled a legal claim made by a former employee. Under the terms of the settlement, the Partnership will pay $150,000 in damages, fees and costs. Pursuant to the settlement agreement, the Partnership entered into a security agreement to grant a security interest in all of the assets of the Partnership to secure the obligations. In addition, the Partnership incurred approximately $216,848 in legal fees associated with the defense of this claim, of which approximately $118,276 and $147,978 was incurred for the three and nine months ended September 30, 2014. The Partnership recognized both the settlement and the associated legal fees as general and administrative expenses for the year ended December 31, 2014.

The Partnership is party to other ordinary and routine litigation proceedings that are incidental to the Partnership’s business. Management believes that the outcome of all pending legal proceedings will not, individually or in the aggregate, have a material adverse effect on the Partnership, its financial statements or prospects.

(4)	Immaterial Revision to Prior Period Financial Statements

During the quarter ended September 30, 2015, the Partnership discovered that the franchise fee expense for the City of Swainsboro had been recorded at an incorrect rate. The franchise agreement issued by the State of Georgia for the City of Swainsboro effectively increased the franchise fee rate from three to five percent, as of April 4, 2012. As a result of this error, franchise fee expense was underreported by approximately $71,748 for the periods covering April 4, 2012, through June 30, 2015. The Partnership has negotiated a payment plan for the delinquent franchise fees with the City of Swainsboro.

As a result of the aforementioned error, for the quarter ended September 30, 2015, the Partnership revised its balance sheet, statement of operations and cash flows from prior periods to appropriately reflect the correct franchise fee expense and liability. The revisions did not materially impact the Partnership’s net income (loss), net income (loss) per limited partnership unit, cash flows, or partners’ capital (deficit). The Partnership intends to make the applicable adjustments through subsequent periodic filings. The effect of recording this immaterial change on the balance sheet as of December 31, 2014, and for the fiscal 2015 quarterly periods to be reported in subsequent periodic filings is as follows:

	December 31, 2014		March 31, 2015		June 30, 2015
	As Reported	As Revised	As Reported	As Revised	As Reported	As Revised
Accounts payable and accrued expenses	$586,106	$648,164	$524,515	$591,417	$472,299	$543,777
Total liabilities	986,752	1,048,810	1,066,068	1,132,970	1,064,185	1,135,663
General partner's deficit	(56,024)	(56,645)	(56,602)	(57,271)	(57,282)	(57,997)
Limited partners' capital	$2,445,882	$2,384,445	$2,388,615	$2,322,382	$2,321,376	$2,250,613

The effect of recording this immaterial change on the statement of operations for each of the annual periods ending December 31, 2014 and 2013, and for the quarterly periods ending March 31, 2015 and June 30, 2015 to be reported in subsequent periodic filings is as follows:

	Years Ended December 31,				Quarters Ended
	2014		2013		March 31, 2015		June 30, 2015
	As Reported	As Revised	As Reported	As Revised	As Reported	As Revised	As Reported	As Revised
General & administrative	$1,758,596	$1,779,299	$1,378,004	$1,401,949	$336,437	$341,281	$342,240	$346,817
Operating (loss) income	(2,252,937)	(2,273,640)	224,760	200,815	(55,765)	(60,609)	(66,584)	(71,161)
Net (loss) income	(2,252,825)	(2,273,528)	215,607	191,662	(57,845)	(62,689)	(67,919)	(72,496)
Net (loss) income per limited partnership unit	$(117)	$(119)	$11	$10	$(3)	$(3)	$(4)	$(4)

The effect of recording this immaterial change on the statement of cash flows for the years ended December 31, 2014 and 2013, and for the year-to-date periods to be reported in subsequent periodic filings is as follows:

	Years Ended December 31,				Year-to-Date Period Ended
	2014		2013		March 31, 2015		June 30, 2015
	As Reported	As Revised	As Reported	As Revised	As Reported	As Revised	As Reported	As Revised
Net (loss) income	$(2,252,825)	$(2,273,528)	$215,607	$191,662	$(57,845)	$(62,689)	$(125,764)	$(135,185)
Change in accounts payable and accrued expenses	$242,136	$262,839	$49,750	$73,695	$(33,731)	$(28,887)	$(113,807)	$(104,386)

(5)	Liquidity

The Partnership's primary source of liquidity is cash flow provided by operations. The Partnership generates cash through the monthly billing of subscribers for video, Internet, telephone and other services. As a result of the aforementioned legal settlement, the Partnership will actively reduce its capital expenditures and continue to defer payment of management fees and other payments to affiliates for 2015 to satisfy these obligations and to cover future operating costs and working capital needs over the next twelve-month period. On a quarterly basis, the General Partner and its affiliates have represented to the Partnership that they will not call the amounts deferred if it impacts the ability of the Partnership to operate in the normal course.

(6)	Solicitation of Interest from Potential Buyers

In July 2014, the Partnership engaged a nationally recognized brokerage firm to assess and market the Partnership’s assets for a potential sale. Eight potential buyers expressed interest and were sent a Confidential Information Memorandum (“CIM”) on the Partnership’s systems. In the end, all interested parties declined to submit bids.

In June 2015, the CIM was updated. Potential buyers were contacted and three parties expressed interest in receiving the updated CIM. To date, management has received a non-interest comment from two of the parties and one party is still looking at the Aliceville system. Accordingly, management expects to manage the Partnership’s systems for the remaining partnership duration with the possibility of again offering the systems for sale in late 2015.

(7)	Recent Accounting Pronouncements

In May 2014, the FASB and the International Accounting Standards Board updated the accounting guidance related to revenue recognition. The updated accounting guidance provides a single, contract-based revenue recognition model to help improve financial reporting by providing guidance on when an entity should recognize revenue, and by reducing the number of standards to which entities have to refer.

In July 2015, FASB voted to defer the effective date by one year to December 15, 2017 for annual reporting periods beginning after that date. The updated accounting guidance provides companies with alternative methods of adoption. We are currently in the process of determining the impact that the updated accounting guidance will have on the Partnership’s financial statements and method of adoption.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Northland Cable Properties Eight Limited Partnership:

We have audited the accompanying balance sheets of Northland Cable Properties Eight Limited Partnership (a Washington limited partnership) as of December 31, 2014 and 2013, and the related statements of operations, changes in partners’ capital (deficit), and cash flows for each of the years in the three-year period ended December 31, 2014. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northland Cable Properties Eight Limited Partnership as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

(signed) KPMG LLP

Seattle, Washington
February 27, 2015

1

NORTHLAND CABLE PROPERTIES

EIGHT LIMITED PARTNERSHIP

Balance Sheets

December 31, 2014 and 2013

	2014	2013
Assets
Cash	$87,503	144,373
Accounts receivable (net of allowance of $9,400 and $8,000 in 2014 and 2013)	117,745	101,777
Due from affiliates	6,028	16,613
Prepaid expenses	45,547	44,586

Investment in cable television properties:
Property and equipment	14,367,729	13,918,999
Less accumulated depreciation	(11,642,253)	(11,289,448)
	2,725,476	2,629,551
Franchise agreements (net of accumulated amortization of $1,907,136 in 2014 and 2013 (Note 3(c))	394,311	2,292,704
Total investment in cable television properties	3,119,787	4,922,255
Total assets	$3,376,610	5,229,604
Liabilities and Partners’ Capital (Deficit)
Liabilities:
Accounts payable and accrued expenses	$586,106	325,181
Due to General Partner and affiliates	233,437	53,163
Deposits	9,515	9,465
Subscriber prepayments	157,694	192,433
Total liabilities	986,752	580,242
Commitments and contingencies
Partners’ capital (deficit):
General Partner:
Contributed capital	1,000	1,000
Accumulated deficit	(57,024)	(34,496)
	(56,024)	(33,496)
Limited partners:
Contributed capital, net (19,087 units)	8,091,119	8,097,798
Accumulated deficit	(5,645,237)	(3,414,940)
	2,445,882	4,682,858
Total liabilities and partners’ capital	$3,376,610	5,229,604

 See accompanying notes to financial statements.

2

NORTHLAND CABLE PROPERTIES
EIGHT LIMITED PARTNERSHIP
Statements of Operations
Years ended December 31, 2014, 2013, and 2012

	2014	2013	2012
Revenue (including $49,058, $63,310 and $60,434, received from affiliate in 2014, 2013 and 2012, respectively)	$4,380,380	4,487,627	4,218,611
Expenses:
Operating / cost of revenue (including $54,597, $56,694, and $60,107, net, paid to affiliates in 2014, 2013, and 2012, respectively), excluding depreciation and amortization expense recorded below	474,479	517,561	482,133
General and administrative (including $664,102, $556,208, and $491,796, net, paid to affiliates in 2014, 2013, and 2012, respectively)	1,758,596	1,378,004	1,203,434
Programming / cost of revenue (including $84,568, $55,377, and $37,021, net, paid to affiliates in 2014,2013, and 2012, respectively)	1,921,137	1,817,916	1,675,316
Depreciation / cost of revenue	563,147	561,266	528,758
Loss on impairment of franchise agreements	1,898,393	—	—
Loss (gain) on disposal of assets	17,565	(11,880)	36,734
Operating (loss) income	(2,252,937)	224,760	292,236
Other income (expense):
Interest expense and amortization of loan fees	—	(9,310)	(29,131)
Other income	112	157	345
Net (loss) income	$(2,252,825)	215,607	263,450
Allocation of net (loss) income:
General Partner	$(22,528)	2,156	2,634
Limited partners	(2,230,297)	213,451	260,816
Net (loss) income per limited partnership unit	(117)	11	14

 See accompanying notes to financial statements.

3

NORTHLAND CABLE PROPERTIES
EIGHT LIMITED PARTNERSHIP
Statements of Changes in Partners’ Capital (Deficit)
Years ended December 31, 2014, 2013, and 2012

	General	Limited
	Partner	Partners	Total
Balance, December 31, 2011	$(38,286)	4,213,311	4,175,025
Net income	2,634	260,816	263,450
Balance, December 31, 2012	$(35,652)	4,474,127	4,438,475
Net income	2,156	213,451	215,607
Distribution to Limited Partners for income taxes paid	-	(4,720)	(4,720)
Balance, December 31, 2013	$(33,496)	4,682,858	4,649,362
Net loss	(22,528)	(2,230,297)	(2,252,825)
Distribution to Limited Partners for income taxes paid	-	(6,679)	(6,679)
Balance, December 31, 2014	$(56,024)	2,445,882	2,389,858

See accompanying notes to financial statements.

4

NORTHLAND CABLE PROPERTIES
EIGHT LIMITED PARTNERSHIP
Statements of Cash Flows
Years ended December 31, 2014, 2013, and 2012

	2014	2013	2012
Cash flows from operating activities:
Net (loss) income	$(2,252,825)	215,607	263,450
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation expense	563,147	561,266	528,758
Amortization of loan fees	—	1,007	4,028
(Gain) loss on disposal of assets	(3,323)	(11,880)	16,310
Loss on impairment of franchise agreements	1,898,393	—	—
Changes in certain assets and liabilities:
Accounts receivable	(15,968)	(5,708)	17,450
Due from affiliates	10,585	26,522	10,208
Prepaid expenses	(961)	3,332	5,042
Accounts payable and accrued expenses	242,136	49,750	16,845
Due to General Partner and affiliates	63,009	22,234	(15,613)
Deposits	50	(1,750)	390
Subscriber prepayments	(34,739)	8,293	19,621
Net cash provided by operating activities	469,504	868,673	866,489
Cash flows used in investing activities:
Purchase of property and equipment	(544,759)	(580,534)	(482,708)
Proceeds from sale of property	25,064	21,864	500
Insurance proceeds	—	11,790	4,107
Increase in franchise agreements	—	—	(500)
Net cash used in investing activities	(519,695)	(546,880)	(478,601)
Cash flows used in financing activities:
Principal payments on term loan	—	(553,376)	(375,000)
Distribution on behalf of limited partners for tax purposes	(6,679)	(4,720)	—
Net cash used in financing activities	(6,679)	(558,096)	(375,000)
(Decrease) increase in cash	(56,870)	(236,303)	12,888
Cash, beginning of year	144,373	380,676	367,788
Cash, end of year	$87,503	144,373	380,676
Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$—	8,303	31,033
Capital expenditures in accounts payable at December 31, 2014, 2013 and 2012	$33,640	14,851	32,962
Capital expenditures in due to general partner and affiliates at December 31, 2014, 2013 and 2012	$95,701	(21,564)	—

See accompanying notes to financial statements.

5

NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS

(1)     Organization and Partners’ Interests

(a)      Formation and Business

Northland Cable Properties Eight Limited Partnership (the Partnership), a Washington limited partnership, was formed on September 21, 1988, and began operations on March 8, 1989. The Partnership was formed to acquire, develop and operate cable systems. The Partnership offers to residential and business customers traditional cable video programming, Internet services and telephone services on a subscription basis. Currently, the Partnership owns systems serving the cities of Aliceville, Alabama and certain surrounding areas, and Swainsboro, Georgia and certain surrounding areas. The Partnership has eleven nonexclusive franchises to operate these cable systems for periods, which will expire at various dates through 2024. Certain affiliates of the Partnership also own and operate other cable systems.

Northland Communications Corporation (the General Partner or Northland) manages the operations and is General Partner of the Partnership under the terms of a Partnership Agreement which will expire on December 31, 2016. The Amendment to extend the term of the Partnership from December 31, 2013, to December 31, 2016, was approved at a special meeting of the limited partners on December 17, 2013.

The Partnership is subject to certain risks as a cable, Internet and telephone operator. These include competition from alternative technologies (i.e., satellite), requirements to renew its franchise agreements and availability of capital.

(b)      Contributed Capital, Commissions, and Offering Costs

The capitalization of the Partnership is set forth in the accompanying statements of changes in partners’ capital (deficit). No limited partner is obligated to make any additional contribution.

Northland contributed $1,000 to acquire its 1% interest in the Partnership.

(2)      Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3)      Summary of Significant Accounting Policies

(a)      Accounts Receivable

Accounts receivable consist primarily of amounts due from customers for cable or advertising services provided by the Partnership, and are net of an allowance for doubtful accounts of $9,400 and $8,000 at December 31, 2014 and 2013, respectively.

(b)      Property and Equipment

Property and equipment are recorded at cost. Costs of additions and substantial improvements, which include materials, labor and indirect costs associated with the construction of cable transmission and distribution facilities, are capitalized. Indirect costs include employee salaries and benefits, travel, and other costs. These costs are estimated based on historical information and analysis. The Partnership performs evaluations of these estimates as warranted by events or changes in circumstances.

6

The Partnership also capitalizes costs associated with initial customer installations. The costs of disconnecting service or reconnecting service to previously installed locations are charged to operating expense in the period incurred. Costs for repairs and maintenance are also charged to operating expense, while equipment replacements, including the replacement of drops, are capitalized.

At the time of retirements, sales, or other dispositions of property, the original cost, and related accumulated depreciation are removed from the respective accounts, and the gains and losses are included in the statements of operations.

Depreciation of property and equipment is calculated using the straight-line method over the following estimated service lives:

Buildings	20 years
Distribution plant	10 years
Other equipment	5 – 20 years

The Partnership evaluates the depreciation periods of property and equipment to determine whether events or circumstances warrant revised estimates of useful lives.

In accordance with general accounting standards, long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and no longer depreciated.

During 2014, there was a significant decline in the operating cash flow of the Swainsboro, GA system constituting a triggering event under ASC 360. The Partnership performed step 1 of the impairment test on the property and equipment of its Swainsboro, GA system and determined that the undiscounted cash flows of the system exceeded the carrying value of the property and equipment as of December 31, 2014.

(c)      Intangible Assets

The Partnership does not amortize intangible assets determined to have indefinite lives. The Partnership determined that its franchise agreements met the definition of indefinite-lived assets due to the history of obtaining franchise renewals, among other considerations. Accordingly, amortization of these assets ceased on December 31, 2001. The Partnership tests these intangibles for impairment annually as of September 30th or on an interim basis if an event occurs or circumstances change that would indicate the assets might be impaired.

The Partnership tested and determined that the carrying value of the franchise agreements associated with its Swainsboro, Georgia system exceeded such assets fair value as of September 30, 2014. Fair value was determined using discounted system cash flows net of contributory charges for the system’s property and equipment (a Level 3 measurement). The Partnership recognized an impairment loss of $1,898,393 as of September 30, 2014, which resulted in a total impairment of the franchises. This is primarily the result of a significant decrease in estimated future cash flows expected to be generated by the system, which is due to, among other factors, the decline in the number of video subscribers served by the system and increasing competition from providers in market experienced in 2014.

7

The Partnership determined that there are no conditions such as obsolescence, regulatory changes, changes in demand, competition, or other factors that would change their indefinite life determination. The Partnership will continue to test these assets for impairment annually as of September 30th, or more frequently as warranted by events or changes in circumstances.

(d)      Loan Fees

Loan fees were amortized using the straight-line method over periods of one to five years. The Partnership recorded amortization expense of $0, $1,007 and $4,028 in 2014, 2013, and 2012, respectively. Loan fees were fully amortized as of June 30, 2013.

(e)      Self Insurance

The Partnership began self-insuring for aerial and underground plant in 1996. Beginning in 1997, the Partnership began making quarterly contributions into an insurance fund maintained by an affiliate which covers all Northland entities and would defray a portion of any loss should the Partnership be faced with a significant uninsured loss. To the extent the Partnership’s losses exceed the fund’s balance, the Partnership would absorb any such loss. If the Partnership were to sustain a material uninsured loss, such reserves could be insufficient to fully fund such a loss. The capital cost of replacing such equipment and physical plant could have a material adverse effect on the Partnership, its financial condition, prospects and debt service ability.

Amounts paid to the affiliate, which maintains the fund for the Partnership and its affiliates, are expensed as incurred and are included in the statements of operations. To the extent a loss has been incurred related to risks that are self-insured, the Partnership records an operating loss, net of any amounts to be drawn from the fund. In 2014, 2013, and 2012, the Partnership was required to make contributions and was charged $0, $0, and $1,632, respectively, by the fund. Management suspended contributions during 2012 based on its assessment that the current balance would be sufficient to meet potential claims. As of December 31, 2014 and 2013, the fund (related to all Northland entities) had a balance of $666,998 and $740,022, respectively. Amounts paid from the fund related to all Northland entities were $74,130, $9,226, and $168,481, in 2014, 2013, and 2012, respectively. Of this amount the Partnership received $0, $9,226 and $19,218 in 2014, 2013 and 2012, respectively.

(f)      Revenue Recognition

Cable service revenue, including service and maintenance, is recognized in the month service is provided to customers. Advance payments on services to be rendered are recorded as subscriber prepayments. Revenues resulting from the sale of local spot advertising are recognized when the related advertisements or commercials appear before the public. Local spot advertising revenues earned were $61,789, $71,351, and $72,081, in 2014, 2013, and 2012 respectively.

(g)      Marketing Costs

The Partnership expenses marketing costs as they are incurred. Marketing costs attributable to operations were $56,993, $38,418, and $23,060 in 2014, 2013, and 2012, respectively.

(h)      Segment Reporting

The Partnership manages its business and makes operating decisions at the operating segment level. The Partnership follows general standards of operating segment aggregation, reporting business activities under a single reportable segment, telecommunications services. Additionally, all of its activities take place in the United States of America.

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(i)      Concentration of Credit Risk

The Partnership is subject to concentrations of credit risk from cash investments on deposit at various financial institutions that at times exceed insured limits by the Federal Deposit Insurance Corporation. This exposes the Partnership to potential risk of loss in the event the institution becomes insolvent.

(4)      Income Allocation

As defined in the limited partnership agreement, the General Partner is allocated 1% and the limited partners are allocated 99% of partnership net income, net losses, deductions and credits until such time as the limited partners receive aggregate cash distributions equal to their aggregate capital contributions, plus the limited partners’ preferred return. Thereafter, the General Partner will be allocated 20% and the limited partners will be allocated 80% of partnership net income, net losses, deductions, and credits. Cash distributions will be allocated in accordance with the net income and net loss percentages then in effect. Prior to the General Partner receiving cash distributions for any year, the limited partners must receive cash distributions in an amount equal to the lesser of (i) 50% of the limited partners’ allocable share of net income for such year or (ii) the federal income tax payable on the limited partners’ allocable share of net income on the then highest marginal federal income tax rate applicable to such net income.

The limited partners’ total initial contributions to capital were $9,568,500 ($500 per limited partnership unit), offset by offering costs and limited partnership unit repurchases through the end of December 31, 2014. The Partnership has made no cash distributions to the limited partners as of December 31, 2014.

 (5)     Transactions with the General Partner and Affiliates

(a)      Management Fees

The General Partner receives a fee for managing the Partnership equal to 5% of the gross revenues of the Partnership, excluding revenues from the sale of cable systems or franchises. Management fees charged by the General Partner were $219,019, $224,381, and $210,931 for 2014, 2013, and 2012, respectively. Management fees are included as a component of general and administrative expenses in the accompanying statements of operations. The Partnership has deferred payment of management fees for the fourth quarter of 2014 and will continue to defer management fees through 2015 to meet its obligations related to the settlement of a legal claim in September 2014.

(b)      Reimbursements

The General Partner provides or causes to be provided certain centralized services to the Partnership and other affiliated entities. The General Partner is entitled to reimbursement from the Partnership for various expenses incurred by it or its affiliates on behalf of the Partnership allocable to its management of the Partnership, including travel expenses, pole and site rental, lease payments, legal expenses, billing expenses, insurance, governmental fees and licenses, headquarters’ supplies and expenses, pay television expenses, equipment and vehicle charges, operating salaries and expenses, administrative salaries and expenses, postage, and office maintenance.

The amounts billed to the Partnership are based on costs incurred by the General Partner and its affiliates in rendering the services. The costs of certain services are charged directly to the Partnership, based upon the personnel time spent by the employees rendering the service. The cost of other services is allocated to the Partnership and affiliates based upon relative size and revenue. Management believes that the methods used to allocate costs to the Partnership are reasonable. Amounts charged for these services were $387,444, $287,581, and $261,205 for 2014, 2013, and 2012, respectively.

The Partnership has entered into operating management agreements with certain affiliates managed by the General Partner. Under the terms of these agreements, the Partnership or an affiliate serves as the managing agent for certain cable systems and is reimbursed for certain operating and administrative expenses. The Partnership’s operations include charges of $38,438, $58,896, and $50,770, net of payments received, under the terms of these agreements during 2014, 2013, and 2012, respectively.

9

Northland Cable Service Corporation (NCSC), an affiliate of the General Partner, was formed to provide billing system support to cable systems owned and managed by the General Partner. In addition NCSC provides technical support associated with the build out and upgrade of Northland affiliated cable systems as well as support for the Partnership’s high speed Internet and telephone services. In 2014, 2013, and 2012, the Partnership’s operations include charges of $173,589, $116,279, $101,772, respectively, for these services. Of this amount, $15,223, $18,859, and $35,753 were capitalized in 2014, 2013, and 2012, respectively, related to the build out and upgrade of cable systems. Cable Ad Concepts (CAC), a subsidiary of NCSC, manages the development of local advertising as well as billing for video commercial advertisements to be cablecast on Northland affiliated cable systems. CAC retains all the credit risks associated with the advertising activities and a net fixed percentage of the related revenues are remitted to the Partnership, which are recorded as net advertising revenues. The Partnership’s operations include $49,058, $63,310, and $60,434, in payments received under the terms of this agreement during 2014, 2013, and 2012, respectively.

(c)      Due from Affiliates

 The receivable from affiliates consists of the following:

	December 31
	2014	2013
Reimbursable operating costs	25	0
Other amounts due from affiliates, net	6,003	16,613
	$6,028	16,613

(d)      Due to General Partner and Affiliates

The payable to the General Partner and affiliates consists of the following:

	December 31
	2014	2013
Management fees	$50,501	18,369
Reimbursable operating costs	81,428	69,478
Other amounts due to General Partner and affiliates, net	101,508	(34,684)
	$233,437	53,163

(6)       Property and Equipment

Property and equipment consists of the following:

	December 31
	2014	2013
Land and buildings	$54,451	54,451
Distribution plant	13,477,626	13,094,310
Other equipment	811,755	768,678
Construction in progress	23,897	1,560
	14,367,729	13,918,999
Accumulated depreciation	(11,642,253)	(11,289,448)
Property and equipment, net of accumulated depreciation	$2,725,476	2,629,551

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(7)       Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:

	December 31
	2014	2013
Accounts payable	$29,618	31,868
Program license fees	193,693	158,460
Pole rental	33,990	31,364
Franchise fees	28,676	32,463
Copyright fees	5,346	5,346
Accrued legal fees and expenses	216,523	12,296
Other	78,260	53,384
	$586,106	325,181

(8)       Term Loan

The Partnership’s term loan matured and was paid in full on July 1, 2013.

(9)       Income Taxes

Income taxes payable have not been recorded in the accompanying financial statements because they are obligations of the partners. The federal and state income tax returns of the Partnership are prepared and filed by the General Partner.

The tax returns, the qualification of the Partnership as such for tax purposes, and the amount of distributable partnership income or loss are subject to examination by federal and state taxing authorities. If such examinations result in changes with respect to the Partnership’s qualification or in changes with respect to the income or loss, the tax liability of the partners would likely be changed accordingly.

There was no taxable income allocated to the Limited Partners in 2014. The Limited Partners were allocated taxable income in 2013. State income taxes of $6,679 were paid in 2014 by the Partnership on behalf of the Limited Partners and have been recorded as a reduction of Limited Partner’s capital. The Limited Partners were allocated taxable income in 2012. State income taxes of $4,720 were paid in 2013 by the Partnership on behalf of the Limited Partners and have been be recorded as a reduction of Limited Partner’s capital. The Partnership agreement provides that tax losses may not be allocated to the Limited Partners if such loss allocation would create a deficit in the Limited Partners’ Capital Account. Such excess losses are reallocated to the General Partner (Reallocated Limited Partner Losses). In subsequent years, 100% of the Partnership’s net income is allocated to the General Partner until the General Partner has been allocated net income in amounts equal to the Reallocated Limited Partner Losses.

The Partnership follows FASB ASC 740 (previously FIN No. 48, Accounting for Uncertainty in Income Taxes), which clarifies the accounting for uncertainty in income taxes recognized in the financial statements. This pronouncement prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a filer’s tax return. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure requirements for uncertain tax positions.   The Partnership had no unrecognized tax benefits as of December 31, 2014 and 2013.

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(10)     Commitments and Contingencies

(a)      Lease Arrangements

The Partnership leases certain office facilities and other sites under leases accounted for as operating leases. Rental expense related to these leases was $16,725, $15,540, and $15,630 in 2014, 2013, and 2012, respectively. Minimum lease payments through the end of the lease terms are as follows:

2015	5,000
2016	5,000
2017	5,000
2018	5,000
2019	5,000
Thereafter	20,000
$45,000

The Partnership also rents utility poles in its operations. Generally, pole rentals are based on pole usage and cancelable on short notice, but the Partnership anticipates that such rentals will recur. Rent expense incurred for pole rentals for the years ended December 31, 2014, 2013, and 2012 was $108,095, $107,336, and $121,902, respectively.

(11)     Litigation

In September 2014, the Partnership settled a legal claim made by a former employee. Under the terms of the settlement, the Partnership will pay $150,000 in damages, fees and costs. Pursuant to the settlement agreement, the Partnership entered into a security agreement to grant a security interest in all of the assets of the Partnership to secure the obligations. As of December 31, 2014, the Partnership has paid $50,000 of the settlement fee and the remaining balance of $100,000 is included in accounts payable and accrued expenses of the accompanying financial statements. In addition, the Partnership incurred approximately $216,848 in legal fees and travel expenses associated with the defense of this claim, of which approximately $177,057, $39,791, $0 was incurred for the years ended December 31, 2014, 2013 and 2012, respectively. The Partnership has recorded both the settlement and the associated legal fees as general and administrative expenses in the accompanying financial statements.

The Partnership is party to other ordinary and routine litigation proceedings that are incidental to the Partnership’s business. Management believes that the outcome of all pending legal proceedings will not, individually or in the aggregate, have a material adverse effect on the Partnership, its financial statements or prospects.

(12)     Liquidity

The Partnership’s primary source of liquidity is cash flow provided by operations. As a result of the aforementioned legal settlement, the Partnership has deferred payment of management fees for the fourth quarter of 2014 and will continue to defer management fees and other payments to affiliates, if necessary, along with actively reducing its capital expenditures for 2015 to satisfy these obligations and to cover future operating costs and working capital needs over the next twelve-month period. In the normal course of operations during 2015, the General Partner and its affiliates have represented to the Partnership that they will not call the amounts deferred by the Partnership.

(13)     Solicitation of Interest from Potential Buyers

In July 2014, the Partnership engaged a nationally recognized brokerage firm to assess and market the Partnership’s assets for a potential sale. Eight potential buyers expressed interest and were sent a Confidential Information Memorandum on the Partnership’s systems. In the end, all interested parties declined to submit bids. Accordingly, management expects to manage the Partnership’s systems for the remaining partnership duration with the possibility of again offering the systems for sale in 2015.

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(14)     Recent Accounting Pronouncements

In May 2014, the FASB and the International Accounting Standards Board updated the accounting guidance related to revenue recognition. The updated accounting guidance provides a single, contract-based revenue recognition model to help improve financial reporting by providing guidance on when an entity should recognize revenue, and by reducing the number of standards to which entities have to refer. The updated accounting guidance will be effective for the Partnership on January 1, 2017, and early adoption is not permitted. The updated accounting guidance allows for either a full retrospective adoption or modified retrospective adoption. The Partnership is currently in the process of determining the impact that the updated accounting guidance will have on its financial statements and its method of adoption.

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PRELIMINARY COPY	Exhibit A

EXHIBIT A
PROXY CARD

NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP

The undersigned hereby acknowledges receipt of a proxy statement and an accompanying letter relating to the Special Meeting of limited partners of NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP (“NCP-Eight”), each dated [_____________], 20[__] (“Proxy Materials”). The undersigned appoints Gary S. Jones and Richard I. Clark, or either of them, as proxies, each with full power to appoint his substitute. The undersigned represents that he or she holds of record as of [___________________], 20[__] the number of units of limited partnership interest in NCP-Eight set forth below and authorizes the proxies to represent and to vote, as designated below, all of such interest at the special meeting of limited partners to be held on [________________], 20[__] and at any postponements or adjournments thereof. This proxy is being solicited by the general partner of NCP-Eight.

The undersigned directs the proxies to vote on the following proposals as follows:

Proposal No. 1

To authorize NCP-Eight and its general partner to consummate the sale of substantially all of NCP-Eight’s assets to Northland Cable Television, Inc., an affiliate of the general partner, pursuant to the terms of the purchase agreement described in the Proxy Materials, and to take any and all steps necessary to complete such asset sale. The transaction described in this Proposal No. 1 will not be entered into if Proposal No. 2 is not approved by a majority of the outstanding units of limited partnership interest.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

                      

Proposal No. 2

To authorize an amendment to the Amended and Restated Agreement of Limited Partnership of Northland Cable Properties Eight Limited Partnership dated August 10, 1989, which we refer to sometimes as the “NCP-Eight partnership agreement”, to permit NCP-Eight to sell its assets to Northland Cable Television, Inc., an affiliate of the general partner, pursuant to the purchase agreement without following the independent appraisal procedures that would otherwise be required by the NCP-Eight partnership agreement. The transaction described in Proposal No. 1 will not be entered into if this Proposal No. 2 is not approved by a majority of the outstanding units of limited partnership interest.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

This proxy will be voted as directed by the undersigned. The above-referenced proposals are independent of one another. Therefore, a vote for or against one of the two proposals does not dictate how a limited partner must vote for the other proposal.

If this proxy is executed and returned and no direction is indicated, this proxy will be voted to APPROVE all of the above-referenced proposals. Similarly, if this proxy is executed and returned and direction is indicated as to only one of the two proposals, this proxy will be voted to approve the proposal or proposals for which no direction is indicated.

When limited partner interests are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. A corporation should sign in full corporate name by its president or other authorized officer, and a partnership should sign in full partnership name by its authorized representative.

Page 1 of Exhibit A

PRELIMINARY COPY	Exhibit A

Dated:	, 20__

Number of $500 Units of Limited Partnership Interest

Held:

(Signature)

(Signature, if held jointly)

Page 2 of Exhibit A

EXHIBIT B

ASSET PURCHASE AGREEMENT

BETWEEN

NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP

AND

NORTHLAND CABLE TELEVISION

DATED

DECEMBER 28, 2015

Page 1 of Exhibit B

ASSET PURCHASE AGREEMENT

between

NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP.

and

NORTHLAND CABLE TELEVISION, INC.

Dated as of December 28, 2015

i

(Continued)

ii

(Continued)

Exhibits

A	Indemnity Escrow Agreement
B	Bill of Sale
C	Form of Warranty Deed
D	Assignment and Assumption Agreement

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of December 28, 2015, (the “Effective Date”) between Northland Cable Properties Eight Limited Partnership., a Washington limited partnership (“Seller”) and Northland Cable Television, Inc., a Washington corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller owns and operates cable systems (as listed in Schedule 1 hereto, each a “System” and collectively, the “Systems”) providing video, high-speed internet and telephony services serving the communities set forth in Schedule 1 hereto (each a “Community” and collectively, the “Communities”);

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities of the Systems, all as more specifically provided herein; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1     Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounts Receivable” means the rights of Seller to receive payment for services rendered by Seller to subscribers or any advertiser for which Seller has rendered advertising services through or on behalf of the Business (including those billed to subscribers of the Systems and those for services and advertising time provided by Seller) which are unpaid as of the Closing Time.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, however, that notwithstanding the foregoing with respect to any obligations of Purchaser under this Agreement only Persons directly or indirectly controlled by Purchaser shall be deemed to be Affiliates of Purchaser.

“Business” means the ownership and/or operation of the Systems and all revenue generating businesses conducted by Seller through the Systems.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Closing Date” means the date on which the Closing takes place.

“Closing Time” means 12:01 a.m. (local time with respect to each System) on the Closing Date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the provisions of the Telecommunication Act of 1996 amending Title VI of the Communications Act of 1934, and as may be further amended, and the rules and regulations, policies and published decisions of the FCC thereunder, as in effect from time to time.

“Contract” means any agreement, contract, indenture, note, bond, mortgage, loan, instrument, lease, license, obligation, promise or undertaking to which Seller is a party or by which Seller or any of its assets is bound and that is used or held for use by Seller solely in connection with the Business or any System and that involves the payment or receipt by Seller of more than $5,000 in any 12 month period, whether written or oral, other than a Franchise, Permit, Real Property Lease, Easement or an Excluded Asset or any form of residential or commercial subscriber agreement to services.

“Disclosure Schedules” means the Schedules delivered by Seller to Buyer on the Effective Date related to the representations and warranties made by Seller in Article V.

“Employee” means all individuals as of the Effective Date, who are employed by Seller in connection with the Business, together with individuals who are hired as employees in respect of the Business after the Effective Date but prior to the Closing Date.

“Environment” means soil, land surface and subsurface strata, surface waters (including navigable and non-navigable inland and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” means any applicable Law relating to the protection of human health and safety as it relates to environmental matters or the Environment, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

2

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that together with Seller is or was at any time treated as a single employer under section 414 of the Code or section 4001 of ERISA and any general partnership of which Seller is or has been a general partner.

“FAA” means the Federal Aviation Administration, or its successor agency.

“FCC” means the Federal Communications Commission, or its successor agency.

“Former Employee” means all individuals who were employed by Seller in connection with the Business but who are no longer so employed on the Closing Date.

“Franchises” means each franchise (as such term is defined in the Communications Act) granted or enacted by a Governmental Body authorizing the construction, upgrade, maintenance and/or operation of all or any part of a System including those franchises listed on Schedule 5.12 hereto.

“GAAP” means generally accepted accounting principles in the United States as in effect on the relevant date.

“Governmental Authorizations” means, collectively, all Franchises, agreements, licenses, certificates, Permits and other authorizations and approvals that are held by Seller and used or held for use in the construction and/or operation of a System or the Business and issued by or obtained from any Governmental Body, that are material to the continued operations of the systems by Seller.

“Governmental Body” means any government or governmental, administrative or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, division, instrumentality or authority thereof, or any court, tribunal or arbitrator (public or private).

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Material.

“Hazardous Material” means any substance, material, waste, chemical, compound, product, solid, gas, liquid, byproduct, pollutant or contaminant which: (i) is regulated under any provision of Environmental Law as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” or (ii) is or contains petroleum , petroleum by-products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radon gas, mold, microbial or microbiological contamination or related materials.

“Intangibles” means all assets constituting intangible assets, including subscriber lists, accounts receivable, credits, prepaid expenses, and similar items (excluding such credits, expenses and items relating to Excluded Assets), claims and rights under guaranties, warranties and indemnities (excluding such claims and rights relating to Excluded Assets), and goodwill, if any, owned, used or held by Seller for use in the Business.

3

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge,” if in reference to Seller, means the actual knowledge of the CEO and President of Seller’s general partner after reasonable due inquiry into the applicable matter. If in reference to Purchaser, “Knowledge” means the actual knowledge of those the CEO and President of Purchaser after reasonable due inquiry into the applicable matter.

“Law” means any foreign, federal, state or local law, statute, code, ordinance, rule, treaty, regulation, Order, permit or common law of a Governmental Body.

“Legal Proceeding” means any action, arbitration, suit, audit, hearing, investigation, litigation, claim or proceeding (public or private) by or before, or otherwise involving a Governmental Body (including an arbitrator).

“Liability” means any debt, liability, commitment or obligation of any kind or nature whatsoever however arising (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, matured or unmatured, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable, due or to become due or otherwise), and including all costs and expenses relating thereto.

“Lien” means any charge, claim, mortgage, deed of trust, lien, option, pledge, security interest, title defect, right of first refusal, right of way, encroachment or other restriction or encumbrance of any kind.

“Material Adverse Effect” means any change, development, event, circumstance, effect or occurrence, individually or in the aggregate, (a) having or that could be expected to have a material adverse effect on the Business, the Purchased Assets, the Systems, or the results of operations or condition of the Business (financial or otherwise) or Seller in connection with the Business, other than an effect resulting from (i) any change in the United States or foreign economies or securities or financial markets; (ii) any change that affects the cable television industry generally; (iii) any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the Effective Date; (iv) any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby; (v) the effect of any changes in applicable Laws or accounting rules; (vi) any effect resulting from a change in GAAP; or (vii) any effect resulting from the taking of any action required by this Agreement; provided however, that any change, development, event, circumstance, effect or occurrence referred to in clauses (i), (ii), (iii), (v) and (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could be expected to occur to the extent that such change, development, event, circumstance, effect or occurrence has a disproportionate effect on the Business or the Systems compared to other participants in the cable industry or (b) could be expected to prevent or materially delay the ability of Seller to consummate the transactions contemplated hereby.

4

“Order” means any award, decision, resolution, subpoena, order, injunction, judgment, stipulation, decree, ruling, writ, verdict, assessment or arbitration award of a Governmental Body or arbitrator.

“Ordinary Course of Business” means with respect to any action taken by any Person, any action that is in the ordinary and usual course of normal day to day operations of such Person.

“Permits” means any license, permit or other authorization (other than a Franchise) issued by a Governmental Body, including the FCC, and material to the continued operations of the System by Seller and used in the operation of the Business or any System.

“Permitted Exception” means : (a) liens for taxes not yet due and payable or which are being contested in or are being contested in good faith by appropriate proceedings; (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Seller is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith and by appropriate proceedings diligently conducted, so long as such liens attach only to equipment, fixtures and/or real estate; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith and by appropriate proceedings diligently conducted, and securing liabilities in an outstanding aggregate amount not in excess of $250,000 at any time, so long as such liens attach only to inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which Seller is a party; (h) zoning restrictions, easements, licenses, or other restrictions on the use of any real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property and, (i) any other liens or encumbrances that are or relate to liabilities and obligations that are to be discharged in full at Closing or that will be removed prior to or at Closing.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Property” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned, leased or used or held for use by Seller primarily in the operation of the Business or otherwise located in the Communities, including all ad insertion equipment, artwork, desks, chairs, tables, computers (including any software that has been installed on such computers), copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies, electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, decoders and spare decoders for scrambled satellite signals, drops, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber’s devices (including converters, encoders, transformers behind television sets and fittings), headend hardware (including origination, signal processing, earth stations, transmission and distribution system), test equipment, tower equipment, microwave equipment, software, all inventory, parts, spare parts and supplies.

5

“Post-Closing Tax Period” means any taxable period starting on or after the Closing Date and the portion starting on the Closing Date of any Straddle Period.

“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and the portion ending before the Closing Date of any Straddle Period.

“Programming Agreements” means all contracts regarding the carriage of satellite delivered television programming carried by the Systems. “Purchaser Consents” means consents, approvals, waivers, authorizations notices and filings required to be obtained by Purchaser from, or required to be given by Purchaser to, or required to be made by Purchaser with, any Person in connection with the execution, delivery and performance by Purchaser of this Agreement and the Purchaser Documents.

“Real Property” means all of the fee and leasehold estates and other interests, title, and rights of Seller in the following: land, buildings and other improvements thereon, easements, licenses, subleases, rights to access, rights-of-way and other real property interests in, to and under all structures, facilities or improvements located on real property and all fixtures, systems, equipment and other items of personal property attached or appurtenant thereto that, in each case, are used, leased, owned or held by Seller and used or held for use primarily in the Business or operations of the Systems or otherwise located in the Communities.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Remedial Action” means all actions required under Environmental Laws to clean up, remove, treat or address any Hazardous Material in the environment at levels exceeding those allowed by applicable Environmental Laws, including pre-remedial studies and investigations or post-remedial monitoring and care.

“Required Consent” means any authorization, approval or consent of any Governmental Body or other Person under any Contract, Real Property Lease, Governmental Authorization or other instrument that by Law or by its terms requires such third party’s consent or other action as a condition for Seller to assign or transfer control of such Contract, Real Property Lease, Governmental Authorization or other instrument in connection with the Transactions or otherwise to consummate the Transactions.

“SEC” means the United States Securities and Exchange Commission.

“Straddle Period” shall mean any taxable period that includes (but does not begin on) the Closing Date.

“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by Seller or any Person as to which Seller has a contractual right to elect or appoint a majority of the members of such Person’s governing body.

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“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, escheat, unclaimed property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and including any liability for the payment of the foregoing obligations of another Person as a result of (a) being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group, (b) being or having been a party to any tax sharing agreement or any express or implied obligation to indemnify any Person or (c) being or having been a transferee, successor, or otherwise assuming the obligations of another Person to pay the foregoing amounts.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Transaction” means the transactions contemplated under this Agreement and Transaction Documents.

“Transaction Documents” means this Agreement, and the documents and agreements listed in Section 9.1(h), and 9.2(d).

1.2     Terms Defined Elsewhere in this Agreement.

For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

1060 Forms	2.7
Accounts Receivable List	5.18
Agreement	Preamble
Allocation Schedule	2.7
Assumed Liabilities	2.3
Base Purchase Price	3.1
Basket	10.5(a)
Books and Records	2.1(g)
Cap	10.5(b)
Closing	4.1
Copyright Act	5.15(c)
Designated Employees	8.1
Easements	5.9(e)
Effective Date	Preamble

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Term	Section

Employee Benefit Plan(s)	5.11(a)
Employee Schedule	5.23
Environmental Permits	5.19(a)
Escrow Account	3.2(a)
Escrow Agent	3.2(a)
Escrow Funds	3.2(a)
Estimated Adjustments Amount	3.3(g)
Excluded Assets	2.2
Excluded Liabilities	2.4
Final Report	3.3(h)
Financial Statements	5.5
Indemnity Escrow Agreement	3.2(a)
Leased Real Property(ies)	5.9(b)
Loss(es)	10.2(a)

Nonassignable Assets	2.5(b)
Owned Property(ies)	5.9(a)
Pole Attachment Agreement	5.10(a)(i)
Preliminary Report	3.3(g)
Purchase Price	3.1
Purchase Price Adjustments	3.3(g)
Purchased Assets	2.1
Purchaser	Preamble
Purchaser Documents	6.2
Purchaser Indemnified Parties	10.2(a)
Purchaser Imposition	7.3(d)
Purchaser Plans	8.2(a)
Purchaser Objection Notice	3.3(g)
Qualified Plans	5.11(b)
Real Property Lease(s)	5.9(b)
Representation and Warranty Survival Period	10.1(a)
Representatives	7.1(a)
Seller	Preamble
Seller Documents	5.2
Seller Indemnified Parties	10.3(a)
Seller Property(ies)	5.9(b)
Specified Representations	10.1(a)
Survey	7.17
System	Recitals
Third Party Claim	10.4(b)
Title Commitments	7.17
Title Company	7.17
Transaction	Recitals

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Term	Section

Transferred Confidential Information	7.6(b)
Transferred Employees	8.1

1.3     Other Definitional and Interpretive Matters.

(a)     General. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)     the singular includes the plural and vice versa;

(ii)     reference to any Person includes such Person’s successors and assigns, if applicable, but only if such successors and assigns are permitted by this Agreement;

(iii)     reference to a gender includes the other gender;

(iv)     reference to any Law means that Law as from time to time in effect, including any amendment, modification, codification, replacement, or reenactment of such Law;

(v)     reference to any section or other provision of any Law means that provision of such Law as from time to time in effect, including any amendment, modification, codification, replacement, or reenactment of such section or other provision;

(vi)     “hereunder,” “hereof,” “hereto,” and words of similar import refer to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(vii)     “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term (i.e., such terms shall mean “including, without limitation”);

(viii)     “or” is used in the inclusive sense of “and/or”;

(ix)     “any” means “any and all”;

(x)     a reference to a document, instrument, or agreement also refers to all addenda, exhibits, or schedules thereto;

(xi)     a reference to a “copy” or “copies” of any document, instrument, or agreement means a copy or copies that are complete and correct replications of the original;

(xii)     a reference to a list, or any like compilation (whether in the Schedules or elsewhere), means that the item referred to is complete and correct;

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(b)     Calculation of Time Period. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day;

(c)     Dollars. Any reference in this Agreement to $ shall mean U.S. dollars;

(d)     Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any matter or item disclosed on a Schedule shall be deemed to have been disclosed on all other relevant Schedules to the extent the applicability of such matter or item disclosed is reasonably apparent on its face. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or its absence would have a Material Adverse Effect. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication to any third party that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(e)     Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section”, “Schedule”, “Article” or “Exhibit” are to the corresponding Section, Schedule, Article or Exhibit to or of this Agreement unless otherwise specified.

(f)     Commercially Reasonable Efforts. For purposes of this Agreement, the term “commercially reasonable efforts” will not be deemed to require a party to undertake extraordinary measures, including the waiver of any condition to Closing in its favor, the initiation or prosecution of legal proceedings or, with respect to obtaining any Required Consent or Purchaser Consent, the payment of amounts in excess of normal and usual administrative, transfer, filing fees and processing fees.

(g)     GAAP. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP.

(h)     Joint Participation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1     Purchase and Sale of Assets.

On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser all of Seller’s right, title and interest in, to and under all properties, privileges, rights, interests and claims, real, personal or mixed, tangible and intangible, of every type and description that are owned, leased, used or held for use by Seller or hereafter acquired by Seller prior to the Closing and primarily used in the Business or the operation of the Systems (all of such assets and properties being referred to herein as the “Purchased Assets”), free and clear of all Liens, except for Permitted Exceptions, but excluding any Excluded Assets and any assets disposed of prior to the Closing in the Ordinary Course of Business and not in violation of this Agreement. The Purchased Assets shall include the following:

(a)     all Contracts and all rights thereunder;

(b)     all Accounts Receivable, notes receivable and other receivables due to Seller in connection with the Business, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;

(c)     all deposits held by Seller (including customer deposits in exchange for initiation of a service related to the Systems, and security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses paid to Seller, including any rent prepaid to Seller related to any Purchased Assets;

(d)     deposits relating to the Business that are held by third parties for the account of Seller or for security for Seller’s performance of its obligations and all credits in favor of Seller and prepaid charges and expenses paid by Seller for which Seller is given credit under Section 3.3;

(e)     all Owned Property and each Real Property Lease (and all rights thereunder), together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(f)     all easements used or held for use by Seller in the operation of the Systems;

(g)     copies of all books of account, general, financial and accounting records, files (including the originals of Contracts and Real Property Leases, where available), invoices, customers and suppliers lists, other distribution lists, billing records, engineering records, drawings, blueprints, schematics, copyright, FCC and other regulatory records, manuals and customer and supplier correspondence and other books and records owned or held (whether in electronic form or otherwise) by Seller and primarily relating to the operations of the Systems and the conduct of the Business, including customer records and all records required to be kept by all Laws or Governmental Bodies, but excluding items described in Section 2.2(e) (collectively, the “Books and Records”);

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(h)     all Personal Property;

(i)     all Governmental Authorizations;

(j)     all rights of Seller under or pursuant to all warranties, representations, indemnities and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold, or services provided, to Seller or to the extent affecting any Purchased Assets and similar rights in favor of Seller;

(k)     the personnel records pertaining to Transferred Employees;

(l)     all claims, rights and causes of action of Seller against any third party, whether matured or unmatured, direct or indirect, known or unknown, absolute or contingent to the extent relating to a Purchased Asset or the Business;

(m)     all telephone numbers and IP addresses assigned to Seller or otherwise used or held for use in connection with the Business; and

(n)     the Intangibles.

2.2     Excluded Assets.

Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser and the Purchased Assets shall not include the Excluded Assets. Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean the following assets:

(a)     all Contracts related to Seller’s indebtedness for borrowed money or other financing arrangements of Seller and all capital leases and vehicle leases, provided that at the Closing, Seller shall cause any asset subject to a capital lease or other financing arrangement to be included in the Purchased Assets and deliver same to Purchaser at Closing free and clear of all Liens (other than Permitted Exceptions);

(b)     all cash, cash equivalents, bank deposits or similar cash items of Seller;

(c)     reserved;

(d)     all routine local and state Governmental Authorizations in connection with general business or employment activities or Tax matters and the books and records that Seller is required by Law to retain; provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that relate to the Business, the Systems or any of the Purchased Assets for a reasonable period after the Closing Date but in no event exceeding three years after the Closing Date;

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(e)     Seller’s corporate books and records and other books and records related to internal corporate matters and financial relationships with Seller’s lenders and affiliates;

(f)     any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for Taxes, from any Governmental Body, for any Franchise fees (in each case except to the extent such Taxes relate to the Purchased Assets in respect of a Post-Closing Tax Period or the portion of a period allocable to a Post-Closing Tax Period), together with any interest due thereon or penalty rebate arising therefrom;

(g)     all insurance policies or rights to proceeds thereof relating to the Business;

(h)     all Tax Returns of Seller, the System and the Business and all records (including working papers) related thereto;

(i)     all prepaid charges, expenses or rent paid by Seller under the Real Property Leases, personal property leases or any other leases attributable to any period after the Closing Date to the extent Seller is not given credit under Section 3.3 for such items;

(j)     all Employee Benefit Plans;

(k)     all patents, copyrights, trademarks, trade names, service marks, service names, logos and similar proprietary rights owned by Seller or its Affiliates, whether or not used in the Business of the Systems;

(l)     all of Seller’s causes of action, claims, credits, demands or rights of set-off against third parties to the extent related to any Excluded Asset;

(m)     all rights to receive fees for services from any Affiliate of Seller;

(n)     any and all assets or rights of Seller unrelated to the Business;

(o)     any contracts, agreements or other arrangements between Seller and any Affiliate of Seller;

(p)     all rights that accrue to Seller under this Agreement;

(q)     all Georgia State issued Franchises;

(r)     all Programming Agreements, excluding any retransmission consent agreements;

(s)     the assets listed on Schedule 2.2 hereto; and

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2.3     Assumption of Liabilities. Subject to the terms, provisions and conditions contained in this Agreement, on and after the Closing Date, Purchaser will assume, pay, discharge, and perform solely the following obligations and liabilities (collectively, the “Assumed Liabilities”): (i) obligations and liabilities arising under the Contracts to the extent relating to the period from and after the Closing Date; (ii) accrued paid time off obligations with respect to Transferred Employees but only to the extent that the Base Purchase Price is reduced therefor pursuant to Section 3.3 and only to the extent such accrued paid time off obligations are transferrable in accordance with applicable Law; (iii) obligations and liabilities arising out of Purchaser’s ownership of the Purchased Assets or operation of the Systems from and after the Closing Date to the extent such liabilities and obligations arise from or are related to any event that occurs on or after the Closing; (iv) obligations and liabilities of Seller to all customers and advertisers of the Systems for any advance payments or deposits made by such customers and advertisers that are outstanding as of the Closing Time but only to the extent that the Base Purchase Price is reduced therefor pursuant to Section 3.3; (v) all Taxes applicable to the transfer of the Purchased Assets pursuant to this Agreement that are required to be paid by Purchaser pursuant to Section 11.1(b) and (c); (vi) Liabilities for Taxes relating to the Business, the Purchased Assets, or the Transferred Employees for all Post-Closing Tax Periods except to the extent that the Base Purchase Price is increased therefor pursuant to Section 3.3; and (vii) all normal and customary accrued and unpaid expenses, trade accounts payable and other accrued current liabilities of Seller relating to the Purchased Assets outstanding as of the Closing Time to the extent arising out of the operations of the Business prior to the Closing Time but only to the extent that the Base Purchase Price is reduced therefor pursuant to Section 3.3(d)(iii).

2.4     Excluded Liabilities.

Notwithstanding any other provision of this Agreement to the contrary, Purchaser is assuming only the Assumed Liabilities and shall not assume or be liable for any Liabilities of Seller (or any predecessor owner of all or part of its business and assets) of whatever nature, whether presently in existence or arising hereafter, known or unknown, contingent or otherwise, other than the Assumed Liabilities. Other than the Assumed Liabilities, Seller shall retain and Seller shall pay, discharge, perform or otherwise satisfy, any and all Liabilities of Seller, including the following Liabilities (all Liabilities other than the Assumed Liabilities, including the following Liabilities, are referred to as the “Excluded Liabilities”):

(a)      any and all Taxes arising from or with respect to the Purchased Assets or the operation of the Business that are incurred in or attributable to any Pre-Closing Tax Period except to the extent that the Base Purchase Price is reduced therefor pursuant to Section 3.3;

(b)     any and all Taxes of Seller or any of its Affiliates, including (i) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Seller or any of its Affiliates (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treas. Reg. §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation and (ii) any and all Taxes of any Person imposed on Seller or any of its Affiliates as a transferee or successor, by contract or pursuant to any Law and any Tax resulting from or attributable to the consummation of the Transactions (other than the portion of any Taxes applicable to the transfer of the Purchased Assets pursuant to this Agreement that are required to be paid by Purchaser pursuant to Section 11.1(b) and (c));

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(c)     any and all Liabilities arising out of or related to indebtedness of Seller, including (i) indebtedness for borrowed money together with all accrued interest and fees associated therewith, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, together with all accrued interest and fees associated therewith, (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any interest rate derivative securities, (v) any capital lease obligations (including the current portion thereof), (vi) purchase money indebtedness and (vii) all guarantees and applicable prepayment premiums and any other fees, costs or expenses (including breakage costs) payable in connection with any of the foregoing;

(d)     any and all Liabilities of Seller pursuant to Article VIII and any and all Liabilities arising in respect of or relating to the employment or termination by Seller (or any of its Affiliates) of any employee (or Former Employee) of Seller (or such Affiliate) or other individual providing services to Seller (or such Affiliate);

(e)     except for Liabilities with respect to accrued paid time off that are expressly assumed by Purchaser, any and all Liabilities arising in respect of or relating to any Employee Benefit Plans or Seller’s payroll, paid time off, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit sharing plans, health care plans or benefits or any other employee plans or employee benefits of any kind provided by Seller to its Employees and Former Employees;

(f)     all Liabilities accruing from, arising out of or relating to the conduct of the Business, the operation of the Systems or the ownership or use of the Purchased Assets prior to the Closing;

(g)     all Liabilities relating to an Excluded Asset and all Liabilities required to be paid by Seller under this Agreement;

(h)     all Liabilities of Seller in connection with any Legal Proceeding against Seller with respect to the Business or the Systems except to the extent such Legal Proceeding is a Purchased Asset under section 2.1(l); and

(i)     all Liabilities under Environmental Laws or Legal Proceedings with respect thereto arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise arising out of or related to any actions or omissions of Seller or any of its Affiliates or third parties.

2.5     Further Conveyances and Assumptions; Consent of Third Parties.

(a)     From time to time following the Closing, Seller and Purchaser shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquitances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its successors or assigns, all of the rights, titles and interests intended to be conveyed to Purchaser under this Agreement and the Transaction Documents and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Transaction Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

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(b)     Subject to the proviso below, neither this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Government Authorization, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained; provided, however, at the election of Purchaser (in Purchaser’s sole discretion), Seller shall transfer the Nonassignable Asset to Purchaser at Closing notwithstanding the absence of any such consent. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Purchased Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, at the election of Purchaser (in Purchaser’s sole discretion), Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Purchaser’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

(c)     With respect to Contracts, Real Property Leases and Governmental Authorizations, Seller shall use its commercially reasonable efforts to cooperate with Purchaser at its request for up to 90 days following the Closing Date in endeavoring to obtain such consent (including Required Consents) not obtained prior to Closing; provided, however, that other than as set forth in Section 7.2 such efforts shall not require Seller or any of its Affiliates to incur any expenses or Liabilities or provide any financial accommodation for any Assumed Liability to obtain any such consent (including any Required Consent). Seller, at its sole costs and expense, shall be permitted to seek to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Assumed Liabilities under such Contracts, Real Property Leases, Governmental Authorizations, Permits or other Liabilities that constitute Assumed Liabilities and to obtain in writing the unconditional release of Seller and its Affiliates so that, in any such case, Purchaser shall be solely responsible for such Assumed Liabilities but only to the extent that Purchaser receives the benefits associated therewith; provided, however, that Seller acknowledges and agrees that obtaining any such novation or unconditional release shall not be a closing condition for Seller.

2.6     Bulk Sales Laws.

Seller and Purchaser hereby waive compliance with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; it being understood that any liabilities and obligations arising out of the failure of Seller to comply with the requirements and provisions of any such “bulk transfer laws” Laws of any jurisdiction shall be treated as Excluded Liabilities.

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2.7     Purchase Price Allocation for Federal Income Tax Purposes.

Purchaser shall work with Seller to prepare a draft allocation schedule allocating the value of each class of the Purchased Assets in accordance with the requirements of Section 1060 of the Code (the “Allocation Schedule”) Allocation amounts shall be amended to reflect adjustments to the Purchase Price made pursuant to this Agreement. Unless otherwise required by applicable Law, Purchaser and Seller agree to act, and cause their respective Affiliates to act, in accordance with the computations and allocations contained in the Allocation Schedule in any relevant tax returns or similar filings (including IRS Form 8594 and any other forms or reports required to be filed pursuant to Section 1060 of the Code (the “1060 Forms”)), to cooperate in the preparation of any 1060 Forms, to timely file such 1060 Forms in the manner required by applicable Law and not to take any position inconsistent with such Allocation Schedule upon examination of any returns, in any litigation or otherwise. If the parties fail to reach agreement on the Allocation Schedule within ninety (90) days after the Closing Date, each party shall file its respective 1060 Forms reflecting such party’s own determination of such allocations.

ARTICLE III

CONSIDERATION

3.1     Consideration.

The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to THREE MILLION THIRTY THOUSAND AND 00/100 DOLLARS ($3,030,000) (the “Base Purchase Price”), subject to adjustment as provided in Section 3.3 (as adjusted, the “Purchase Price”), and (b) the assumption of the Assumed Liabilities.

3.2     Payment of Purchase Price.

On the Closing Date, Purchaser shall pay the Purchase Price to Seller as follows:

(a)     THREE HUNDRED AND THREE THOUSAND AND 00/100 DOLLARS ($303,000) in cash (the “Escrow Funds”) shall be deposited into an escrow account (the “Escrow Account”), which shall be established pursuant to an escrow agreement, which escrow agreement (the “Indemnity Escrow Agreement”) shall be (i) entered into on the Closing Date among Seller, Purchaser and U.S. Bank, National Association (the “Escrow Agent”) and (ii) substantially in the form of Exhibit A. On the last day of the sixth (6th) month after Closing, to the extent the same is a positive number, the Escrow Funds, together with interest thereon, then remaining in the escrow account less any payments due to Purchaser and pending claims made by Purchaser pursuant to Article X together with interest attributable thereto, shall be delivered to Seller; and

(b)     an amount equal to the Base Purchase Price minus the Escrow Funds plus or minus (as the case may be) the Purchase Price Adjustments proposed in the Preliminary Report (as such report may be revised by the parties and taking into account the Estimated Adjustments Amount), shall be paid to Seller by wire transfer in immediately available funds to an account designated by Seller (such account to be designated by Seller at least two Business Days prior to the Closing Date).

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3.3     Adjustments and Prorations. Without duplication:

(a)     The Base Purchase Price shall be adjusted such that all revenues and normal and customary prepaid expenses and accrued and unpaid expenses arising from or relating to the Systems or the conduct of the Business, including subscriber and advertising revenues, franchise fees, pole and other rental charges payable with respect to cable television service, utility charges, real and personal property taxes and assessments levied against the Purchased Assets as provided in Section 11.1(c), property and equipment rentals, applicable copyright or other fees, sales and service charges, other Taxes as provided in Section 11.1(c) (for the avoidance of doubt, except for Taxes arising from the transfer of the Purchased Assets hereunder which are covered by Section 11.1(b)), and similar prepaid and deferred items, shall be prorated between Purchaser and Seller in accordance with the principle that Seller shall be responsible for all such expenses and entitled to all such revenues allocable to the conduct of the Business for the period prior to the Closing Time, and Purchaser shall be responsible for all such expenses and entitled to all such revenues allocable to the conduct of the Business from and after the Closing Time, all of which shall be determined in accordance with GAAP;

(b)     At Closing, the Base Purchase Price shall be increased by an amount equal to (i) 100% of the face amount of all subscriber Accounts Receivable that are outstanding as of the Closing Time, no part of which is more than 30 days past due (with an account being “past due,” for purposes of this Agreement, one day after the first day of the period to which any outstanding bill relates), plus (ii) 90% of the face amount of all subscriber Accounts Receivable that are outstanding as of the Closing Time, any part of which is more than 30 days past due but no part of which is more than 60 days past due, plus (iii) 100% of the face amount of all Accounts Receivable related to advertising services provided by Seller prior to the Closing Date that are outstanding as of the Closing Time, no part of which is more than 90 days past due;

(c)     At Closing, the Base Purchase Price shall be increased by an amount equal to 100% of the face amount of all payments and sums deposited or advanced by Seller to a landlord, utility, Governmental Body or any other third party which payments and sums are held by such third party for the account of Seller as of the Closing Time as a security deposit or in exchange for initiation of a service relating to a Purchased Asset, in each case, solely to the extent Purchaser will receive the benefit thereof.

(d)     At Closing, the Base Purchase Price shall be reduced by an amount equal to (i) any customer advance payments (i.e., customer payments received by Seller prior to the Closing Date but relating to service to be provided by Purchaser after the Closing Date) and deposits (including any interest owing thereon), (ii) except as set forth in Section 3.3(c), above, any other advance payments (e.g., advertising payments received by Seller prior to the Closing Date but relating to service to be provided by Purchaser after the Closing Date) and (iii) all normal and customary accrued and unpaid expenses, trade accounts payable and other accrued current Liabilities of Seller of the type itemized in Section 3.3(a) relating to the Purchased Assets outstanding as of the Closing Time to the extent arising out of the operations of the Business prior to the Closing Time, provided that such Liabilities are assumed by Purchaser;

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(e)     At Closing, the Base Purchase Price shall be reduced by an amount equal to the economic value of all accrued and unused paid time off that is credited to the Transferred Employees in accordance with Section 8.2(b) (where economic value is the amount equal to the cash compensation that would be payable to each such Transferred Employee at his or her level of compensation on the Closing Date for a period equal to such accrued and unused paid time off); and,

(f)     At Closing, the Base Purchase Price shall be reduced by an amount equal to the amount, if any, not paid by Seller to Purchaser under Section 7.8 upon any loss, damage or casualty to the Purchased Assets prior to Closing.

(g)     Prior to the Closing Date, Seller will deliver to Purchaser a report with respect to the Systems (the “Preliminary Report”), showing in detail the preliminary estimate of the adjustments referred to in this Section 3.3 (the “Purchase Price Adjustments”), calculated in good faith as of the Closing Date (or as of any other date(s) agreed to by the parties), together with any data, work papers and supporting documents substantiating the determination of the Purchase Price Adjustments proposed in the Preliminary Report. The Preliminary Report will include a Schedule setting forth advance payments and deposits made to or by Seller, as well as Accounts Receivable information relating to the Systems (showing sums due and their respective aging as of the Closing Date). The estimated Purchase Price Adjustments shown in the Preliminary Report (as such report may be revised pursuant to this Section 3.3(g)) will be reflected as adjustments to the Base Purchase Price payable at the Closing pursuant to this Section 3.3. Seller will provide to Purchaser reasonable access during regular business hours on reasonable advance notice to the Books and Records and to any other information, to the extent necessary for Purchaser to review and respond to the Preliminary Report. In the event Purchaser objects to Seller’s calculation of any Purchase Price Adjustment as set forth in the Preliminary Report, Purchaser shall deliver to Seller at least two Business Days prior to the Closing a written statement in reasonable detail describing any discrepancies believed to exist (“Purchaser Objection Notice”). Purchaser and Seller shall use their commercially reasonable efforts to resolve any of Purchaser’s objections to the Preliminary Report as described in the Purchaser Objection Notice, and Seller shall make such revisions to the Preliminary Report as mutually agreed between Seller and Purchaser, and, if any changes are made, shall deliver a copy of such revised Preliminary Report to Purchaser no later than one Business Day prior to the Closing. The amount used pursuant to of this Section 3.3(g) shall be referred to as the “Estimated Adjustments Amount.”

(h)     Within 75 days after the Closing Date, Purchaser shall deliver to Seller a report with respect to the Systems (the “Final Report”), showing in detail its determination of the Purchase Price Adjustments, together with any data, work papers and supporting documents substantiating its calculation of the adjustments proposed in the Final Report.

(i)     If, after adjustment as appropriate with respect to the amount of the aforesaid adjustments paid or credited at the Closing, Purchaser or Seller is determined to owe an amount to the other, the owing party shall pay the amount owed to the other party, within three Business Days after receipt of such determination.

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ARTICLE IV

CLOSING AND TERMINATION

4.1     Closing Date.

If this Agreement is not earlier terminated in accordance with Section 4.2, the consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Seller at 101 Stewart Street, Suite 700, Seattle, Washington 98101, at 10:00 a.m. (Pacific Time) or will be conducted by mail, electronic mail, and/or telecopies, on the first Business Day of the calendar month immediately following the first calendar month in which all conditions to the obligations of the parties set forth in Article IX (other than such conditions as may, by their terms, be satisfied only at the Closing or on the Closing Date), have been satisfied or to the extent permitted by applicable Law, waived (or at such other place, date, or time as the parties may designate in writing); provided, however, the parties may mutually consent to an alternate date.

4.2     Termination of Agreement.

This Agreement may be terminated prior to the Closing as follows:

(a)     By either Seller or Purchaser, if the Closing shall not have occurred by the close of business on June 30, 2016; provided, however, that the right to terminate this Agreement under this Section 4.2(a) shall not be available to a party if such party has breached in any material respect any of its representations, warranties, covenants or other obligations under this Agreement in any manner that shall have been the proximate cause of the failure of the Closing to so occur.

(b)     By mutual written consent of Seller and Purchaser.

(c)     By either Seller or Purchaser, in the event that any Governmental Body of competent jurisdiction shall have adopted, enacted, issued, promulgated, enforced or entered any Law or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions as a whole or solely by Purchaser, if such Law or other action permanently restrains, enjoins or otherwise prohibits the effective operation or enjoyment by Purchaser of all or a material portion of any of the Systems, Business or the Purchased Assets, and, in each case, such Law or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 4.2(c) shall not be available to a party if such party has breached any of its representations, warranties, covenants or other obligations under this Agreement in any manner that was the proximate cause of the issuance of such Law or other action prohibiting the consummation of the Transaction.

(d)     By Purchaser, if Purchaser is not in material breach of its obligations under this Agreement and (i) Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Sections 9.1(a) or 9.1(b) could not be satisfied by the Closing Date and (ii) such breach is incapable of being cured or, if capable of being cured, shall not have been cured to Purchaser’s reasonable satisfaction within the earlier of 10 days following receipt by Seller of written notice of such breach from Purchaser.

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(e)     By Seller, if Seller is not in material breach of its obligations under this Agreement and (i) Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Sections 9.2(a) or 9.2(b) could not be satisfied by the Closing Date and (ii) such breach is incapable of being cured or, if capable of being cured, shall not have been cured to Seller’s reasonable satisfaction within the earlier of 10 days following receipt by Purchaser of written notice of such breach from Seller.

4.3     Procedure Upon Termination.

In the event of termination by Purchaser or Seller, or both, pursuant to Section 4.2 hereof, the party seeking to terminate this Agreement shall give prompt written notice thereof to the other party.

4.4     Effect of Termination.

(a)     In the event that this Agreement is validly terminated in accordance with Sections 4.2 and 4.3, then this Agreement shall forthwith become void and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Seller and each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination; provided, that the obligations, rights and remedies of the parties in this Section 4.4, Section 7.3, and Section 7.4 will survive any such termination and; provided, further, that the obligations of the parties set forth in Article XI (other than Sections 11.1) hereof shall survive any such termination and shall be enforceable hereunder.

(b)     Nothing in this Section 4.4 shall relieve Purchaser or Seller of any liability for a breach of any of its covenants or agreements or a breach of any of its representations and warranties contained in this Agreement that occurred prior to the date of termination.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that:

5.1     Organization and Good Standing.

Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to own, lease and operate the Systems and to carry on the Business as now conducted. Seller is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of the Business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect. Seller does not have any Subsidiaries and does not, directly or indirectly, own or have the right or obligation to acquire any equity interests in any other Person.

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5.2     Authorization of Agreement.

(a)     Subject to obtaining the approval of a majority in interest of the limited partners of Seller, (a) Seller has all requisite partnership power, authority and legal capacity to execute and deliver this Agreement and Seller has all requisite limited partnership power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the Transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby; and (b) this Agreement is, and each of the other Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and, (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms except (i) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

5.3     Conflicts; Consents of Third Parties.

(a)     Subject to obtaining the approval of a majority in interest of the limited partners of Seller, Schedule 5.3 lists all Required Consents with respect to Contracts, Governmental Authorizations and Real Property Leases in each case that are material to the operations of the Systems as currently operated by Seller.

(b)     Subject to obtaining the approval of a majority in interest of the limited partners of Seller, Except as set forth on Schedule 5.3, none of the execution and delivery by Seller of this Agreement, the consummation of the transactions contemplated hereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with in any material respect, or result in any material violation or breach of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, suspension or cancellation of, or acceleration of any obligation under, or give rise to any right to acquire any of the Systems or Purchased Assets pursuant to a right of first refusal or similar right, or result in the imposition of any Lien other than a Permitted Exception under, any provision of (i) the operating agreement (or other organizational and governing documents), as amended, of Seller; (ii) any Contract, Real Property Lease or Easement to which Seller is a party or by which any of the Assets are bound or any material Governmental Authorization; (iii) any Order of any Governmental Body applicable to Seller or by which any of the Assets are bound; or (iv) any applicable Law. Seller represents and warrants that this Agreement, when approved by at least a majority of the limited partner interests, shall constitute a waiver of the Appraisal Procedure as defined in Section 11(a) of the Amended and Restated Agreement of Limited Partnership of Seller.

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5.4     No Other Consent.

Subject to obtaining the approval of a majority in interest of the limited partners of Seller, No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with the execution and delivery of this Agreement, the Transaction Documents, the performance by Seller of its obligations hereunder or thereunder or the consummation of the Transactions contemplated hereby or thereby, except (i) as set forth in Section 5.3 and (ii) obtaining the Required Consents and such other consents, waivers, approvals, Orders, Permits or authorizations with respect to (A) any Contract that is not a material to the operations of the System as operated by the Seller or (B) immaterial Governmental Authorizations.

5.5     Financial Statements.

(a)     Seller’s audited financial statements for the year ending 2014 (the “Financial Statements”) have been prepared in accordance with GAAP consistently applied (except for normal year-end adjustments that are not individually or in the aggregate material and the lack of footnotes thereto) and have been prepared from and in accordance with the Books and Records of Seller which have been properly maintained. The Financial Statements presents fairly, in all material respects, the financial condition, results of operations and cash flows of the Business for the periods indicated therein.

5.6     Title to Purchased Assets; Sufficiency.

Seller owns and has or will have as of Closing good and valid title to each of the Purchased Assets (provided that with respect to title to the Real Property, Section 5.9 shall be the exclusive representation and warranty regarding title to such property), free and clear of all Liens other than Permitted Exceptions.

5.7     Absence of Certain Developments.

(a)     Since the Effective Date, there have not occurred any changes, events or conditions that has had a Material Adverse Effect.

5.8     Taxes.

(a)     Except as set forth on Schedule 5.8:

(i)     all Tax Returns required to be filed by Seller have been timely filed (taking into account any extension of time to file granted or to be obtained on behalf of Seller) ;

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(ii)     all Taxes required to be paid by or with respect to Seller, (including all Taxes that Seller is obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties) have been paid or are being contested in good faith;

(iii)     all Taxes required to be paid with respect to the Business by any Person other than the Seller have been paid in full;

(iv)     neither Seller nor any Affiliate of Seller has executed any waiver that would have the effect of extending any applicable statute of limitations in respect of any Tax liabilities;

(v)     there is no tax examination, audit, or administrative or judicial proceeding currently in progress, or, to Seller’s Knowledge, pending or threatened, by any Taxing Authority against Seller or any Affiliate of Seller;

(vi)     there is no lien for Taxes on any of the Purchased Assets other than liens for Taxes that are not yet due and payable (i.e., which may be paid without interest or penalties) or are being contested in good faith by appropriate proceedings as set forth on Schedule 5.8;

(vii)     there is no material dispute or claim concerning any liability for Taxes paid, collected or remitted by Seller or any Affiliate of Seller with respect to the Business;

(viii)     neither the Seller nor any of Seller’s Affiliates have received written notice of a claim by a taxing authority in a jurisdiction in which the Seller or any of Seller’s Affiliates do not file Tax Returns that, in connection with its operation of the Business, Seller or such Affiliate is subject to taxation by that jurisdiction; and

(ix)     none of the Seller, any of its Affiliates, or the Business is liable for any Taxes of any other Person (i) by reason of being a member of an affiliated, consolidated, combined or unitary group of which the Seller or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treas. Reg. §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation and/or (ii) as a transferee or successor, by contract or pursuant to any law, rule, or regulation.

(b)     Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(c)     This Section 5.8 represents the sole and exclusive representation and warranty of Seller regarding Tax matters.

5.9     Real Property.

(a)     Schedule 5.9(a) sets forth a list of all Real Property owned by Seller (individually, an “Owned Property” and collectively, the “Owned Properties”) and the street address or other means of identification of location and use within the Business of each parcel of Owned Property. Except as described in Schedule 5.9(a), Seller has or will have as of Closing, good, marketable, insurable, undivided fee simple title to all the Owned Properties, free and clear of all Liens of any nature whatsoever except Permitted Exceptions. Seller has not received written notice of any material non-compliance, except for such failures to comply, if any, which have been remedied; (ii) there is no pending or, to Seller’s Knowledge, threat of condemnation or similar proceeding affecting any Owned Property or any portion thereof.

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(b)     Schedule 5.9(b) sets forth a list of all Real Property leased, licensed or occupied by Seller and the Real Property Lease related thereto, including any easements or other written right or license to access and or use real property, other than as may be granted as part of a (individually, a “Leased Real Property” and collectively, the “Leased Real Properties” and, together with the Owned Properties, being referred to herein individually as a “Seller Property” and collectively as the “Seller Properties” and the related leases each, a “Real Property Lease” and collectively, the “Real Property Leases”). Seller has a valid leasehold interest in all Leased Real Property. Seller’s leasehold interest is free and clear of all Liens of any nature except (i) liens set forth on Schedule 5.9(b) and (ii) Permitted Exceptions. Seller has not been informed that the lessor under any of the Real Property Leases has taken action or threatened to terminate any of the Real Property Leases before the expiration date specified in the applicable Real Property Lease. All Real Property Leases are , to the Knowledge of Seller, in full force and effect and constitute the valid and binding legal obligation of the lessor under the Real Property Lease and are enforceable against lessor in accordance with their respective terms. Seller has not received any written notice of a material breach or default thereunder, and to Seller’s Knowledge, no event has occurred that, with notice or lapse of time or both, would constitute a material breach or default thereunder.

(c)     Reserved

(d)     Except as set forth in Schedule 5.9, (i) there is no pending or, to Seller’s Knowledge, threat of condemnation or similar proceeding affecting any Leased Real Property or any portion thereof; (ii) Seller has not received notice from any Governmental Body that any of the Leased Real Property is not in compliance in all material respects with all applicable Laws, except for such failures to comply, if any, which have been remedied prior to the date of this Agreement.

5.10     Contracts.

(a)     Schedule 5.10(a) sets forth a complete and accurate list of each of the following Contracts:

(i)     any Contract relating to the use of any public utility, cooperative utility or other utility facilities (including government facilities), including all pole attachment, pole usage, pole line, joint pole or master contracts for pole attachment rights and the use of conduits of a utility (each, a “Pole Attachment Agreement”);

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(ii)     any Contract relating to Seller’s use of any third party microwave, satellite or terrestrial communications circuits, backbone connections or other transmission or transport facilities or service, or any third party tower or similar facilities;

(iii)     any fiber or cable lease or use agreement;

(iv)     and any Contract related to the purchase or use of telecommunications services or the interconnection of a System with third party facilities;

(v)     any installment sale Contract with respect to any of the Purchased Assets;

(vi)     any Contract for the provision of services or internet connections under the Schools and Libraries Program of the Universal Service Administrative Company;

(vii)     any Contract pursuant to which a System receives advertising sales representation services in the Systems;

(viii)     any Contract relating to the sale of cablecast time to third parties for advertising or other purposes, local origination programming, leased channel access, or retransmission consent;

(ix)     any written Contract for bulk services to a multiple dwelling buildings;

(b)     Except as set forth on Schedule 5.10(b) (i) each Contract is binding on Seller and is in full force and effect and is valid and enforceable in accordance with its terms as to any third-party named therein, (ii) To the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to result in a material breach of or give any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract, (iii) Seller has not received written notice from any Person regarding termination of or non-compliance with any Contract or refusal to renew or extend the same upon expiration of its term, in each case as would have a material adverse effect on the operations of the System as operated by Seller.

5.11     Litigation.

Except as (i) set forth on Schedule 5.11, there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against Seller in connection with the Systems, the Business or the Purchased Assets except for (ii) investigations and rule-making proceedings affecting the cable industry generally and (iii) routine claims in the Ordinary Course of Business which are not individually or in the aggregate material.

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5.12     Franchises; Permits; Material Governmental Authorizations.

(a)     Schedule 5.12 sets forth each Franchise, Permit and other Governmental Authorization held by Seller and used in connection with the operations of the Systems or the conduct of the Business. Seller is in compliance in all material respects with each such Franchise, Permit and other material Governmental Authorization.

(b)     Except as set forth on Schedule 5.12(b), Each Franchise, Permit and other Governmental Authorization is valid and in full force and effect, and there is no event or condition which has occurred or exists, which constitutes or which, with or without notice or the passage of time, could reasonably be expected to constitute a material default or material breach under any such Franchise, Permit or other Governmental Authorization by Seller, or could reasonably be expected to cause the acceleration of any material obligation of Seller or give rise to any (i) right of termination, modification, suspension, non-renewal or cancellation thereof by the applicable Governmental Body or (ii) claim that Seller is not in compliance in all material respects with such Franchise, Permit and other material Governmental Authorization.

(c)      Except as set forth on Schedule 5.12(c)There are no pending or to Seller’s Knowledge threatened, Legal Proceedings undertaken by any Governmental Body with respect to any Franchise, Permit or material Governmental Authorization.

5.13     Systems.

(a)     Except as set forth in Schedule 5.13(a), the operation of the Systems is in compliance in all material respects with the provisions of the Communications Act, and the FCC’s rules and regulations.

(b)     Each towers or antenna structures used in the operation of a System is listed on Schedule 5.13(b). Except as set forth in Schedule 5.13(b), All of the existing towers of the Systems are being operated in material compliance with the applicable rules and regulations of the FCC and the FAA.

(c)     Schedule 5.13(c) lists each broadcast station carried by each System.

(d)     Use of FCC restricted frequencies by the Systems complies in all material respects with all applicable FCC technical requirements (including without limitation CLI leakage and proof-of-performance testing).

5.14     Compliance with Laws.

Seller is in compliance in all material respects with all Laws and Orders to which Seller, the Business, the Systems or the assets of the Systems are subject (provided that with respect to compliance with Environmental Laws, Section 5.17 shall be the exclusive representations and warranties regarding such compliance).

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5.15    Bonds, Insurance and Letters of Credit.

Each franchise, construction, fidelity, performance and other bonds, letter of credit, deposit (excluding customer deposits) and similar guarantee maintained or required to be maintained in connection with the Business is set forth on Schedule 5.15.

5.16     Accounts Receivable.

All Accounts Receivable included in the Purchased Assets are bona fide and are attributable to transactions in the Ordinary Course of Business.

5.17    Environmental Matters.

The following representations and warranties contained in this Section 5.17 are the sole and exclusive representations and warranties of Seller pertaining or relating to any Environmental Laws (or topics or matters regulated by such Laws):

(a)     the Business is in material compliance with all applicable Environmental Laws, which material compliance includes obtaining, maintaining and complying with any material Permits required under all Environmental Laws (including those relating to above ground or underground storage tanks) in connection with the conduct of the Business (“Environmental Permits”).

(b)     Except as set forth in Schedule 5.17: (i) there are no aboveground or underground storage tanks on any Seller Property; and (ii) each and every aboveground or underground storage tank on any parcel of Seller Property exist and are operated in compliance with all applicable Environmental Laws.

(c)     no Hazardous Materials are present at, on, under, about, or are migrating from or onto the Seller Property and no Hazardous Material has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or Released and no Hazardous Activity has otherwise taken place at a Seller Property, including from any aboveground or underground storage tank, by Seller or, to Seller’s Knowledge, by any other Person at, on or under any Seller Property.

5.18     Reserved.

5.19     Employees. Schedule 5.19 lists each Employee of the Systems as of the Effective Date

5.20     Reserved.

5.21     Reserved.

5.22     Intellectual Property. The Business is currently operated by Seller in such a manner so as not to violate or infringe upon the rights of any Person in any copyright, trademark, service mark, patent, license, trade secret or other intellectual property.

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5.23     No Other Representations or Warranties; Schedules.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE SCHEDULES HERETO) OR IN ANY OTHER TRANSACTION DOCUMENT, NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE BUSINESS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES THE SYSTEMS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER, ANY AFFILIATE OF SELLER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE V HEREOF (AS MODIFIED BY THE SCHEDULES HERETO) OR IN ANY OTHER TRANSACTION DOCUMENT, SELLER (I) EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO THE CONDITION OF THE PURCHASED ASSETS (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), (II) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY (OTHER THAN WITH RESPECT TO CLAIMS OF FRAUD, WILLFUL MISCONDUCT AND INTENTIONAL MISREPRESENTATION) FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES) AND (III) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS. Except for the representations and warranties of Purchaser contained in ARTICLE VI, Seller acknowledges that neither Purchaser nor any other Person on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser or the Transactions.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

6.1     Organization and Good Standing.

Purchaser is a Washington corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

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6.2     Authorization of Agreement.

Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the Transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary limited liability company action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be when executed and delivered at Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except (i) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

6.3     Conflicts; Consents of Third Parties.

(a)     Subject to obtaining the receipt or making of the Purchaser Consents listed on Schedule 6.3 and the Required Consents, none of the execution and delivery by Purchaser of this Agreement, the consummation of the transactions contemplated hereby, or the compliance by Purchaser with any of the provisions hereof will conflict with in any material respect, or result in any material violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the organizational and governing documents of Purchaser, (ii) any material contract or permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound, (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (iv) any applicable Law.

(b)     No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement, the compliance by Purchaser with any of the provisions hereof, the consummation of the Transactions contemplated hereby, except for (i) obtaining Franchises or other Governmental Authorizations necessary to operate the Systems and (ii) obtaining or making of the Required Consents, Purchaser Consents listed on Schedule 6.3 and such other consents, waivers, approvals, Orders, Permits, notices or authorizations the failure of which to obtain or make would not have a material adverse effect upon Purchaser’s ability to consummate the Transaction contemplated by this Agreement.

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6.4     Litigation.

There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party, before any Governmental Body, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the Transaction contemplated hereby. Purchaser is not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the Transaction contemplated hereby.

6.5    Financial Advisors.

No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the Transaction contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6     Reserved.

6.7     Condition of the Business.

Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article V hereof (as modified by the Schedules hereto) or in the other Transaction Documents, and Purchaser acknowledges and agrees that, except for the representations and warranties contained herein, Seller is not making any representations or warranties regarding the operating condition of the Purchased Assets. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Article V hereof (as modified by the Schedules hereto) or in the other Transaction Documents. Purchaser further represents that neither Seller nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, the Business or the Transaction contemplated by this Agreement except as expressly set forth in this Agreement or the other Transaction Documents. For the avoidance of doubt, nothing herein shall limit Purchaser’s ability to make claims of fraud, willful misconduct or intentional misrepresentation.

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6.8     No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE VI, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser and Purchaser hereby disclaims any such other representation and warranty.

ARTICLE VII

COVENANTS

7.1     Conduct of the Business Pending the Closing.

(a)     Between the Effective Date and the Closing, except (i) as required by applicable Law, (ii) as otherwise expressly provided for in this Agreement or (iii) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall maintain the Systems and the Purchased Assets in good working order and conduct the operations of the Systems and the Business only in the Ordinary Course of Business and Seller shall (A) use commercially reasonable efforts to preserve intact the Business, goodwill and relationships with their customers, suppliers, employees, Governmental Bodies and others having business relations with the Seller in connection with the Business, (B) ; and (C) use commercially reasonable efforts to perform and satisfy its obligations under Contracts, Real Property Leases and Governmental Authorizations as they become due.

(b)     Without limiting the generality of Section 7.1(b), between the Effective Date and the Closing, except (i) as required by applicable Law, or (ii) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall not and it shall cause its Affiliates to not:

(A)     (1) increase the annual level of compensation of any Employee other than in the Ordinary Course of Business, but in no event shall the aggregate of such increases exceed 3% of the aggregate base salaries payable to all Employees as of the Effective Date (and no such increase shall exceed 5% for any individual), (2) grant any bonus, benefit or other direct or indirect compensation to any Employee not already required under any existing plan, agreement, policy or arrangement applicable to such Employee, (3) adopt, amend, terminate or increase the coverage or benefits available under, any Employee Benefit Plan not already required under any existing Employee Benefit Plan, or (4) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) with any Employee;

(B)     incur, create or assume any Lien on any of the Purchased Assets except for Permitted Exceptions;

(C)     sell, assign, license, transfer, convey, lease or otherwise dispose of any Purchased Asset except inventory in the Ordinary Course of Business, or for the purpose of disposing of immaterial assets no longer used or useful in the Business or in conjunction with the acquisition of replacement property of equivalent kind and value;

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(D)     waive any material rights under, amend or modify in any material respect, or terminate, renew, abrogate, reject, repudiate or suspend, any Governmental Authorization or enter into any new Governmental Authorization (other than renewals in the Ordinary Course of Business);

(E)     fail to maintain in full force and effect existing bonds and policies of insurance with respect to the Business or adequate replacement bonds and insurance;

(F)     fail to pay Taxes when due or file Tax Returns when due, in the Ordinary Course of Business;

(G)     amend any Tax Return, settle any Tax claim, or extend or waive any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency;

(H)     settle any material Legal Proceeding relating to the Business or the Systems;

(I)     dispose of, license, abandon, invalidate, waive, release or assign any material right relating to the Business, the Systems or the Purchased Assets; or

(J)     agree to do anything prohibited by this Section 7.1.

7.2     Consents.

(a)     Seller and Purchaser shall cooperate and use their respective commercially reasonable efforts to fulfill as promptly as practicable the conditions precedent to the other party’s obligations hereunder, and shall use their respective commercially reasonable efforts to fulfill as promptly as practicable the conditions precedent to their obligations hereunder, in each case, to the extent they have the ability to control the satisfaction of such obligations.

(b)     Unless earlier terminated in accordance with Section 4.2, up to the Closing Date, Seller shall use commercially reasonable efforts, and Purchaser shall (and shall cause its Affiliates to) cooperate with Seller, to obtain the Required Consents (including the Required Consents set forth in Schedule 5.3). As soon as practicable after the Effective Date, Seller shall prepare and file or deliver, or cause to be prepared and filed or delivered, all applications and requests required to be filed with or delivered to the FCC, any Governmental Body or any other Person that are necessary to obtain the Required Consents in connection with the Transaction. Seller and Purchaser shall each pay 50% of any administrative, transfer, filing and processing fees imposed by a Governmental Body or other Person from whom a consent or approval is requested as condition to giving or processing any such consent or approval. Purchaser agrees that it shall not, without the prior written consent of Seller (which may be withheld at Seller’s sole discretion), seek amendments or modifications to Permits, Franchises or Contracts that would materially adversely affect Seller or Seller’s operation of the Systems prior to Closing. Notwithstanding anything to the contrary contained in this Section 7.2(b), Seller has no further obligation to pursue a Required Consent with respect to any Pole Attachment Agreement where the licensing party shall not, after Seller’s exercise of commercially reasonable efforts, consent to an assignment of such Pole Attachment Agreement but requires that Purchaser enter into a new Pole Attachment Agreement with such licensing party on terms that are no more burdensome than the existing agreement and such licensing party has indicated in writing that it is willing to execute a new contract with Purchaser on such terms substantially the same as the current terms of the existing agreement.

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(c)     Subject to the terms of Section 7.2(b) above, Seller shall not agree, without Purchaser’s prior written consent, which consent may be withheld in Purchaser’s sole discretion, to any adverse or material change to the terms of any Governmental Authorization, Contract or Real Property Lease as a condition to obtaining any Required Consent to the transfer or assignment of such Governmental Authorization, Contract or Real Property Lease to Purchaser. If in connection with obtaining any Required Consent, a Governmental Body or other third party seeks to impose any adverse or material change to any Governmental Authorization, Contract or Real Property Lease (a “Purchaser Imposition”) to which such Required Consent relates that would be applicable to Purchaser as a requirement for granting such Required Consent, Seller will promptly notify Purchaser of such fact and Seller shall not agree to such change unless Purchaser shall, in its sole discretion, consent to such change in writing. In the event Purchaser does not consent to a Purchaser Imposition applicable to a Governmental Authorization, Contract or Real Property Lease, Seller shall retain the affected Purchased Asset and at Closing, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Purchaser’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

7.3     Confidentiality.

(a)     Each party shall keep secret and hold in confidence for a period of three years following the Effective Date, any and all information relating to the other party that is proprietary to such other party, other than the following: (a) information that has become generally available to the public other than as a result of a disclosure by such party; (b) information that becomes available to such party or an agent of such party on a non-confidential basis from a third party having no obligation of confidentiality to a party to this Agreement (or such party’s Affiliates); (c) information that is required to be disclosed by applicable law, judicial order or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange on which securities of such party or any such affiliate are listed or traded or disclosures as may be required under any obligation imposed on Purchaser or its Affiliates under its bond indenture, including its contractual obligation thereunder to make filings and disclosures as if it were a reporting company under the Exchange Act of 1934; and (d) disclosures made by any party as shall be reasonably necessary in connection with obtaining the Required Consents, Purchaser Consents, and any governmental authorizations, including any franchises, as may be necessary for Purchaser to operate the System following the Closing. In connection with disclosure of confidential information under (c) and (d) above, the disclosing party shall give the other party hereto timely prior notice of the anticipated disclosure and the parties shall cooperate in designing reasonable procedural and other safeguards to preserve, to the maximum extent possible, the confidentiality of such material. Notwithstanding anything to the contrary contained herein, from and after Closing, Purchaser may disclose and use any information pertaining to the Purchased Assets, the Systems or the Business, and such disclosure and use right shall in no way be limited or governed by any other portion of this Section 7.3 and Purchaser’s obligations under this Section 7.3(a) will otherwise terminate with respect to such information.

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(b)     From and after the Closing, Seller will, and will cause its Affiliates to, maintain the confidentiality of the confidential information included in and related to the Business, the Purchased Assets or the Assumed Liabilities (the “Transferred Confidential Information”) at all times, and will not, directly or indirectly, use any Transferred Confidential Information for its own benefit or for the benefit of any other Person or to the detriment of Purchaser or any of its Affiliates or reveal or disclose any Transferred Confidential Information to any Person, except in connection with this Agreement or with the prior written consent of Purchaser. As used herein, “Transferred Confidential Information” includes information concerning the Purchased Assets, the Assumed Liabilities, the Business or the Systems and relating to customers, suppliers, independent contractors or employees, customer lists, and pending projects and proposals relating to the Purchased Assets, the Assumed Liabilities, the Business or the Systems.

7.4     Publicity.

Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, conditioned or delayed; provided that either party may, without the other party’s prior written consent, disclose information to its financing sources and professional advisors, including accountants, attorneys, investors, financial advisors, bankers and other experts, and either party may make public statements or disclosures as may be required by applicable Laws, including SEC requirements and Purchaser may make public statements or disclosures as may be required under any obligation imposed on Purchaser or its Affiliates under its bond indenture, including its contractual obligation thereunder to make filings and disclosures as if it were a reporting company under the Exchange Act of 1934.

7.5     Disclosure Schedules; Supplementation and Amendment of Schedules; Notification.

(a)     Seller may, at its option, include in the Disclosure Schedules items that are not material to the operations of the Systems in an effort to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. From time to time prior to the Closing, Seller shall promptly supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or discovered after the delivery of the Disclosure Schedules pursuant to this Agreement that would have been required to be disclosed in the Disclosure Schedules had such matter arose or been discovered at or prior to Closing.

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7.6     Endorsement of Checks, Etc.

Seller hereby authorizes Purchaser following the Closing to endorse for deposit only its name on and collect for Purchaser’s account any checks received in payment of any accounts included in the Purchased Assets, and any refunds of deposits, prepaid expenses and similar amounts included in the Purchased Assets. If any refunds or any other amounts due to Purchaser are received by Seller, Seller will promptly turn the same over to Purchaser.

7.7     Capital Leases. Prior to the Closing, the Seller will pay, or cause to be paid, the remaining balances on any capital leases for Personal Property or Real Property included in the Purchased Assets and will deliver such Personal Property and Real Property free and clear of all Liens (other than Permitted Exceptions) to Purchaser at the Closing.

7.8     Risk of Loss. The risk of any loss or damage to the Purchased Assets resulting from fire, theft or any other casualty (except reasonable wear and tear) will be borne by Seller at all times prior to the Closing. In the event of any such loss or damage to the Purchased Assets prior to Closing, Seller shall, at its option and in its sole discretion, (i) repair or replace such Purchased Assets prior to Closing in full and final satisfaction of Seller’s obligations under this Agreement with respect to such fire, theft or other casualty or damage to the applicable Purchased Assets or (ii) pay to Purchaser at Closing any and all proceeds of insurance from third party insurers theretofore received (or the rights thereto will be assigned by Seller to Purchaser at Closing, if not yet paid over to Seller) covering the Purchased Assets involved, together with an amount equal to the applicable deductible (if any) under any such third party insurance policies (or otherwise adjust the Purchase Price in favor of Purchaser in the amount of such applicable deductible) and the Purchase Price paid at Closing shall be subject to adjustment in favor of Purchaser in an amount equal to the cost to repair or replace the lost or damaged assets reasonably estimated by the parties, that is not covered by such insurance proceeds and deductible amount, as applicable, in full and final satisfaction of Seller’s obligations under this Agreement with respect to such fire, theft or other casualty or damage to the applicable Purchased Assets.

7.9     Title Commitments and Surveys. After the execution of this Agreement, the Purchaser may order at Seller’s sole cost and expense: (a) commitments for owner’s or lender’s or leasehold title insurance policies (the “Title Commitments”) issued by a reputable title insurance company (“Title Company”) on any parcel of Seller Property; and (b) a survey (the “Surveys”) on any parcel of Seller Property for which a title insurance policy is to be obtained certified to the Purchaser and the Title Company. Seller shall cooperate in all commercially reasonable respects with the Purchaser in obtaining the Title Commitments and Surveys (including delivery of a customary owner’s title affidavit, at their sole cost and expense, to the Title Company with respect to (i) work that could result in mechanics’ or materialmen’s liens affecting the Seller Property; (ii) tenants in possession of any applicable Seller Property under unrecorded leases, subleases or other occupancy agreements; and (iii) any other matters customarily included in an owner’s title affidavit in the jurisdiction in which the Seller Property is located). If any Title Commitment or any Survey documents a Lien that is not a Permitted Exception and would reasonably be construed to be a breach of Sellers’ representations, warranties or covenants herein, and such breach is capable of being cured, Purchaser shall promptly so notify Seller. Seller promptly, at its sole cost and expense, shall commence to cure such breach, and Seller will be deemed not to have breached such representation, warranty or covenant if Seller cures such breach prior to the Closing. To the extent Purchaser proceeds to Closing despite the existence of such uncured Lien, Seller shall indemnify the Purchaser in accordance with Section 10.2 with respect to any Losses the Purchaser incurs after Closing with respect to such Lien that is not a Permitted Exception.

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ARTICLE VIII

EMPLOYEES AND EMPLOYEE BENEFITS

8.1     Employment.

At Closing, all Seller employees shall become Purchaser employees (each a “Transferred Employee”). With respect to any Transferred Employee, Purchaser shall not have any responsibility for any Liability that arose or was accrued in connection with their employment with Seller.

8.2     Employee Benefits.

(a)     For purposes of eligibility, vesting and levels of benefits (other than benefit accruals) under the employee benefit plans of Purchaser providing benefits to Transferred Employees (the “Purchaser Plans”), Purchaser shall credit each Transferred Employee with his or her years of service with Seller, to the same extent as such Transferred Employee was entitled immediately prior to the Closing to credit for such service under any similar Employee Benefit Plan.

(b)     Purchaser shall assume all obligations to each Transferred Employee for the paid time off earned but not yet used by each such Transferred Employee as of the Closing Date under any paid time off program of Seller covering such Transferred Employee. If required by applicable Law, Seller shall pay to the applicable Transferred Employee the economic value of any hours of accrued but not yet used paid time off as of the Closing Date.

(c)     Nothing contained in this Section 8.2 or elsewhere in this Agreement shall be construed to prevent Purchaser from (i) terminating the employment of any Transferred Employee or (ii) making any change to the employee benefits (including the termination thereof) available to any individual Transferred Employee.

ARTICLE IX

CONDITIONS TO CLOSING

9.1     Conditions Precedent to Obligations of Purchaser.

The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

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(a)     each of the representations and warranties contained in Article V containing any of the terms “material,” “materially,” or “material adverse effect” or “Material Adverse Effect” shall be true and correct in all respects when made, on the Effective Date and on and as of the Closing Date, and each of the representations and warranties contained in Article V not containing such terms shall be true and correct in all material respects when made on the Effective Date and on and as of the Closing Date; provided that the representations and warranties contained in Section 5.1 and Section 5.2 shall be true and correct in all respects when made, on the Effective Date and on and as of the Closing Date (except in each case for representations and warranties which contemplate a different date which need only be true and correct as set forth herein as of such date);

(b)     Seller shall have performed and complied in all material respects with all covenants and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date;

(c)     there shall not have been enacted, issued, promulgated, enforced, entered, instituted or threatened by any Governmental Body any Legal Proceeding or Law to enjoin or otherwise prevent or prohibit the consummation of the Transaction, taken as a whole, or prohibit Purchaser’s ownership or operation of all or a material portion of any of the Systems, the Business or the Purchased Assets, or any pending or threatened Legal Proceeding seeking material damages that relate to or arise out of this Agreement or the consummation of the Transaction contemplated hereby or that otherwise would compel Purchaser to dispose of or hold separate all or a material portion of any of the Systems, the Business or the Purchased Assets or its current assets as a result of the Transactions;

(d)     reserved.

(e)     no event creating, constituting or resulting in (or expected to create, constitute or result in) a Material Adverse Effect shall have occurred since the Effective Date of this Agreement;

(f)     neither the consummation nor the performance of any transaction contemplated by the Transaction Documents will, directly or indirectly (with or without notice or lapse of time), contravene, conflict with, or violate, or cause Purchaser or any Affiliate of Purchaser to suffer any material adverse effect under, any applicable Law or Order enacted after the Effective Date;

(g)     all Liens on the Purchased Assets (other than Permitted Exceptions) shall have been terminated, released or waived;

(h)     Seller shall have delivered or caused to be delivered each of the following documents, agreements, instruments and other deliverables:

(i)     a duly executed Bill of Sale, in the form attached hereto as Exhibit C;

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(ii)     duly executed general warranty deeds for the Owned Properties in the form attached hereto as Exhibit D and all other instruments and documents necessary for the transfer of the Owned Property to Purchaser;

(iii)     a duly executed Assignment and Assumption Agreement in the form attached hereto as Exhibit E;

(iv)     a duly executed assignment and assumption of lease agreement for each of the Real Property Leases in forms reasonably acceptable to Purchaser;

(v)     a duly endorsed assignment of a motor vehicle, or other comparable title for each titled property that is a part of the Purchased Assets;

(vi)     a duly executed non-foreign affidavit as required by the Foreign Investors in Real Property Tax Act and in the form described in Treasury Regulations section 1.1445-2(b)(2)(iv)(B);

(vii)     a closing and disbursement schedule executed by Seller (which shall be prepared jointly by Seller and Purchaser) reflecting all payments, cost allocations, prorations, and disbursements made at Closing, which schedule shall describe with specificity all items prorated between Seller and Purchaser at Closing;

(viii)     a certificate, dated as of the Closing Date, executed by the President of the managing general partner of Seller, certifying to his knowledge, without personal liability, that the conditions set forth in Sections 9.1(a) and 9.1(b) are satisfied;

(ix)     a certificate of existence of Seller issued by the Office of the Secretary of State of the State of Washington; and

(x)     one or more certificates, dated as of the Closing Date, executed by the Secretary of Seller, without personal liability of the general partner of Seller: (a) certifying that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors of the general partner, authorizing and approving the execution of this Agreement and the other Transaction Documents on behalf of Seller and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect; (b) certifying that the resolutions, as attached to such certificate, were duly adopted by a majority in interest of Seller’s limited partners, authorizing and approving the execution of this Agreement and the other Transaction Documents on behalf of Seller and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect; (c) certifying as to the incumbency of the person signing this Agreement and the other Transaction documents on behalf of the general partner of Seller;

(xi)     all Required Consents obtained prior to Closing;

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(xii)     payoff letters from the holders of any debt of Seller with respect to which there are any Liens upon any of the Purchased Assets, providing that, upon payment of the amount set forth in such payoff letter (which payment shall occur at or prior to the Closing), all such Liens on the Purchased Assets in favor of such holder will be automatically terminated and released upon Closing, and authorizing Seller and/or Purchaser to file and record all lien release documentation necessary to document the release of such Liens in any public recording office, together with all other documents reasonably requested by Purchaser to remove all such Liens, provided that with respect to such Liens that are not susceptible to automatic termination and release, such holders shall deliver a mortgage satisfaction or other appropriate release forms duly executed by the applicable mortgagee in form acceptable for immediate filing with the appropriate state or local governmental office;

(xiii)     such affidavits, certificates or other documents reasonably required by any title insurance company of Purchaser to be executed by Seller with respect to the Owned Property (including, if required to issue the title policies at Closing, gap indemnity reasonably acceptable to Seller);

(xiv)     the Tax Clearance Certificates (if any) and other evidence of compliance with Section 11.1(d); and

(xv)     all other documents and instruments reasonably requested by Purchaser that are reasonably necessary to effect the intent of this Agreement and consummate the Transactions.

(i)     Purchaser shall have obtained financing in an amount and on terms and conditions deemed acceptable by Purchaser, as determined by Purchaser in its sole and absolute discretion.

9.2     Conditions Precedent to Obligations of Seller.

The obligations of Seller to consummate the Transaction contemplated by this Agreement are subject to the fulfillment or waiver, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a)     Each of the representations and warranties contained in Article VI containing any of the terms “material,” “materially,” or “material adverse effect” or “Material Adverse Effect” shall be true and correct in all respects when made on the Effective Date and on and as of the Closing Date, and each of the representations and warranties contained in Article VI not containing such terms shall be true and correct in all material respects when made on the Effective Date and on and as of the Closing Date (except for representations and warranties which contemplate a different date which need only be true and correct as set forth herein as of such date);

(b)     Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

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(c)     there shall not have been enacted, issued, promulgated, enforced, entered, instituted or threatened by a Governmental Body any Legal Proceeding or Law to enjoin or otherwise prevent or prohibit the consummation of the Transaction, taken as a whole, or any pending or threatened Legal Proceeding seeking material damages that if successful would result in a Material Adverse Effect that relate to or arise out of this Agreement or the consummation of the Transaction contemplated hereby;

(d)     Purchaser shall have delivered, or caused to be delivered, to Seller the following documents, agreements, instruments and other deliverables:

(i)     the Purchase Price in accordance with Article III;

(ii)     a duly executed Indemnity Escrow Agreement in the form attached hereto as Exhibit A;

(iii)     a duly executed Assignment and Assumption Agreement in the form attached hereto as Exhibit D;

(iv)     a closing and disbursement schedule executed by Seller (which shall be prepared jointly by Seller and Purchaser) reflecting all payments, cost allocations, prorations, and disbursements made at Closing, which schedule shall describe with specificity all items prorated between Seller and Purchaser at Closing;

(v)     a certificate, dated as of the Closing Date, executed by the President of the Purchaser, certifying to his knowledge, without personal liability, that the conditions set forth in Sections 9.2(a) and 9.2(b) are satisfied;

(vi)     one or more certificates, dated as of the Closing Date, executed by the Secretary of Purchaser, (or similar officer of Purchaser), without personal liability: (a) certifying that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors of Purchaser, authorizing and approving the execution of this Agreement and the other Transaction Documents on behalf of Purchaser and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect and are all the resolutions adopted in connection with the Transaction contemplated by this Agreement; and (b) certifying as to the incumbency of the person signing this Agreement and any other documents on behalf of Purchaser.

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ARTICLE X

INDEMNIFICATION

10.1     Survival of Representations, Warranties and Covenants.

(a)     A party must give prompt notice to the other party of any claim for indemnification under this Article X in writing setting forth the specific claim and the basis therefor in reasonable detail; provided that the failure to give prompt notice hereunder shall not relieve the indemnifying party of its obligations under this Article X unless the indemnifying party has been materially prejudiced thereby. Any claims for breach of any representation, warranty, covenant or agreement contained herein may be made only to the extent permitted by this Article X and, as to representations and warranties, shall be limited to those representations and warranties made under Article V as to Seller and under Article VI as to Purchaser or made by either party in any other Transaction Document. The representations and warranties of Seller and Purchaser contained in this Agreement or any other Transaction Document shall survive the Closing for the applicable Representation and Warranty Survival Period set forth in this Section 10.1. Claims for breach of a representation or warranty relating to (i) any Specified Representation may be asserted prior to the expiration of the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days and (ii) any other representations and warranties may be asserted prior to the 6-month anniversary of the Closing Date (such time periods referred to in clauses (i) and (ii), as applicable, the “Representation and Warranty Survival Period”). As used herein, the term “Specified Representations” means the representations and warranties contained in Section 5.1 (Organization), Section 5.2 (Authority), Section 5.6 (Title), Section 5.8 (Taxes), Section 5.9(a) (Owned Property, second sentence only), Section 5.9(b) (Leased Real Property, second sentence only), Section 5.11 (Employee Benefits), Section 5.19 (Environmental Matters) and Section 5.21 (Financial Advisors). Any claim for breach of any representation or warranty herein, other than claims of fraud, willful misconduct or intentional misrepresentation, not made by a party within the Representation and Warranty Survival Period will be irrevocably and unconditionally released and waived; it being understood that in the event notice of any claim for indemnification under Section 10.2(a)(i) or Section 10.3(a)(i) hereof has been given prior to the expiration of the applicable Representation and Warranty Survival Period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

(b)     All of the covenants or other agreements of the parties contained in this Agreement or any other Transaction Document shall survive until fully performed or fulfilled, unless such non-compliance is waived in writing by the party entitled to such performance. Claims for a breach of a covenant or other agreement set forth in this Agreement or any other Transaction Document which by their terms do not contemplate performance after the Closing may not be made or brought by any party hereto more than 18-months after Closing. No claim for a breach of a covenant or other agreement set forth in this Agreement or any other Transaction Document which by its terms contemplates performance after the Closing Date may be made or brought by any party hereto more than 18-months after such performance is completed or was due but not performed.

10.2     Indemnification by Seller.

(a)     Subject to Section 10.5 hereof, from and after Closing, Seller hereby agrees to indemnify, defend and hold Purchaser and its Affiliates and their respective directors, officers, employees, managers, members, partners, direct and indirect equity holders, agents, attorneys, Representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Party the amount of, any and all losses, Liabilities, Legal Proceedings, claims, demands, judgments, damages, fines, suits, actions, deficiencies, interest, awards, charges, payments, settlements, assessments, Taxes, penalties, costs and expenses (including reasonable attorneys’ fees) (individually, a “Loss” and, collectively, “Losses”) to the extent arising out of, related to, resulting from, in connection with or by virtue of:

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(i)     any breach of any representation or warranty made by Seller in this Agreement or the other Transaction Documents;

(ii)     any breach of any covenant or agreement on the part of Seller contained in this Agreement or the other Transaction Documents;

(iii)     any Excluded Asset or any Excluded Liability; and

(iv)     Seller’s operation of the Business prior to the Closing Date.

(b)     To the extent obligated under applicable Law, Purchaser shall take and shall cause its Affiliates to take commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

10.3     Indemnification by Purchaser.

(a)     Subject to Section 10.5, from and after Closing, Purchaser hereby agrees to indemnify, defend and hold Seller and its directors, officers, employees, Affiliates, agents, attorneys, Representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses to the extent arising out of, related to, resulting from, in connection with or by virtue of:

(i)     any breach of any of the representations or warranties made by Purchaser in this Agreement or the other Transaction Documents;

(ii)     any breach of any covenant or agreement on the part of Purchaser contained in this Agreement or the other Transaction Documents;

(iii)     any Assumed Liability; and

(iv)     Purchaser’s operation of the Business after the Closing Date.

(b)     To the extent obligated under applicable Law, Seller shall take and shall cause its Affiliates to take commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

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10.4     Indemnification Procedures.

(a)     A claim for indemnification for any matter not involving a third-party claim (a “Direct Claim”) may be asserted by prompt notice to the party from whom indemnification is sought. The failure of the indemnified party to give prompt notice of any indemnification claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is materially prejudiced as a result of such failure. The indemnifying party shall have twenty (20) days after its receipt of such notice (the “Investigation Period”) to make such investigation of such Direct Claim as the indemnifying party deems necessary or desirable and to respond in writing to such Direct Claim. If the indemnifying party does not so respond prior to the end of the Investigation Period, the Direct Claim as set forth in such notice shall be binding and conclusive upon, and deemed accepted by, the indemnifying party. The indemnified party shall reasonably cooperate with the indemnifying party’s investigation of the Direct Claim (which shall not require the expenditure of any funds by the indemnified party). If the indemnified party and the indemnifying party agree at or prior to the expiration of the Investigation Period (or any mutually agreed upon extension thereof) to the validity and amount of such Direct Claim, the indemnifying party shall promptly pay to the indemnified party the full amount of the Direct Claim, subject to the terms and in accordance with the procedures set forth herein. If the indemnified party and the indemnifying party do not agree within said period (or any mutually agreed upon extension thereof), the indemnified party may seek the appropriate legal or equitable remedy.

(b)     In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Sections 10.2 or 10.3 hereof (regardless of the limitations set forth in Section 10.5) (a “Third Party Claim”), the indemnified party shall cause prompt written notice of the assertion of any Third Party Claim of which it has knowledge and that is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is materially prejudiced as a result of such failure. The indemnifying party shall have the right, at its sole option and expense, to assume the defense the Third Party Claim by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, and subject to Section 10.4(c), negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder; provided, that the indemnifying party shall not have the right to defend or direct the defense of or negotiate, settle or otherwise deal with any such Third Party Claim that seeks an injunction or other equitable relief against the indemnified party. If the indemnifying party elects to assume the defense of any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within 14 days (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party in writing of its intent to do so. If the indemnifying party assumes the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, that if (i) the indemnifying party is not actively and diligently conducting the defense or opposition to such Third Party Claim or (ii) in the reasonable opinion of counsel to the indemnified party, (A) there are legal defenses available to an indemnified party that are different from or additional to those available to the indemnifying party or (B) there exists a conflict of interest between the indemnifying party and the indemnified party that cannot be waived, the indemnifying party shall be liable for the reasonable fees and expenses of counsel to the indemnified party in each jurisdiction for which the indemnified party determines counsel is required. If the indemnifying party (i) elects not to or is not otherwise permitted under the terms of this Agreement to defend, compromise or otherwise deal with such Third Party Claim, (ii) fails to promptly notify the indemnified party in writing of its election to defend as provided in this Agreement, or (iii) fails to actively and diligently prosecute the defense of such Third Party Claim, the indemnified party may, subject to Section 10.4(c), pay, compromise or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The parties hereto agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. If a claim, whether a Third Party Claim or otherwise, requires immediate action, the parties will work in good faith to reach a decision with respect thereto as expeditiously as practicable.

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(c)     Notwithstanding anything in this Section 10.4 to the contrary, the indemnifying party shall not, without the prior written consent of the indemnified party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment, unless (i) such settlement will not result in any liability or the creation of a financial obligation or other obligation, restriction or adverse effect on the part of the indemnified party and (ii) the third party claimant and such indemnifying party provide to the indemnified party, in customary form, an unqualified and unconditional release of each indemnified party from all liabilities and obligations in respect of the Third Party Claim. So long as the indemnifying party is conducting the defense of a Third Party Claim actively and diligently, the indemnified party shall not agree to any settlement without the written consent of the indemnifying party (which consent shall not be unreasonably withheld, conditioned or delayed). Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not have the right to consent or agree to any non-monetary settlement or relief that would adversely affect the indemnifying party, including injunctive relief or other equitable remedies with respect to such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying party makes any payment on any Third Party Claim for the benefit of the indemnified party, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party against the third party claimant with respect to such Third Party Claim, unless the indemnified party has a continuing commercial relationship with any such third party claimant.

(d)     The obligations of Seller pursuant to this Article X shall first be satisfied from the Escrow Funds (as such funds may have been reduced by any amounts previously disbursed pursuant to the Indemnity Escrow Agreement and in accordance with this Article X) by withdrawal from the Escrow Account in accordance with the terms of the Indemnity Escrow Agreement until such funds have been exhausted, and thereafter, shall be satisfied directly by Seller.

(e)     After any final decision, judgment, Order or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to any Direct Claim or Third Party Claim hereunder (such final decision, judgment, Order or award, settlement or agreement, the “Final Determination”), the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement.

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10.5     Certain Limitations on Indemnification.

(a)     Reserved;

(b)     Subject to Section 10.5(c), in no event shall the aggregate amount of indemnifiable Losses to be paid by Seller under Section 10.2(a)(i) or by Purchaser under Section 10.3(a)(i), as applicable, exceed THREE HUNDRED AND THREE THOUSAND 00/100 DOLLARS ($303,000) (the “Cap”).

(c)     Notwithstanding anything in this Article X to the contrary, the Cap limitations set forth in Section 10.5(b) shall not apply to claims for indemnification in respect of Losses related to or arising out of fraud, willful misconduct or intentional misrepresentation or the Specified Representations.

10.6     Calculation of Losses.

(a)     The amount of any Losses for which indemnification is provided under this Article X shall be net of any amounts actually recovered by the indemnified party under insurance policies or from other third parties with respect to such Losses (net of any expenses incurred in connection with such recovery and any corresponding increase in insurance premiums resulting from or in respect of insurance payments for such Losses). Each of Purchaser and Seller shall use its commercially reasonable efforts to recover insurance proceeds under insurance policies to which it is entitled in respect of any such Losses. No indemnifying party shall be obligated to indemnify any indemnified party with respect to any Loss to the extent that such Loss was included or reflected in such indemnified party’s favor in the calculation of the adjustments to the Base Purchase Price (as finally determined pursuant to Section 3.3).

(b)     No party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof (other than consequential, incidental, indirect, special or punitive damages (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof) owing to a third party or that are a reasonably foreseeable result of the applicable breach) but only to the extent such loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity is determined by a Governmental Body to be consequential, incidental, indirect, special or punitive damages.

(c)     The amount of any Loss for which indemnification is provided under this Article X shall not be reduced to take into account any tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss.

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(d)     Notwithstanding anything to the contrary contained herein, the provisions of Sections 10.6(a) and 10.6(b) shall not apply to claims for indemnification in respect of Losses related to or arising out of fraud, willful misconduct or intentional misrepresentation.

10.7     Tax Treatment of Indemnity Payments; Materiality Scrape.

(a)     Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes unless otherwise required by Law.

(b)     For purposes of determining whether a representation, warranty or covenant has been breached and for purposes of calculating the amount of Losses arising in connection with such breach under this ARTICLE X, any materiality, Material Adverse Effect or similar materiality qualifier contained in such representation, warranty or covenant shall be disregarded.

10.8     Exclusive Remedy.

Except with respect to (i) claims based on fraud, willful misconduct or intentional misrepresentation and (ii) claims for injunctive or other equitable relief, from and after the Closing, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement or the other Transaction Documents, shall be the rights and remedies in accordance with this Article X. Except for the rights and remedies as provided in this Article X and except with respect to (i) claims based on fraud, willful misconduct or intentional misrepresentation and (ii) claims for injunctive or other equitable relief, from and after the Closing, each of the parties hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or Purchaser, as the case may be, with respect to any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement or the other Transaction Documents. Nothing set forth in this Section 10.8 shall be construed to eliminate or otherwise modify the provisions regarding adjustments to the Base Purchase Price as finally determined pursuant to Section 3.3.

10.9     Effect of Investigation. Any investigation or other examination that may be made at any time or on behalf of any party to which representations, warranties and covenants are made shall not limit, diminish or in any way affect the specific representations, warranties and covenants made to them in this Agreement and the parties may rely on the specific representations, warranties and covenants in this Agreement, irrespective of any information obtained or known by them by any investigation, examination or otherwise that any such representation or warranty is or may not be true and correct in any respect or that any covenant will not be performed in any respect. Without limiting the foregoing, the representations, warranties and covenants of an indemnifying party, and an indemnified party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the indemnified party or by reason of the fact that the indemnified party knew or should have known that any such representation or warranty is, was or might be inaccurate or any such covenant is not being, was not or might not be performed or by reason of the indemnified party’s waiver of any condition set forth in Section 9.1 or Section 9.2, as the case may be.

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ARTICLE XI

MISCELLANEOUS

11.1     Tax Matters.

(a)     Tax Cooperation. Seller and Purchaser shall furnish or cause to be furnished to each other, upon request (and at the expense of the requesting party), as promptly as practicable, such information held by such party and assistance reasonably capable of being provided by such party relating to the Business as is reasonably necessary to be obtained from such other party for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax Return. Seller and Purchaser shall reasonably cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Business to the extent such party has information relevant to such audit, proceeding or other Tax matter.

(b)     Payment of Sales, Use or Similar Taxes. Purchaser and Seller shall each be responsible for (and shall indemnify and hold harmless each other and their directors, officers, employees, Affiliates, agents, successors and permitted assigns against) 50% of any sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including UCC-3 filing fees, FAA, ICC, FCC, DOT, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) imposed as of result of the transactions contemplated by this Agreement (other than taxes measured by or with respect to income imposed on Seller or its Affiliates).

(c)     Proration. All real property Taxes, personal property Taxes, or ad valorem obligations and similar recurring Taxes and fees on the Purchased Assets for taxable periods beginning on or before, and ending after, the Closing Date, shall be prorated between Purchaser and Seller as of the Closing Time on a daily basis and, for all purposes of this Agreement, such Taxes shall be allocated between the Pre-Closing Tax Period and Post-Closing Tax Period accordingly. Seller shall be responsible for all such Taxes and fees on the Purchased Assets accruing under such daily proration methodology during any period up to and including the day prior to the Closing Date. Purchaser shall be responsible for all such Taxes and fees with respect to the Purchased Assets accruing under such daily proration methodology during any period beginning on or after the Closing Date. With respect to taxes described in this Section 11.1(c), Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due on or after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 11.1(c) and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

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(d)     Seller shall notify all of the Taxing Authorities in the jurisdictions that impose Taxes on Seller or its Affiliates with respect to the Business or where Seller or its Affiliates have a duty to file Tax Returns with respect to the Business of the Transactions in the form and manner required by such Taxing Authorities, and, to the extent relevant under the Laws of such jurisdictions, obtain tax clearance certificates (“Tax Clearance Certificates”) from such Taxing Authorities. If any Taxing Authority asserts that Seller or its Affiliates is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to Purchaser that such liabilities have been paid in full or otherwise satisfied. At the Closing, Seller shall deliver to Purchaser all such Tax Clearance Certificates and other evidence that it has complied with the requirements of this Section 11.1(d).

11.2     Expenses.

Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, Purchaser and Seller shall each be responsible for 50% of any filing fees lawfully payable to or at the request of any Governmental Body in connection with this Agreement, the Seller Documents, the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby.

11.3     Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)     Each party to this Agreement (a) hereby irrevocably submits to the exclusive jurisdiction and venue in federal court sitting in the United States District Court for the Western District of Washington, for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or related to this Agreement or the transactions contemplated hereby, (b) to the extent not prohibited by applicable Law, hereby waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject to the personal jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution by reason of a lack of personal jurisdiction, that any such proceeding brought in one of the above-named courts is improper by reason of a lack of personal jurisdiction or venue, or that this Agreement or the subject matter hereof may not be enforced in or by such court by reason of a lack of personal jurisdiction or improper venue, and (c) hereby agrees not to commence any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or related to this Agreement or the Transaction contemplated hereby other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts.

(b)     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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11.4     Entire Agreement; Amendments and Waivers.

This Agreement (including the schedules and exhibits hereto) and the Transaction Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as otherwise provided herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies, which they would otherwise have hereunder.

11.5     Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Washington applicable to contracts made and to be performed in such State without giving effect to the choice of law principles of such State that would require or permit the application of the laws of another jurisdiction.

11.6     Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile, e-mail or other electronic means reasonably acceptable to both parties (with written confirmation of transmission), (iii) one business day following the day sent by overnight courier or (iv) three days after mailing by certified mail return receipt requested, in each case at the following addresses and facsimile numbers (or to such other address, facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

Northland Cable Properties Eight Limited Partnership
c/o Northland Communications Corporation
101 Stewart Street, Suite 700
Seattle, Washington, 98101
Facsimile: (206) 748-5061
Attention: Gary S. Jones, President

If to Purchaser, to:

Northland Cable Television, Inc.

101 Stewart Street, Suite 700
Seattle, Washington, 98101
Facsimile: (206) 748-5061
Attention: Gary S. Jones, President

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11.7     Severability.

If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy in any applicable jurisdiction, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein and a suitable and equitable provision shall be substituted therefor in order to carry out, to the extent as shall be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.8     Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, except for the Purchaser Indemnified Parties and Seller Indemnified Parties (solely in their capacities as such) as provided in Article X. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void; provided, however, Purchaser may (A) assign any of its rights or interests in this Agreement to one or more its Affiliates or (B) collaterally assign its rights under this Agreement to its lenders in connection with the financing arrangements of Purchaser without the prior consent of the Seller. No assignment of any obligations hereunder shall relieve the assigning party of any such obligations.

11.9     Covenant Not To Sue and Nonrecourse To Partners.

(a)     Purchaser agrees that notwithstanding any other provision in this Agreement, any agreement, instrument, certificate or document entered into pursuant to or in connection with this Agreement or the transactions contemplated herein or therein and any other Transaction Document and any rule of law or equity to the contrary, to the fullest extent permitted by law, Seller's obligations and liabilities under all Transaction Documents and in connection with the transactions contemplated therein shall be nonrecourse to all general and limited partners of Seller. As used herein, the term "nonrecourse" means that the obligations and liabilities are limited in recourse to the assets of Seller (for those purposes, any capital contribution obligations of the general and limited partners of Seller or any negative capital account balances of such partners shall not be deemed to be assets of Seller) and are not guaranteed directly or indirectly by, or the primary obligations of, any general or limited partner of Seller, and neither Seller nor any general or limited partner or any incorporator, stockholder, officer, director, partner, employee or agent of Seller or of any general or limited partner of any successor partnership or trust, either directly or indirectly, shall be personally liable in any respect for any obligation or liability of Seller under any Transaction Document or any transaction contemplated therein.

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(b)     Purchaser hereby covenants for itself, its successors and assigns that it, its successors and assigns will not make, bring, claim, commence, prosecute, maintain, cause or permit any action to be brought, commenced, prosecuted, maintained, either at law or equity, in any court of the United States or any state thereof against any general or limited partner of Seller or any incorporator, stockholder, officer, director, partner, employee or agent of Seller or of any general or limited partner of Seller for (a) the payment of any amount or the performance of any obligation under any Transaction Document or (b) the satisfaction of any liability arising in connection with any such payment or obligation or otherwise, including without limitation, liability arising in law for tort (including, without limitation, for active and passive negligence, negligent misrepresentation and fraud), equity (including, without limitation, for indemnification and contribution) and contract (including, without limitation, monetary damages for the breach of representation or warranty or performance of any of the covenants or obligations contained in any Transaction Document or with the transactions contemplated herein or therein).

11.10     Specific Performance.

In the event of failure or threatened failure by a party hereto to comply with the terms of this Agreement, any other party shall be entitled to seek an injunction restraining such failure or threatened failure and enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement.

11.11     Counterparts; Execution and Delivery.

This Agreement (and any other Transaction Document) may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement (and any other Transaction Document, as applicable) and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement and the Transaction Documents may be executed and delivered by delivery of a signature by facsimile transmission, means of portable document format (pdf) transmission or other electronic means reasonably acceptable to both parties and such signature shall constitute an original for all purposes.

11.12     No Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies of any nature upon any Person other than Purchaser and Seller and their respective successors and permitted assigns, except for the Purchaser Indemnified Parties and Seller Indemnified Parties (solely in their capacities as such) as provided in Article X.

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11.13     Attorneys’ Fees.

If either Seller or Purchaser initiates any legal action or lawsuit against the other involving this Agreement, the prevailing party in such action or suit shall be entitled to receive reimbursement from the other party for all reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in such proceeding.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP BY: Northland Communications Corporation Its: Manager

By:	/s/ GARY S. JONES
Name: Gary S. Jones
Title: CEO and President

NORTHLAND CABLE TELEVISION, INC.

By:	/s/ GARY S. JONES
Name: Gary S. Jones
Title: CEO and President

ASSET PURCHASE AGREEMENT

Schedules and exhibits to Exhibit B have been omitted because they do not include information which is material to an investment decision. Northland Cable Properties Seven Limited Partnership will furnish copies of such omitted schedules and exhibits to the Commission upon request.

Exhibit C

EXHIBIT C
AMENDMENT TO
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP

THIS AMENDMENT (the “Amendment”) to the Amended and Restated Agreement of Limited Partnership of Northland Cable Properties Eight Limited Partnership, dated September 30, 1987 (the “Partnership Agreement”), is made and entered into as of [_________] 20[__] by and between Northland Communications Corporation, a Washington corporation (“Northland”), as the General Partner of Northland Cable Properties Eight Limited Partnership, a Washington limited partnership (“NCP-Eight”), and the Limited Partners of NCP-Eight.

RECITALS:

A. Pursuant to Section 19(c) of the Partnership Agreement, the Partnership Agreement may be amended by the General Partner with the consent, pursuant to a Majority Vote, of the Limited Partners to the extent that such an amendment does not convert a Limited Partner’s interest into a general partner’s interest or otherwise modify the limited liability of a Limited Partner.

B. The purpose of this Amendment is to permit NCP-Eight to sell all or substantially all of its assets to Northland Cable Television, Inc., an affiliate of the general partner on the terms and conditions as are contained in an asset purchase agreement without requiring NCP-Eight to follow an appraisal procedure that would otherwise be required by the Partnership Agreement.

C. At a special meeting held on [________________], 20[___], this Amendment was approved by Majority Vote of the Limited Partners of NCP-Eight.

D. Pursuant to Section 20(f)(a) of the Partnership Agreement, the Limited Partners have appointed the General Partner to be their attorney-in-fact for purposes of executing amendments to the Partnership Agreement, which may be exercised by the General Partner for each Limited Partner by executing any such amendment with a single signature as attorney-in-fact for all of them.

AGREEMENTS:

In consideration of the above recitals, the parties agree as follows:

1. Amendment Authorizing Alternative Price Determination. The Partnership Agreement is hereby amended by adding the following text immediately before the period at the end of the first sentence of the penultimate paragraph of Section 11(a):

Page 1 of Exhibit C

Exhibit C

“; provided however that the Appraisal Procedure shall not be required for a sale of all or substantially all of the Partnership’s assets to the Northland Cable Television, Inc., and affiliate of the General Partner on terms substantially as contained in the Asset Purchase Agreement between NCP-Eight and Northland Cable Television, Inc., dated December 28, 2015”.

2. Effect of Amendment. Except as expressly amended by this Amendment, the Partnership Agreement shall remain in full force and effect.

3. Governing Law. This Agreement shall be governed by the laws of the State of Washington.

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed and delivered by their authorized officers or representatives as of the date first written above.

General Partner:	Limited Partners:

NORTHLAND COMMUNICATIONS CORPORATION	NORTHLAND COMMUNICATIONS CORPORATION, as attorney-in-fact

By: ____________________________	By: _____________________________
Name: Gary S. Jones	Name: Gary S. Jones
Title: CEO and President	Title: CEO and President

 Page 2 of Exhibit C